PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3) of the Rules and Regulations Under the Securities Act of 1933
(To Prospectus dated May 4, 2023)

Registration Statement No. 333-268510

SATIXFY COMMUNICATIONS LTD.

Ordinary Shares
Warrants to Purchase Ordinary Shares

This prospectus supplement supplements the prospectus dated May 4, 2023 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-268510). We have attached to this prospectus supplement, and incorporated by reference into it, the report on Form 6-K filed with the Securities and Exchange Commission on August 31, 2023 by SatixFy Communications Ltd.

This prospectus supplement, together with the Prospectus, is to be used by the selling shareholders listed in the prospectus in connection with offers and sales from time to time of the ordinary shares and warrants to purchase ordinary shares of SatixFy Communications Ltd.

September 5, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13A-16 OR 15D-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2023
Commission File Number: 001-41641

SATIXFY COMMUNICATIONS LTD.
 (Translation of registrant’s name into English)

12 Hamada Street, Rechovot 670315
Israel
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒            Form 40-F ☐

EXPLANATORY NOTE

On August 30, 2023, SatixFy Communications Ltd. (the “Company”) entered into that certain Share Purchase Agreement (the “Purchase Agreement”) with MDA Space and Robotics Limited (the “Purchaser”), an affiliate of MDA Ltd. (“MDA”), which provides, among other things, for: (a) the sale of all of the outstanding ordinary shares in the capital of SatixFy Space Systems, a wholly-owned subsidiary of the Company (the “Share Sale”), to the Purchaser; (b) the entry of the Company and/or certain of its affiliates, in each case, as of the closing (the “Closing”) of the Share Sale, into the Non-Compete Agreement, the Transition Services Agreement (each as defined below) and the other agreements with MDA and/or certain of its affiliates as contemplated by the Purchase Agreement and described below; and (c) the delivery by the Company to MDA, as a condition to the closing of the Share Sale and the other transactions contemplated by the Purchase Agreement, of the Security Agreements, the Investor Rights Agreement, the License Agreement, the Escrow Service Agreement, the Digital Payload License Agreement and the Master Purchase Agreement (each as defined below), among others, in each case, duly executed by the Company and its applicable affiliates. All the foregoing agreements and transactions, collectively, are referred to herein as the “MDA Transactions”.

The total consideration delivered or to be delivered to the Company from MDA and certain of its affiliates in connection with the MDA Transactions is approximately $60 million, consisting of (i) $3 million for the Share Sale (subject to a customary working capital adjustment and holdback amount for satisfying indemnification claims) and repayment of intercompany debt in the amount of $17 million, both payable at Closing, (ii) $20 million in promissory notes for repayment of intercompany debt  payable over the seven-month period immediately following the Closing and (iii) $20 million as an advance payment under the Master Purchase Agreement (as defined below), of which (A) $10 million has already been advanced under an existing pre-purchase agreement with an MDA affiliate that to be applied to future orders of the Company’s space grade chips and (B) $5 million is to be advanced on or about the date of execution of the Purchase Agreement, with the remainder to be advanced upon the delivery of evaluation boards, expected in the fourth quarter of 2023.

The Closing is subject to customary closing conditions, including regulatory, lender (including under our Credit Agreement) and other third party and our shareholders’ approvals and retention by SatixFy Space Systems of employees, including certain key employees.

The Purchase Agreement includes customary covenants of the Company with respect to cooperation and business operations prior to the consummation of the Share Sale and efforts to satisfy conditions to the Closing. The Purchase Agreement also contains additional covenants, including, among others, covenants relating to the implementation of an internal re-organization relating to certain assets of SatixFy Space Systems. In addition, the Company agreed that until December 31, 2024 it will not solicit proposals or furnish non-public information or documents to, or enter into any agreement with, any person other than MDA or its affiliates regarding the sale of the Company or any of its affiliates (or all or substantially all of their respective assets) which engages or materially supports the manufacturing or sale of the products to be delivered under the Master Purchase Agreement.

In connection with the execution of the Purchase Agreement, SatixFy and MDA agreed to enter into a non-competition agreement (the “Non-Compete Agreement”) at the Closing, which will provide, among other things, that for a period of five (5) years following the Closing (three (3) years in the event of a change of control of the Company or SatixFy UK Limited), SatixFy shall not compete with MDA in the business of designing and producing digital payloads, subject to certain exclusions. Additionally, affiliates of SatixFy and an affiliate of MDA agreed to enter into a Transition Services Agreement at the Closing for the provision by SatixFy to MDA, and vice versa, of certain services on a transitional basis (the “Transition Services Agreement”).  Substantially all of the services (with limited exceptions) under the Transition Services Agreement are expected to be performed by the parties at no cost.

In connection with the Purchase Agreement, SatixFy UK Limited, a wholly-owned subsidiary of SatixFy, and wholly-owned subsidiary of MDA agreed to enter into a Master Purchase Agreement (the “Master Purchase Agreement”) at the Closing providing for the terms of orders of SatixFy’s space grade chips, including certain prepayment, exclusivity and preferred pricing terms in respect of such chips for MDA. Under the Master Purchase Agreement, under certain conditions SatixFy UK Limited shall be required to refund to MDA amounts pre-paid by MDA in respect of future purchases of products, together with a pre-determined fee. Additionally, SatixFy and MDA agreed to enter into a Three-Party Escrow Service Agreement (the “Escrow Service Agreement”) and License Agreement (the “License Agreement”) at the Closing pursuant to which certain SatixFy intellectual property in  respect of SatixFy certain space grade chips would be placed into escrow for the benefit of MDA and released to MDA for its use of the licensed intellectual property (including without limitation principally the right to complete the development of certain space grade chips and incorporate it in its payload products, or otherwise, and own improvements that it creates) under the License Agreement upon occurrence of certain contingencies under the Escrow Service Agreement (including certain insolvency events and certain breaches of the Master Purchase Agreement by SatixFy UK Limited).

In connection with the Purchase Agreement, SatixFy and MDA agreed to enter into an Investor Rights Agreement (the “Investor Rights Agreement”) at the Closing which will provide MDA, among other things, board of director observer rights, information rights with respect to the development of SatixFy’s space grade chips; notice rights regarding transactions that would result in a change of control or a sale of a material portion of the respective assets of the Company or certain of its affiliates; and a right to be afforded with an opportunity to participate in certain of such sale processes.

In addition, at the Closing, SatixFy and MDA and/or certain affiliates thereof will enter into the Digital Payload License Agreement (the “Digital Payload License Agreement”) pursuant to which SatixFy will grant MDA a non-exclusive license to certain intellectual property of SatixFy related to digital payloads.

To secure certain of SatixFy’s obligations pursuant to certain of the MDA Transactions, SatixFy agreed to grant a security interest in favor of MDA in certain of SatixFy’s assets under security agreements (the “Security Agreements”) to be entered into at Closing, consistent with and subordinate to the security granted to the lenders under that certain Credit Agreement, dated February 1, 2022, among the Company, the lenders party thereto and Wilmington Savings Fund Society, FSB, as administrative agent, as amended from time to time (the “Credit Agreement”).

In contemplation of the MDA Transactions, SatixFy’s board of directors approved, following the approval of the Compensation Committee and subject to shareholder approval, the payment of a special bonus to the Executive Chairman of the Board in the amount of up to US $1 million for his efforts in respect of the MDA Transactions. The special bonus will be payable in installments, each payable following and subject to the Company’s receipt of the respective portion of the cash proceeds from MDA with respect to the MDA Transactions.

The summaries herein of the Share Purchase Agreement are qualified in their entirety by reference to the Share Purchase Agreement (which is filed as an exhibit to this Report on Form 6-K.

On August 31, 2023, SatixFy Communications Ltd. (the “Company”) issued a press release announcing the transaction, a copy of which press release is attached hereto as Exhibit 99.1.

Attached hereto and incorporated by reference herein are the following exhibits:

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1*	Share Purchase Agreement, dated August 30, 2023, between SatixFy Communications Ltd. and MDA Space and Robotics Limited
99.1	Press release dated August 31, 2023
______________________

*  Certain identified confidential information in this Exhibit has been omitted because such identified confidential information is (i) the type the Company treats as private or confidential and (ii) is not material.

This 6-K (but not including Exhibit 99.1 hereto) is hereby incorporated by reference into the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 25, 2022 (Registration No. 333-268005), its Registration Statements on Form F-1/A filed with the Securities and Exchange Commission on May 11, 2023 (File No. 333-268835) and January 19, 2023 (File No. 333-268510) and its Registration Statement on Form F-4/A filed with the Securities and Exchange Commission on September 21, 2022 (File No. 333-267015).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
SatixFy Communications Ltd. By: /s/ Oren Harari Oren Harari Interim Chief Financial Officer

August 31, 2023

Exhibit 4.1

EXECUTION VERSION

CERTAIN IDENTIFIED CONFIDENTIAL INFORMATION MARKED [***] HAS
BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (I) THE TYPE THE
COMPANY TREATS AS PRIVATE OR CONFIDENTIAL AND (II) NOT MATERIAL.

Dated August 30, 2023

MDA SPACE AND ROBOTICS LIMITED

and

SATIXFY COMMUNICATIONS LTD.

SHARE PURCHASE AGREEMENT

Article 4 Covenants of the Parties		23
4.1	Access for Due Diligence	23
4.2	Transaction Personal Information	24
4.3	Confidentiality	24
4.4	Conduct of Business Prior to Closing	24
4.5	Actions to Satisfy Closing Conditions	27
4.6	Transfer of the Purchased Shares	27
4.7	Consents	28
4.8	Filings and Governmental Authorizations	28
4.9	Notice of Untrue Warranty	29
4.10	Books and Records	29
4.11	Public Announcements	30
4.12	Directors’ and Officers’ Insurance	30
4.13	Pre-Closing Reorganization	30
4.14	Closing RSUs	31
4.15	Security	31
4.16	Transfer of Amounts Received on Account of RDEC	31
4.17	Change of Name; Prohibition on Use of Name and Logo.	32
4.18	No Shop	32
Article 5 Tax Matters		32
5.1	Preparation of Tax Returns	32
5.2	Cooperation Regarding Tax Matters	33
5.3	VAT	33
5.4	Group Taxes	34

Article 6 Closing		32
6.1	Date, Time and Place of Closing	35
6.2	Dealing with and voting on the Purchased Shares	35
6.3	Seller’s Closing Deliveries	36
6.4	Purchaser’s Closing Deliverables	37
6.5	Closing Procedures	38
6.6	Matters for the Purchaser on Closing	38
6.7	Survival	38
6.8	Indebtedness	38
Article 7 Conditions of Closing		38
7.1	Conditions in Favour of the Purchaser	38
7.2	Conditions in Favour of the Seller	40
Article 8 Termination and Dispute Resolution		40
8.1	Termination	40
8.2	Effect of Termination	41
8.3	Waiver of Conditions of Closing	41
8.4	Dispute Resolution	41
8.5	Efforts to Settle Disputes	42
8.6	Arbitration	42
8.7	Injunctive Relief	42
Article 9 Indemnification and Remedies		43
9.1	Indemnification By the Seller: General Matters	43
9.2	Seller’s Covenant to Pay: Tax Matters	43
9.3	Indemnification Procedure: Third Party Claims	44
9.4	Procedure for Tax Matters	46
9.5	Survival of Warranties	47
9.6	Limitations on Liability	48
9.7	Sources of Recovery	50
9.8	Rights Not Limited	50
9.9	Procedures for Indemnification – Direct Claims	50
9.10	Rights and Remedies	50
9.11	Agency for Non-Parties	51
9.12	Tax Treatment	51

Article 10 Miscellaneous		51
10.1	Withholdings and gross-up	51
10.2	Notices	52
10.3	Entire Agreement	53
10.4	Amendments	53
10.5	Waiver	53
10.6	Severability	53
10.7	Assignments	53
10.8	Rights of Third Parties	54
10.9	Time of the Essence	54
10.10	Expenses	54
10.11	Further Assurances	55
10.12	Counterparts and Electronic Delivery	55
10.13	Language	55

SCHEDULES

Schedule “A”	Illustrative Calculation (Working Capital)
Schedule “B”	Warranties of the Seller
Schedule “C”	Warranties of the Purchaser
Schedule “D”	Form of Non-Competition Agreement
Schedule “E”	Form of Investor Rights Agreement
Schedule “F-1”	Form of SIL Promissory Note I
Schedule “F-2”	Form of SIL Promissory Note II
Schedule “F-3”	Form of SUK Promissory Note
Schedule “G”	Form of License Agreement
Schedule “H”	Form of Escrow Service Agreement
Schedule “I”	Form of Master Purchase Agreement
Schedule “J”	Form of Transition Services Agreement
Schedule “K”	Form of Digital Payload License Agreement
Schedule “L”	ITA Withholding Certificate
Schedule “M”	Security Agreements

THIS SHARE PURCHASE AGREEMENT is dated August 30, 2023 and made between:

(1)	MDA SPACE AND ROBOTICS LIMITED, a private limited company organized under the laws of England and Wales (the “Purchaser”); and

(2)	SATIXFY COMMUNICATIONS LTD., a limited liability company organized under the laws of the State of Israel (the “Seller”).

RECITALS:

(A)
The Seller is the registered and beneficial owner of all of the outstanding ordinary shares in the capital of SatixFy Space Systems UK Ltd. (the “Corporation”), a private limited company formed under the laws of England and Wales.

(B)
The Seller wishes to sell all of the outstanding ordinary shares in the capital of the Corporation and the Purchaser wishes to purchase such shares, following the Pre-Closing Reorganization, on and subject to the terms and conditions set out in this Agreement.

NOW THEREFORE in consideration of the foregoing premises, the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows.

Article 1
Interpretation

1.1	Definitions

In this Agreement the following words and expressions have the following meanings:

“2022 RDEC Amount” means that amount of RDEC which is actually received by the Corporation as a payable credit in respect of the R&D Relief claims for the accounting periods of the Corporation ending on 31 December 2022 less any Tax payable by the Corporation on the amount received (or would be payable but for the use of a Relief) and any third-party costs incurred in connection with the claim.

“2023 RDEC Amount” means that amount of RDEC which is actually received by the Corporation as a payable credit in respect of the R&D Relief claims for the accounting periods of the Corporation ending on 31 December 2023 less any Tax payable by the Corporation on the amount received (or would be payable but for the use of a Relief) and any third-party costs incurred in connection with the claim.

“Additional Amounts” has the meaning specified in Section 2.5(b)(i).

“Adequate Procedures” means:

(a)
in respect of the Corporation which is incorporated in the United Kingdom such “prevention procedures” as it is reasonable to expect the relevant entity to have in place to ensure compliance with, and prevent and detect offences under, Part 3 of the Criminal Finances Act 2017 (defined also as “prevention procedures” in section 45 of the Criminal Finances Act 2017);

(b)
in respect of the Corporation which is incorporated in the United Kingdom such procedures as it is reasonable to expect the relevant entity to have in place to prevent and detect offences under the Bribery Act 2010; and

(c)
in respect of the Corporation such policies, procedures, processes and systems designed to ensure, and which are reasonably expected to ensure and to continue to ensure, compliance with, and prevent and detect breaches of, all applicable Financial Crime Laws.

“Affiliate” of any Person means any other Person who, directly or indirectly, controls, or is controlled by, or is under common control with, such Person, and for these purposes: (a) a body corporate is controlled by one or more Persons if (i) securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned by the Person or Persons, and (ii) the votes attached to those securities are sufficient to elect a majority of the directors of the body corporate; (b) an association, partnership or other organization is controlled by one or more Persons if (i) more than 50% of the partnership or other ownership interests, however designated, into which the association, partnership or other organization is divided are beneficially owned by the Person or Persons, and (ii) the Person or Persons are able to direct the business and affairs of the association, partnership or other organization or the appointment of its management; (c) a body corporate, association, partnership or other organization is controlled by one or more Persons if the Person or Persons have, directly or indirectly, control in fact of the body corporate, association, partnership or other organization; and (d) a body corporate, association, partnership or other organization that controls another body corporate, association, partnership or other organization is deemed to control any body corporate, association, partnership or other organization that is controlled or deemed to be controlled by the other body corporate, association, partnership or other organization; and “control”, “controlled” and similar expressions have corresponding meanings.

“Agreement” means this share purchase agreement, the schedules attached to it or otherwise forming part of it and the Seller Disclosure Letter, all as the same may be amended, restated, replaced or supplemented from time to time; and, except where otherwise specified, the words “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this share purchase agreement.

“Allocated 2023 RDEC Amount” means the 2023 RDEC Amount actually received and retained by the Corporation (after taking into account any enquiry, dispute or required repayment raised by HMRC) multiplied by a fraction, the numerator of which is the number of days in the accounting period ending on and including the Closing Date and the denominator of which is the number of days in the entire accounting period

“Assets” means all property and assets of the Corporation of every nature and kind and wherever located including (a) all machinery, equipment and vehicles, (b) all Inventory (if any), (c) all accounts receivable of the Corporation of every nature and kind, whether current or not, (d) the leasehold interest of the Corporation in and to the Leased Real Property, (e) all Intellectual Property rights, (f) all Contracts of the Corporation (including, without limitation, any leases), (g) the Books and Records, and (h) the Corporate Records, all to the extent required for or used in the operation of the Corporation as currently conducted.

“Associated Person” means in relation to any entity, a Person:

(a)	who performs or has performed services (including within the meaning of section 8 of the Bribery Act 2010) for such entity;

(b)	from whose activity, practice, conduct, action or failure to act, such entity has, directly or indirectly, received a benefit; or

(c)	who otherwise acts on behalf of such entity in any capacity,

and in respect of whose actions or inactions such entity may be liable under any Financial Crime Law.

“Audited Financial Statements” means the audited statement of financial position of the Corporation as at December 31, 2022 and 2021 and the accompanying audited statements of comprehensive income (loss), cash flows and changes in equity for the 12-month period ended on December 31, 2022 and 2021, a true, correct and complete copy of which has been provided to the Purchaser.

“Author” has the meaning specified in Schedule “B”.

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence, registration or other authorization issued, granted or given by a Governmental Authority having jurisdiction over the Person.

“Basic Warranty Period” has the meaning specified in Section 9.5(a).

“Basket” means [***]

“Books and Records” means all books of account, financial statements, Tax records (including any written advice received relating to Tax), personnel records, historic documents relating to contracts of employment and Assets, sales and purchase records, cost and pricing information, customer and supplier lists and files, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections and all other documents, data, files, correspondence and other information, in each case, of the Corporation (whether in written, electronic or other form) other than the Corporate Records.

“Business Day” means a day of the year, other than a Friday, Saturday, Sunday or any day on which major banks are generally closed for business in London, England, Toronto, Canada or Israel.

“Closing” means the completion of the purchase and sale of the Purchased Shares contemplated in this Agreement.

“Closing Date” means two (2) Business Days after all conditions to Closing set out in Article 7 of this Agreement have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied or waived until the Closing Date, but subject to satisfaction or waiver of those conditions on the Closing Date) by the applicable Party; and provided further that the Closing Date may be such earlier or later date as the Parties may agree in writing.

“Closing Payment” has the meaning specified in Section 2.3(a).

“Closing Period” means the period between the close of business on the date of this Agreement and the Closing.

“Closing RSUs” means the RSUs awarded to certain Employees which vest on or immediately prior to Closing.

“Closing RSU Shares” means the shares in the Seller to be delivered to holders of Closing RSUs when such Closing RSUs vest.

“Closing Time” means 12:01 a.m. British Summer Time on the Closing Date.

“Commercially Reasonable Efforts” means the efforts that a similarly situated reasonable and prudent Person who desires to achieve a business result would normally use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of a commercial transaction without requiring such Person to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the Transactions.

“Computer Systems” means all computer hardware, Software, peripheral equipment, telecommunications systems and network systems that are used by the Corporation to operate its business.

“Confidentiality Agreement” means the confidentiality agreement dated March 26, 2023 entered into by the Purchaser, the Seller and the Corporation.

“Consent” means any consent, approval, waiver or other authorization required from a counterparty or other Person under a Contract.

“Contracts” means all legally binding agreements, arrangements, understandings, commitments and undertakings (whether written or oral) to which a Person is a party or a beneficiary or pursuant to which any of its property or assets are or may be affected including, in the case of the Corporation, the Material Contracts.

“Corporate Records” means the corporate records of the Corporation, including (a) the articles of association and certificate of incorporation, (b) the minutes of meetings and resolutions of shareholders and directors, and (d) to the extent applicable, the books, records, documents and information of the Corporation.

“Corporation” has the meaning specified in the Recitals.

“Corporation Intellectual Property” has the meaning specified in Schedule “B”.

“Corporation Registered Intellectual Property” means all of the Registered Intellectual Property: (i) owned by, or filed in the name of, the Corporation; and (ii) licensed to or used by the Corporation and owned by or filed in the name of an Affiliate of the Corporation.

“Current Assets” means all current assets of the Corporation as determined (and included or excluded, as the case may be) using the methodology set out in the Illustrative Calculation provided that any funds received in respect of the RDEC Amount shall be excluded from (i) the Current Assets, and (ii) the calculation of Working Capital.

“Current Liabilities” means all current liabilities of the Corporation as determined (and included or excluded, as the case may be) using the methodology set out in the Illustrative Calculation Calculation provided that any liability in respect of the ESA Prepayment Amount shall be excluded from the Current Liabilities and calculation of Working Capital.

“Damages” has the meaning specified in Section 9.1.

“Digital Payload” means satellite payloads or payload sub-systems such as, but not limited to, On Board Processors, Digital Beamformers, and Direct Radiating Arrays, which require full or partial signal digitization.

“Digital Payload License Agreement” means the digital payload license agreement to be entered into by and among the Corporation and the Seller and its Affiliates, substantially in the form set out in Schedule “K”.

[***]

“Disabling Code” means any clock, timer, counter, computer virus, invasive programs, worm, software lock, logic bombs, drop dead device, Trojan horse routine, trap door, time bomb, or any other codes, designs, routines or instructions that may be used to access, modify, replicate, distort, delete, damage or disable any hardware, software or system.

“Dispute” has the meaning specified in Section 8.4.

“Draft Return” has the meaning specified in Section 5.1(a).

“Draft Working Capital Statement” has the meaning specified in Section 2.4(a).

“Employee” means any full-time or part-time employee of the Corporation including any such employee on disability (long-term or short-term), workplace safety and insurance, pregnancy, parental or other statutory or approved leave.

“Employee Material Contracts” has the meaning specified in Schedule “B”.

“Employee Pension Plan” has the meaning specified in Schedule “B”.

“Employee Plans” has the meaning specified in Schedule “B”.

“Employee Tax Liability” has the meaning specified in Section 4.14(a).

“Environmental Laws” means all Laws relating to (i) protection of human or occupational health or safety and/or the environment, including, but not limited to, those relating to pollution, waste, emissions, discharges, or releases of Hazardous Substances or any other solid, liquid, gas, odour, heat, sound, vibration or radiation, (ii) protection and conservation of natural resources, including, but not limited to, climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic, terrestrial, avian or microbial species and vegetation, or (iii) the manufacture, generation, handling, transport, transfer, use, processing, treatment, recycling, storage, destruction or disposal of, or exposure to, Hazardous Substances.

“Environmental Permits” includes all orders, permits, certificates, approvals, consents, registrations and licences issued by any Governmental Authority and required under Environmental Laws.

“ESA” means European Space Agency.

“ESA Prepayment Amount” means an amount equal to [***].

“Escrow Service Agent” means ESOP Trust Management and Company Ltd.

“Escrow Service Agreement” means the two (2) three party escrow service agreements (one related to the [***] chip and one related to the [***] chip) to be entered into by and among the Escrow Service Agent and the applicable Affiliates of the Seller and the Purchaser, substantially in the form set out in Schedule “H”.

“Excluded Matters” has the meaning specified in Section 4.13(b).

“Export Control Laws” means the export control, Sanctions, import, customs and trade, and anti-boycott Laws applicable to the business of the Corporation, including any applicable Laws, regulations, and programs administered by the United Kingdom, Israel, the United States or any other applicable jurisdiction.

“Final Indebtedness” means the amount of Indebtedness set out in the Final Working Capital Statement.

“Final Working Capital Amount” means the positive or negative amount of Working Capital set out in the Final Working Capital Statement.

“Final Working Capital Statement” has the meaning specified in Section 2.4(e).

“Financial Crime Law” means all applicable Laws, rules, regulations or other measures of any jurisdiction relating to the prevention of bribery, corruption, money laundering, terrorist financing, facilitation of tax evasion, fraud or similar or related activities or relating to financial sanctions, including the Foreign Corrupt Practices Act 1977 of the USA, the Terrorism Act 2010, the Proceeds of Crime Act 2002, the Bribery Act 2010, the Money Laundering Regulations 2017 and the Criminal Finances Act 2017, and “Financial Crime Law” means any of them.

“Fundamental Warranties” means the warranties set out in Section (a) of Schedule “B”-1 (Corporate Existence and Power), Section (b) of Schedule “B”-1 (Corporate Authorization), Section (c) of Schedule “B”-1 (Execution and Binding Effect), Section (e) of Schedule “B”-1 (Title to Purchased Shares), Section (f) of Schedule “B”-1 (Non-Contravention), Section (g) of Schedule “B”-1 (No Other Agreements to Purchase), Section (l) of Schedule “B”-2 (Corporate Existence and Power), Section (n) of Schedule “B”-2 (Non-Contravention) and Section (o) of Schedule “B”-2 (Capitalization) and the corresponding warranties set out in the certificates delivered pursuant to Section 7.1(a).

“GPA” has the meaning specified in Section 5.4(a).

“Governmental Authority” means the government of the United Kingdom and the Government of Israel or any other nation, or of any political subdivision thereof, whether provincial, territorial, state, regional, municipal or local, and any department, agency, authority, instrumentality, regulatory body, central bank, court, commission, board, tribunal, bureau or other entity exercising executive, legislative, regulatory, judicial or administrative powers or functions under, or for the account of, any of the foregoing including, without limitation, the Israeli Innovation Authority and the Israeli Competition Authority.

“Group Relief” means any or all of the following: (a) relief capable of being surrendered or claimed under Part 5 or Part 5A of the CTA 2010; (b) a Tax refund capable of being surrendered or claimed under section 963 of the CTA 2010; (c) the notional transfer of an asset or reallocation of a gain or loss under sections 171A or 179A of TCGA 1992 and the notional reallocation of a gain under section 792 of the CTA 2009; (d) the claim or surrender of any R&D Reliefs; and (e) any other Relief available between members of a group for Tax purposes.

“Hazardous Substances” means any substance, chemical, mixture or material, whether animate or inanimate, that is or may be harmful or hazardous to human, animal or plant life, or to the environment or any natural resources, and includes, but is not limited to, anything that is regulated under any Laws as a “contaminant”, “pollutant”, “pesticide”, “fuel”, “toxic substance”, “hazardous substance”, “ozone-depleting substance”, “nuclear substance”, “waste”, “hazardous waste”, “designated substance”, “regulated substance”, “dangerous good” or “hazardous recyclable material”.

“HMRC” means His Majesty’s Revenue and Customs.

“Holdback Amount” means [***], to be retained by the Purchaser on the Closing Date.

“Holdback Expiration Date” means the date that is eighteen (18) months from the Closing Date.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Illustrative Calculation” means the illustrative calculation of Working Capital attached as Schedule “A” which, inter alia, describes each class of Current Assets and Current Liabilities forming part of the calculation of Working Capital.

“Indebtedness” means, without duplication, the following (to the extent not included in Working Capital and excluding the SIL Debt I, the SIL Debt II, the SUK Debt and the ESA Prepayment Amount) determined as at immediately prior to the Closing in respect of the Corporation, in accordance with the Illustrative Calculation: (i) indebtedness for borrowed money, whether short-term or long-term, including any related prepayment fees or expenses (including overdraft facilities), secured or unsecured; (ii) obligations evidenced by any note, bond, debenture or other debt security; (iii) all obligations of the Corporation to pay the deferred purchase price of property or services; (iv) all indebtedness secured by a Lien on property owned or being purchased by the Corporation (including indebtedness arising under conditional sales or other title retention Contracts), whether or not such indebtedness is limited in recourse; (v) all personal property leases that are capital leases of the Corporation in accordance with IFRS to the extent accruing before closing; (vi) all liabilities under any swap, future or option agreement or other similar Contracts, instruments or derivatives designed to protect the Corporation against fluctuations in interest rates, foreign exchange or capital market risks; (vii) obligations in respect of letters of credit and bankers’ acceptances; (viii) obligations in respect of accrued or declared and unpaid dividends or other distributions payable; (ix) all actual liabilities and accrued liabilities for Taxes of the Corporation for Pre-Closing Tax Periods, including any such Taxes incurred in connection with the Pre-Closing Reorganization; (x) all costs and expenses, including advisor fees and expenses, incurred in connection with the negotiations, structuring and closing of the Transactions, (xi) all bonuses, change-of-control, success, retention or similar payments or benefits (including the Closing RSUs) which vest or become payable to any current or former employees, directors, officers or other service providers of the Corporation as a result of the Transactions (together with any VAT, income tax, National Insurance contributions or apprenticeship levy due on such payments or benefits including such amounts due in connection with the delivery of the Closing RSU Shares); and (xii) fees, interest, penalties and expenses in respect of the foregoing, except in each case described in clauses (i) – (xii), any item reflected or reserved against in the Interim Financial Statements to the extent such amounts do not exceed the amounts set out in the Interim Financial Statements.

“Information Technology” means all computer systems, communications systems, software (other than off-the-shelf software) and hardware, whether owned, used or licenced.

“Initial Notice” has the meaning specified in Section 8.5(a).

“Intellectual Property” means any or all of the following and all United Kingdom, Israel, United States and foreign common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all re-examinations, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (each, a “Patent”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, knowhow, technology, technical data and customer lists, formulae and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators and other names and locators associated with the Internet; (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefor (each, a “Trademark”); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated; (ix) mask works, mask work registrations and applications therefor; (x) Software including source code, object code, firmware, development tools, files, records and data, as well as all media on which any of the foregoing is recorded; (xi) slogans, packaging designs; and (xii) any similar or equivalent rights to any of the foregoing (as applicable), and all goodwill associated therewith throughout the world.

“Interim Financial Statements” means the unaudited statement of financial position of the Corporation as at June 30, 2023 and the accompanying unaudited statements of comprehensive income (loss), cash flows and changes in equity for the six-month period ended on June 30, 2023, a true, correct and complete copy of which has been provided to the Purchaser.

“Inventory” means all inventories of raw materials, work-in-process and finished goods and merchandise of the Corporation used, consumed or sold by the Corporation.

“Investor Rights Agreement” means the investor rights agreement to be entered into by and among MDA and the Seller, substantially in the form set out in Schedule “E”.

“Israeli Paying Agent Agreement” has the meaning specified in Section 2.5(b)(ii).

“IT Systems” means Computer Systems, hardware, servers, databases, Software, networks, telecommunications systems and related infrastructure.

“ITA Withholding Certificate” has the meaning specified in Section 2.5(a).

“Key Employee” means any Employee listed in Section 1.1 of the Seller Disclosure Letter.

“Laws” means any and all (a) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and by-laws, including any stock exchange rules, (b) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, instruments or awards of any Governmental Authority, and (c) policies, practices, standards, guidelines and protocols.

“Leased Personal Property” has the meaning specified in Schedule “B”.

“Leased Real Property” has the meaning specified in Schedule “B”.

“License Agreement” means the patent and technology license agreement to be entered into by and among MDA Montreal and the Seller and its applicable Affiliates, substantially in the form set out in Schedule “G”.

“Lien” means (a) any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), privilege, easement, servitude, pre-emptive right or right of first refusal, ownership or title retention agreement, restrictive covenant or conditional sale agreement or option, imperfections of title or encroachments relating to real property, and (b) any other encumbrance of any nature or any arrangement or condition which, in substance, secures payment or performance of an obligation.

“Loss” means absence, non-existence, non-availability, loss, failure to obtain, reduction, modification, disallowance, withdrawal, clawback or cancellation (and including, for the avoidance of doubt, any requirement to repay or failure to obtain any payable tax credit previously received or reflected in the Interim Financial Statements or in the Illustrative Calculation).

“Malicious Code” has the meaning specified in Schedule “B”.

“Master Purchase Agreement” means the master purchase agreement to be entered into by and among MDA Montreal and SatixFy UK, substantially in the form set out in Schedule “I”.

“Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, states of facts or circumstances:

(a)
is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, financial condition, prospects or liabilities (contingent or otherwise) of the Corporation as currently conducted, except any such change, event, occurrence, effect, state of facts or circumstances resulting from or arising in connection with:

(i)	any change or development generally affecting the industries in which the Seller and its Affiliates operate;

(ii)
any change in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial, currency, securities or credit markets;

(iii)	pandemics, epidemics or other similar disease outbreaks;

(iv)	any change in Law, IFRS or regulatory accounting or Tax requirements, or in the interpretation, application or non-application of the foregoing by any Governmental Authority;

(v)
any action taken (or omitted to be taken) by the Seller and its Affiliates that is required or expressly permitted by this Agreement or upon the written request or with the written consent of the Purchaser;

(vi)
any failure by the Seller and its Affiliates to meet any internal or published projections, forecasts, guidance or estimate of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); or

(vii)
the execution or performance of this Agreement or the implementation and completion of the Transactions, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Seller and its Affiliates with any Governmental Authority or any of its current or prospective Employees, customers, security holders, financing sources, vendors, distributors, suppliers, counterparties, partners, licensors or lessors;

provided, however, that:

(A)
with respect to paragraphs (i) through to and including (iv) above, only to the extent that such matter does not have a disproportionate effect on the Corporation relative to other comparable companies and entities operating in the industries in which the Seller and its Affiliates operate; and

(B)
references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred; or

(b)	prevents or materially impairs or delays (or would reasonably be expected to prevent or materially impair or delay) the ability of the Seller to consummate the Transactions on a timely basis.

“Material Authorization” has the meaning specified in Schedule “B”.

“Material Contracts” means any Contract of the Corporation:

(a)	that, if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect;

(b)	relating, directly or indirectly, to any material Indebtedness;

(c)	relating directly or indirectly to the guarantee of any material liabilities or obligations of any Person;

(d)	restricting the incurrence of Indebtedness (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of the Corporation;

(e)	under which the Corporation is obligated to make or expects to receive payments in excess of $75,000 in any 12 month period;

(f)	that creates an exclusive dealing arrangement or right of first offer or refusal or most favoured nation status;

(g)
providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset (including any of the foregoing where the transaction has closed and the Corporation has any existing indemnification, earn-out or other obligations in relation thereto) where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $75,000;

(h)	providing for the establishment, investment in, organization or formation of any joint venture, limited liability company, partnership or other similar arrangement;

(i)	which is not terminable by the Corporation upon notice of six (6) months or less and under which the Corporation is obligated to make or expects to receive;

(j)	in respect of Contracts with a remaining term of twelve (12) months or more, annual payments in excess of $75,000 per annum or $175,000 in aggregate over the term of the Contract;

(k)	in respect of Contracts with a remaining term of less than twelve (12) months, payments in excess of $75,000 in aggregate over the remaining term of the Contract;

(l)	that is a collective bargaining agreement, a labour union Contract or any other memorandum of understanding or other agreement with a union;

(m)	that contains any material exclusivity or non-solicitation obligations of the Corporation;

(n)
that limits or restricts in any material respect (i) the ability of the Corporation to engage in any line of business or carry on business in any geographic area, or (ii) the scope of persons to whom the Corporation may sell or deliver products;

(o)	with a Governmental Authority for a value in excess of $75,000;

(p)	providing for severance or change in control payments in excess of $75,000;

(q)	relating to Export Control Laws;

(r)
relating to Intellectual Property rights (including the sharing or transfer of such rights and including software), but excluding “click-through”, “shrink-wrapped” or other off-the-shelf software licenses where the Corporation is the licensee; and

(s)	that is otherwise material to the Corporation.

“MDA” means MDA Ltd., a corporation formed under the laws of the Province of Ontario.

“MDA Montreal” means MacDonald, Dettwiler and Associates Corporation, a corporation formed under the laws of Canada.

“Non-Competition Agreement” means the non-competition agreement to be entered into by and among MDA and the Seller, substantially in the form set out in Schedule “D”.

“Notes Novation Agreement” means the assignment, assumption and novation agreement to be entered into among the Corporation, MDA Montreal, SatixFy UK and SatixFy Israel pursuant to which the obligations to SatixFy Israel under the SIL Promissory Note II and the obligations to SatixFy UK under the SUK Promissory Note will be novated to, and assumed by, MDA Montreal.

“NSI Act” means the National Security and Investment Act 2021 of the United Kingdom.

“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is or has been taken in the ordinary and usual course of the normal day-to-day operations of the Person or its business, as the case may be, and in a manner consistent with the past practices of such Person or its business.

“Outside Date” has the meaning specified in Section 8.1(c).

“Owned Personal Property” has the meaning specified in Schedule “B”.

“Parties” means the Seller, the Purchaser and any other Person who may become a party to this Agreement.

“Permitted Liens” means (a) Liens for Taxes, assessments or governmental charges or levies which relate to obligations not yet due or delinquent or being contested in good faith by appropriate proceedings, (b) easements, servitudes, encroachments and other minor imperfections of title which do not, individually or in the aggregate, detract from the value of or impair the use or marketability of, any real property, (c) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the Ordinary Course for sums not overdue or being contested in good faith that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with IFRS have been provided; (d) Liens arising in the Ordinary Course on cash or securities in connection with worker’s compensation, unemployment compensation and other types of social payments or contributions; (e) easements, rights of way, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such property for the purposes of which such property is held or materially impair the value of such property subject thereto; (f) non-exclusive licenses and sublicenses granted in the Ordinary Course not interfering in any material respect with the business of the Corporation; (g) undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been given in accordance with applicable Laws; (h) Liens in favor of the Purchaser and/or any Affiliate of Purchaser, whether arising under this Agreement or otherwise; and (i) Liens that will be released at or by Closing.

“Permitted Share Liens” means (a) restrictions on transfer under applicable corporate and securities laws or the Corporation’s memorandum of association as filed with the Companies House; and (b) Liens in favor of the Purchaser and/or any Affiliate of Purchaser, whether arising under the Transaction Documents or otherwise.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

“Personal Information” means information about an identifiable individual other than such individual’s business contact information where such business contact information is collected, used or disclosed for the purposes of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose.

“Post-Closing Release Date” has the meaning specified in Section 2.5(b)(i).

“Pre-Closing Reorganization” has the meaning specified in Section 4.13.

“Pre-Closing Tax Period” means any taxation year or other Tax period ending on or prior to, or as a result of, the Closing Time, or, in the case of a Straddle Period, the portion of a taxation year or other Tax period up to and including the Closing Time.

“Proceeds” has the meaning specified in Section 4.14(b).

“Processing” means any operation or set of operations that is performed upon data or information, whether or not by automatic means, including collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, modification, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, sale, making available, alignment, combination, blocking, storage, retention, deleting, disposal, erasure, destruction, or any other processing (as defined under any Law to which the Corporation is subject) of such data or information.

“Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, layout designs, topographies, cores, blocks, libraries, circuit designs, whether embodied in software or otherwise, test vectors, emulation and simulation tools and reports, tests, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing of any Intellectual Property rights in any form and embodied in any media.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchased Shares” means all of the outstanding ordinary shares in the capital of the Corporation.

“Purchaser” has the meaning specified above the Preamble.

“Purchaser Excluded Materials” means Transaction Communications and such other documentation and materials (or parts thereof) the disclosure of which would cause a risk of loss or waiver of privilege for the Seller or where disclosure would be in breach of law or regulation.

“Purchaser’s Relief Loss” means any Loss in whole or in part of: (a) any R&D Relief; or (b) an Account’s Relief, in which case the amount of the Purchaser’s Relief Loss shall be: (i) if the Loss is of a right to repayment of Tax or to a payable Tax credit, the amount of the repayment or credit that is lost (in whole or in part); or (ii) in any other such case, the amount of Tax that would have been saved but for the Loss of the Relief on the assumption that the Corporation would have been able to fully utilise the Relief (whether by offset or deduction against or from profits or Tax, or otherwise) in the Tax period during which the Relief was lost.

“Purchaser Indemnified Persons” has the meaning specified in Section 9.1.

“R&D Reliefs” means any claims for R&D Relief of the Corporation made prior to Closing (and including, for the avoidance of doubt, any Reliefs received prior to Closing) or reflected in the Final Working Capital Statement (and including, for the avoidance of doubt, any claim for RDEC) or any RDEC Amount.

“R&D Sponsor” has the meaning specified in Schedule “B”.

“RDEC” means “Research and Development Expenditure Credit”

“Real Property Leases” has the meaning specified in Schedule “B”.

“RDEC Amount” means, together, the 2022 RDEC Amount and the 2023 RDEC Amount.

“Reference Date” means December 31, 2022.

“Registered Intellectual Property” means all Canadian, United Kingdom, United States, Israeli and foreign Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by a Governmental Authority.

“Related Undertaking” means in relation to any company, means any subsidiary or holding company of that company or any subsidiary of any such holding company.

“Relevant Date” means the Closing Date, or such later date as shall be notified by HMRC as the date that the Corporation ceases to be a member of the VAT Group.

“Relevant Regulator” includes the administrator(s) of the NSI Act and any other Governmental Authority having jurisdiction over the Corporation.

“Relief” means any relief, loss, allowance, credit, debit, charge, expense, exemption, set-off or any deduction in computing, reducing or eliminating Tax or profits, income or gains of any description or from any source for the purposes of Tax and any right to a repayment of Tax or any payable tax credit.

“Reorg Forms” has the meaning specified in Section 4.13(c).

“Representative Member” means the representative member of the VAT group of which the Corporation is a member, being SatixFy UK as at the date of this Agreement.

“Required Consents and Authorizations” means those Consents and Authorizations listed and described in Section 7.1(c) of the Seller Disclosure Letter and includes the Authorization of the Transactions in accordance with the NSI Act as set out in Section 4.8 of this Agreement.

“Required Shareholders’ Approval” has the meaning specified in Schedule “B”.

“Retained Records” has the meaning specified in Section 4.10(b).

“Sanctioned Person” means any company, entity, vessel or individual:

(a)	listed on a Sanctions List;

(b)	located or resident in or incorporated under the laws of a country or territory that is subject to Sanctions (“Sanctioned Country or Territory”);

(c)	that is, or is part of, the government of a Sanctioned Country or Territory or any political subdivision, body, agency or instrumentality thereof; or

(d)	owned or controlled by, or acting on behalf of, any of the foregoing; or otherwise a target of Sanctions.

“Sanctions” means any economic, financial or trade sanctions or restrictive measures enacted, imposed, administered, implemented or enforced from time to time by any of the following:

(a)	the United Nations;

(b)	the United States;

(c)	the European Union or any of its member states;

(d)	the United Kingdom; and

(e)
the respective governmental, judicial or regulatory institutions, departments, authorities and agencies of any of the foregoing or any other relevant jurisdiction, including the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the US Department of State, the UN Security Council and the Office of Financial Sanctions Implementation, part of HM Treasury (“OFSI”) (together, the “Sanctions Authorities”, and each a “Sanctions Authority”).

“Sanctions List” means any list of Sanctions targets issued or maintained by a Sanctions Authority, including without limitation:

(a)	the consolidated United Nations Security Council sanctions list;

(b)	the specially designated nationals and blocked Persons list and the sectoral sanctions identifications list maintained by OFAC;

(c)	the consolidated list of Persons, groups and entities subject to European Union sanctions maintained by the European External Action Service;

(d)	the consolidated list of financial sanctions targets maintained by OFSI; or

(e)	any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority,

each as amended, supplemented or substituted from time to time.

“SatixFy Israel” means SatixFy Israel Ltd., a private limited company formed under the laws of Israel.

“SatixFy UK” means SatixFy UK Limited, a private limited company formed under the laws of England and Wales.

“Secondary Breaches” has the meaning specified in Section 9.6(d)(i).

“Security Agreements” means, collectively: (i) a New York law governed guaranty among the Seller, SatixFy UK and SatixFy Israel in favour of MDA; (ii) a New York law governed security agreement among the Seller, SatixFy UK, SatixFy Israel and MDA; (iii) an English law governed debenture between SatixFy UK and MDA; (iv) an English law governed share charge between the Seller and MDA; (v) an Israeli law governed security agreement/debenture (share pledge) between the Seller and MDA; (vi) an Israeli law governed security/debenture (floating charge) between SatixFy Israel and MDA; (vii) an Israeli law governed security agreement/debenture (floating charge) between the Seller and MDA; (viii) an Israeli law governed security agreement (fixed charged over IP) between SatixFy Israel and MDA; (ix) any intellectual property security agreements necessary or desirable to perfect or enforce MDA’s security interest in intellectual property created pursuant to any of the foregoing; and (x) any other instruments and documents required by the terms of the foregoing to perfect the security interests created pursuant thereto, including all Uniform Commercial Code financing statements (or the equivalent in any other applicable jurisdiction), which, in the case of (i)-(viii), is substantially in the form set out in Schedule “M” and, in all other cases, is in form and substance acceptable to the Seller and the Purchaser, each acting reasonably.

“Security Breach” means any: (i) loss of Personal Information; (ii) unauthorized, and/or unlawful Processing, or corruption of Personal Information, or unauthorized access to the IT Systems; (iii) other incident that has compromised the privacy, confidentiality or security of Personal Information or the security or operation of the IT Systems; or (iv) any other incident that may require notification to any Person, any Governmental Authority or any entity under any Law to which the Corporation is subject.

“Seller” has the meaning specified above the Preamble.

“SIL Debt I” means an amount of $17,000,000 (Seventeen Million Dollars) and no more owed, as of immediately prior to the Closing, by the Corporation to SatixFy Israel in respect of services rendered as evidenced by the SIL Promissory Note I.

“SIL Debt I Payment” has the meaning specified in Section 6.6.

“SIL Debt II” means an amount of $4,500,000 (Four Million and Five Hundred Thousand Dollars)  and no more owed, as of immediately prior to the Closing, by the Corporation to SatixFy Israel in respect of services rendered as evidenced by the SIL Promissory Note II.

“SIL Promissory Note I” means that certain promissory note for the amount of the SIL Debt I to be issued as of immediately prior to the Closing by the Corporation to the order of SatixFy Israel, substantially in the form set out in Schedule “F-1”.

“SIL Promissory Note II” means that certain promissory note for the amount of the SIL Debt II to be issued as of immediately prior to the Closing by the Corporation to the order of SatixFy Israel, substantially in the form set out in Schedule “F-2”.

“Software” means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs.

“Specified Agreements” means the SUK Promissory Note, the SIL Promissory Note II, the Security Agreements, the Investor Rights Agreement, the License Agreement, the Escrow Service Agreement, the Master Purchase Agreement, the Notes Novation Agreement, the Digital Payload License Agreement, [***].

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“SUK Debt” means an amount of $15,500,000 (Fifteen Million and Five Hundred Thousand Dollars) and no more owed, as of immediately prior to the Closing, by the Corporation to SatixFy UK in respect of services rendered as evidenced by the SUK Promissory Note.

“SUK Promissory Note” means that certain promissory note for the amount of the SUK Debt to be issued as of immediately prior to the Closing by the Corporation to the order of SatixFy UK, substantially in the form set out in Schedule “F-3”.

“Target Working Capital Amount” means an amount equal to [***].

[***]

“Tax Assessment” has the meaning specified in Section 9.4(a).

“Tax Authority” means HMRC or any other revenue, customs, fiscal or Governmental Authority having taxing authority and their respective successors, if any whether in the United Kingdom or elsewhere.

“Tax Indemnified Person” has the meaning specified in Section 9.2(a).

“Tax Liabilities” means all liabilities and obligations of the Corporation for, or in respect of, Taxes (whether or not primarily payable by the Corporation and whether or not there is a right of recovery against any other Person) not otherwise accounted and adjusted for in the Final Working Capital Statement together with all direct costs and expenses relating thereto (including reasonable professional fees and out-of-pocket expenses).

“Tax Proceeding” has the meaning specified in Section 9.4(b).

“Tax Returns” means all returns, computations, reports, declarations, claims (including any claims for R&D Relief) elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or are required to be prepared or filed in respect of Taxes.

“Taxes” includes: (a) any taxes, duties, assessments, imposts, fees, duties, withholdings, levies and other charges of any nature imposed by any Tax Authority and includes all interest, penalties, fines, additions to tax or other additional amounts imposed by any Tax Authority including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, customs, excise, withholding, business, property, occupancy, vacancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervailing and anti-dumping and all social security contributions (including national insurance contributions), employment insurance, health insurance and United Kingdom and other government pension plan and other employer plan premiums, contributions or withholdings and all other taxes and similar governmental charges of any kind imposed by any Governmental Authority whether or not chargeable as a primary liability, and (b) any liability for the payment of any amounts of the type described in (a) above as a result of any express or implied obligation to indemnify any other Person.

“Third Party Claim” has the meaning specified in Section 9.3(a).

“Third Party Software” has the meaning specified in Schedule “B”.

“Transaction Communications” means all communications between the Seller and/or the Corporation and any other Person who is not the Purchaser or Purchaser’s representatives (including, without limitation, those to which the Seller’s legal counsel or other advisor is also party), relating to the negotiation, preparation, execution and Closing of this Agreement and the Transactions.

“Transaction Documents” means this Agreement, the Non-Competition Agreement, the Transition Services Agreement, the SIL Promissory Note I and the certificates, documents and instruments executed by the Seller or any Affiliate thereof and delivered or to be delivered by the Seller pursuant to this Agreement, excluding, in each case, the Specified Agreements.

“Transaction Personal Information” means Personal Information in the possession, custody or control of the Seller or the Corporation, including Personal Information about the Employees, contractors, suppliers, customers, directors, officers or shareholders that is or will be (a) disclosed to the Purchaser prior to the Closing Date by the Seller or the Corporation, or (b) collected by the Purchaser prior to the Closing Date from the Seller or the Corporation, in either case in connection with the Transactions.

“Transactions” means the acquisition by the Purchaser of the Purchased Shares, the Pre-Closing Reorganization and the other transactions ancillary thereto as contemplated by the Transaction Documents and the Specified Agreements.

“Transition Services Agreement” means the transition services agreement to be entered into by and among the Purchaser, SatixFy UK and SatixFy Israel, substantially in the form set out in Schedule “J”.

“UK Tax Statute” means any legislative provision issued or adopted providing for, imposing or relating to Taxes including any statute, enactment, law, statutory instrument, order, regulation, notice or provision which amends, extends consolidates or replaces any legislative provision or which has been amended, extended, consolidated or replaced by the same.

“Unresolved Claims” means the aggregate amount of any outstanding indemnification claims made against the Seller pursuant to Sections 9.1 or 9.2 which, as of the relevant date, have yet to be resolved or settled or are otherwise in dispute.

“Working Capital” means, at any time, the positive or negative amount obtained by subtracting the Current Liabilities of the Corporation from the Current Assets of the Corporation determined in accordance with IFRS; provided that certain Current Assets and Current Liabilities are to be included, excluded or otherwise modified in accordance with the methodology described in the Illustrative Calculation.

“VAT Group” means the VAT group of which the Representative Member is the representative member and the Corporation is a member.

“Valid Post-Closing Withholding Certificate” has the meaning specified in Section 2.5(b)(i).

1.2	Gender and Number

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, words importing the singular number only (including defined terms) include the plural and vice versa and words importing a gender include all genders and, in each case the rest of any sentence including such words is to be construed as if the necessary grammatical changes had been made.

1.3	Certain Phrases and Calculation of Time

(a)	In this Agreement:

(i)	the words “including” and “includes” mean “including (or includes) without limitation”; and

(ii)
in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period shall end on the next Business Day.

(b)
When calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation. If the last day of any such period is not a Business Day, such period shall end on the next Business Day.

(c)
Without limiting the generality of the foregoing, whenever payments are to be made or an action taken on a day which is not a Business Day, such payment shall be made or such action taken on the next Business Day.

1.4	Other Terms

In this Agreement, unless the context requires otherwise:

(a)	the words “real property” include immovable property;

(b)	the words “personal property” include movable property;

(c)	the phrases “the aggregate of”, “the total of” and “the sum of” and phrases of similar meaning mean “the aggregate (or total or sum), without duplication, of”;

(d)	the words “hereof”, “herein”, “hereunder” and “hereto” and similar expressions refer to this Agreement as a whole;

(e)	the word “or” is not exclusive;

(f)
the words “delivered”, “made available” and “furnished” and similar expressions mean that the information, document or materials referred to have been physically or electronically (included through the Intralinks virtual data room in respect of the Transactions established by the Seller) delivered or made available to the relevant Parties;

(g)
the words “executed” and “signed” include electronic signatures and execution thereby, and an electronic signature shall have the same legal effect, and be as valid and enforceable, as a manually executed signature;

(h)
references to clauses, Sections, paragraphs and Schedules are to clauses of, to sections of, to paragraphs of and to Schedules to, this Agreement and references to this Agreement include its Schedules;

(i)	the phrase “to the extent” shall mean, “if, but only to the extent”; and

(j)	any reference to “indemnity” or “indemnification” shall include, save where expressly stated otherwise, the covenant to pay under Section 9.2.

1.5	Headings, etc.

The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

1.6	References to the Seller Disclosure Letter and Schedules

(a)
If a matter is said to be set out, disclosed, listed, described or reflected in a particular section of the Seller Disclosure Letter, it is deemed to have been sufficiently disclosed to the Purchaser only if such matter is described in the Seller Disclosure Letter with sufficient particularity to enable the Purchaser to identify the nature and scope of the matter disclosed in that particular section of the Seller Disclosure Letter or there is, in that particular section, a specific cross-reference to another section of the Seller Disclosure Letter in which such matter was so disclosed;

(b)	Nothing set out in the Seller Disclosure Letter establishes a standard of materiality; and

(c)	The Seller Disclosure Letter and the Schedules form an integral part of this Agreement.

1.7	Currency

All monetary amounts in this Agreement, unless otherwise specified, including all references in this Agreement to “Dollars” or “$”, are stated in the lawful money of the United States of America.

1.8	Knowledge

Where any warranty in this Agreement is expressly qualified by reference to the knowledge of the Seller, it is deemed to refer to the knowledge (after due inquiry) of those Persons identified in Section 1.8 of the Seller Disclosure Letter by reference to their names and their respective positions.

1.9	Accounting Terms

All accounting and financial terms and references not defined in this Agreement are to be interpreted in accordance with IFRS.

1.10	Statutory References

Except as otherwise specifically provided in this Agreement, any reference to a statute in this Agreement refers to that statute and the rules, regulations and ministerial orders made under that statute, as the same may, from time to time, be amended, re-enacted or replaced on or prior to the Closing Date.

1.11	No Presumption

The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement and each of the other Transaction Documents and the Specified Agreements. If an ambiguity or a question of intent or interpretation arises, this Agreement and each of the other Transaction Documents and the Specified Agreements are to be construed as if drafted jointly by the Parties. No presumption or burden of proof should arise in favour of any Party by virtue of the authorship of any provision of this Agreement or any of the other Transaction Documents or the Specified Agreements.

1.12	Governing Law

(a)	This Agreement is governed by and is to be interpreted and enforced in accordance with the laws of England and Wales.

(b)
Subject to the dispute resolution provisions of this Agreement, each of the Parties irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of England and Wales in any action or proceeding arising out of, or relating to, this Agreement. Each of the Parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.

(c)	The Seller appoints SatixFy UK as agent for service of any process with respect to any matter arising under or related to the Agreement, any other Transaction Document or any Specified Agreement.

(d)
Each of the Parties irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of, or related to, this Agreement, any other Transaction Document or any Specified Agreement.

(e)	The Purchaser shall not be obliged to complete the purchase of any of the Purchased Shares unless the purchase of all of the Purchased Shares is completed simultaneously.

Article 2
Purchased Shares and Purchase Price

2.1	Purchase and Sale

(a)
Subject to the terms and conditions of this Agreement, the Seller covenants and agrees to sell with full title guarantee, assign, transfer and deliver to the Purchaser and the Purchaser covenants and agrees to purchase and acquire from the Seller on the Closing Date, the Purchased Shares.

(b)
Title to, beneficial ownership of, and any risk attaching to, the Purchased Shares shall pass on Closing together with all associated rights and benefits attaching or accruing to them on or after Closing.

(c)	The Seller irrevocably waives any rights of pre-emption conferred on it by the articles of association of the Corporation or otherwise over any of the Purchased Shares.

2.2	Purchase Price

The purchase price (the “Purchase Price”) payable by the Purchaser to the Seller for the Purchased Shares shall, subject to adjustment in accordance with the terms of this Agreement, be an amount equal to $3,000,000 (Three Million Dollars).

2.3	Payment of the Purchase Price

The Purchase Price shall be paid and satisfied, subject to the adjustment provided for in Section 2.4 as follows:

(a)
at Closing, all in accordance with the terms and conditions of Articles 6 and 7, by wire transfer of immediately payable funds to the Seller’s nominated account set out in Section 2.3(a) of the Seller Disclosure Letter, the Purchaser shall pay to the Seller an amount equal to the Purchase Price less the Holdback Amount and less any amount, if at all, required to be withheld pursuant to the provisions of Section 2.5 below (the “Closing Payment”); and

(b)
the Holdback Amount shall be withheld by the Purchaser for the purpose of allowing Purchaser to recover therefrom in accordance with the terms hereof. Subject to the terms of this Agreement, the Holdback Amount shall be reduced by the amount of indemnification claims by the Purchaser against the Seller pursuant to Sections 9.1 or 9.2 of this Agreement, to the extent such indemnification claims are not otherwise satisfied prior to the Holdback Expiration Date. On the date that is ten (10) Business Days after the Holdback Expiration Date, the Purchaser shall deliver to the Seller’s nominated account set out in Section 2.3(a) of the Seller Disclosure Letter the portion of the Holdback Amount then remaining that is in excess of any Unresolved Claims. Upon the final resolution of any such Unresolved Claims, the Purchaser shall deliver to the Seller’s nominated account set out in Section 2.3(a) of the Seller Disclosure Letter, if any) an amount equal to the positive difference, if any, of the (i) amount retained by the Purchaser under this Section 2.3(b) to satisfy such Unresolved Claims and (ii) the Damages as finally determined in respect of such Unresolved Claims.

2.4	Adjustment of Purchase Price

(a)
Within ninety (90) days following the Closing Date, the Purchaser shall prepare and deliver to the Seller a draft statement of Working Capital and Indebtedness (the “Draft Working Capital Statement”) as of the Closing Time. The Draft Working Capital Statement is to be prepared in accordance with IFRS applied on a basis consistent with the Illustrative Calculation. The Seller shall provide the Purchaser and its representatives access, upon every reasonable request, to all work papers and accounting Books and Records relating to the Corporation in the possession of the Seller or its representatives, to assist the Purchaser in the preparation of the Draft Working Capital Statement.

(b)
After delivery of the Draft Working Capital Statement, the Purchaser shall provide the Seller and its representatives access, upon every reasonable request, to all work papers of the Purchaser, accounting Books and Records of the Corporation and the appropriate personnel to the extent necessary to verify the accuracy, presentation and other matters relating to the calculation of Working Capital and Indebtedness and the preparation of the Draft Working Capital Statement. Within thirty (30) days following receipt of the Draft Working Capital Statement, the Seller shall notify the Purchaser in writing if it has any objections thereto. The notice of objection must include statements describing the basis of each of the Seller’s objections and each amount in dispute. The Seller is deemed to have accepted the Draft Working Capital Statement as the final statement of Working Capital and Indebtedness if it has not delivered a notice of objection containing the required information to the Purchaser within the specified period of thirty (30) days.

(c)
If the Seller disputes the Draft Working Capital Statement, the Parties shall work expeditiously and in good faith in an attempt to resolve such dispute within a further period of twenty (20) days after delivery of the notice of objection by the Seller to the Purchaser. If the Parties fail to reach a resolution, the dispute will be submitted for determination to an independent national firm of certified professional accountants mutually agreed to by the Seller and the Purchaser. The determination of the accounting firm will be final and binding upon the Parties and will not be subject to appeal, absent manifest error; provided however that the accounting firm will be bound by the methodology used in the Illustrative Calculation in making any determination and shall only rule on those matters set out in the dispute notice provided under this Section 2.4(c). For these purposes, the appointed accountants are deemed to be acting as experts and not as arbitrators.

(d)
The Seller and the Purchaser shall each bear the fees and expenses of their respective auditors, if any, in preparing or reviewing the Draft Working Capital Statement. If an accounting firm is retained to resolve a dispute, the costs and expenses of such firm will be borne equally by the Seller and the Purchaser. However, the Seller and the Purchaser shall each bear their own costs in presenting their respective cases to such firm.

(e)
Immediately following the thirty (30) day period referred to in Section 2.4(b) or the resolution of any dispute in accordance with Section 2.4(c), the Purchaser shall deliver to the Seller the final statement of Working Capital and Indebtedness (the “Final Working Capital Statement”) setting out the Final Working Capital Amount and Final Indebtedness amount which will be final and binding upon the Parties and will not be subject to appeal, absent manifest error.

(f)
The Purchase Price will be: (i) increased or decreased, as the case may be, dollar-for-dollar, to the extent that the Final Working Capital Amount is more or less than the Target Working Capital Amount; and (ii) decreased dollar-for-dollar to the extent of the Final Indebtedness.

(g)
If there is a decrease in the Purchase Price, the Seller shall pay to the Purchaser the amount by which the decreased Purchase Price is less than the original Purchase Price within ten (10) Business Days after delivery of the Final Working Capital Statement.

(h)
If there is an increase in the Purchase Price, the Purchaser shall pay to the Seller the amount by which the increased Purchase Price exceeds the original Purchase Price within ten (10) Business Days after delivery of the Final Working Capital Statement.

(i)
The determination and adjustment of the Purchase Price in accordance with the provisions of this Section 2.4 do not limit or affect any other rights or causes of action which either the Purchaser or the Seller may have with respect to warranties, covenants and indemnities in its favour contained in this Agreement.

2.5	Israeli Tax Withholding

(a)
Seller warrants to the Purchaser that attached hereto as Schedule “L” is a withholding certificate duly issued to the Seller by the Israeli Tax Authority and delivered to the Purchaser (the “ITA Withholding Certificate”) and valid at the Closing. Purchaser shall release to the Seller the Purchase Price and any other amounts payable to the Seller hereunder in accordance with the provisions of the ITA Withholding Certificate.

(b)	In addition to the provisions of Section 2.5(a):

(i)
To the extent that following the Closing, the Holdback Amount, any portion thereof or any other amount becomes payable to the Seller hereunder (collectively, the “Additional Amounts”) and, on such date or dates (as applicable, a “Post-Closing Release Date”), the ITA Withholding Certificate shall not be valid, the Seller shall deliver to the Purchaser on or before such date a certification or ruling duly issued by the Israeli Tax Authority in a customary form and substance, (i) exempting the Purchaser from the duty to withhold Israeli Tax with respect to such amount, (ii) determining the applicable rate of Israeli Tax to be withheld from such amount or (iii) providing the Purchaser with any other instructions regarding the payment or withholding with respect to such amount in a customary form and substance (a “Valid Post-Closing Withholding Certificate”). A certificate duly issued to the Seller under the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets, 1977) and valid at the Post-Closing Release Date shall be deemed as a Valid ITA Post-Closing Withholding Certificate. In such an event, Purchaser shall release to the Seller the Additional Amounts payable to the Seller hereunder in accordance with the provisions of the Valid Post-Closing Withholding Certificate

(ii)
If a Valid Post-Closing Withholding Certificate is not delivered to the Purchaser on or prior to the applicable Post-Closing Release Date, the Purchaser and the Seller shall appoint a mutually acceptable Israeli paying agent and enter into a paying agent agreement, in the form and substance reasonably acceptable to the Purchaser and the Seller and pursuant to the provisions of section 6.2 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Israeli Paying Agent Agreement”), which shall include an undertaking by such Israeli paying agent as required under section 6.2.4.3 of such Income Tax Circular and a customary one hundred and eighty (180) days mechanism from the applicable Post-Closing Release Date to approach the Israeli Tax Authority and obtain a Valid Post-Closing Withholding Certificate as shall be further detailed in such paying agent agreement. The Israeli paying agent so appointed will: (i) hold and release any portion of the applicable amount pursuant to the Israeli Paying Agent Agreement and (ii) be responsible for any Israeli Tax withholding from any portion of such amount, only in accordance with applicable Israeli Law and subject to the provisions of the Israeli Paying Agent Agreement.

Article 3
Warranties

3.1	Warranties of the Seller

(a)
Except as set forth in the correspondingly numbered paragraph of the Seller Disclosure Letter, the Seller warrants to the Purchaser as set forth in Schedule “B” and acknowledges and agrees that the Purchaser is relying upon such warranties in connection with the entering into of this Agreement.

(b)
Each of the paragraphs in Schedule “B” shall be construed as a separate and independent warranty and the Purchaser shall have a separate claim and right of action in respect of every breach of a warranty, in each case, subject to Section 9.6(c).

3.2	Warranties of the Purchaser

The Purchaser warrants to the Seller as set forth in Schedule “C” and acknowledges and agrees that the Seller is relying upon the warranties in connection with the entering into of this Agreement.

Article 4
Covenants of the Parties

4.1	Access for Due Diligence

Subject to compliance with applicable Laws, during the Closing Period the Seller shall:

(a)
cause the Corporation (and any other Affiliates of the Seller) to give the Purchaser and its accountants, financial and legal advisers and other representatives (including any insurance company) access as the Purchaser may reasonably request to its personnel, premises, suppliers, customers, Books and Records, Corporate Records, Tax Returns, Contracts and other Assets (in each case, except for Purchaser Excluded Materials); and

(b)
provide the Purchaser with such information relating to the Corporation, the Assets, the Purchased Shares and the business of the Corporation as the Purchaser may reasonably request (in each case, except for Purchaser Excluded Materials).

4.2	Transaction Personal Information

Each Party shall comply in all material respects with all applicable privacy laws in the course of collecting, disclosing and using Transaction Personal Information. Subject to the foregoing, the Parties may collect, use and disclose Transaction Personal Information for purposes related to the Transactions and that is necessary to determine whether to proceed with such transactions. Prior to Closing, the Purchaser shall not disclose Transaction Personal Information to any Person other than its representatives, including its counsel, who are evaluating and advising on the Transactions.

4.3	Confidentiality

The Seller and the Purchaser acknowledge having signed the Confidentiality Agreement and the Parties agree to comply with such agreement in accordance with its terms. Notwithstanding the terms of the Confidentiality Agreement, the Parties hereto acknowledge and agree that this Agreement may be shared with any Tax Authority, including HMRC.

4.4	Conduct of Business Prior to Closing

(a)
The Seller covenants and agrees that, during the period from the date of this Agreement until the earlier of Closing and the time that this Agreement is terminated in accordance with its terms, except (i) as expressly required or expressly permitted by this Agreement, (ii) as reasonably required by applicable Law, (iii) as required in connection with the Pre-Closing Reorganization, or (iv) with the prior written consent of the Purchaser, the Seller shall cause the Corporation to and that the Corporation shall: (A) conduct its business in the Ordinary Course, (B) use its Commercially Reasonable Efforts to maintain its business organization, goodwill and assets to keep available the services of the Employees and satisfactory relationships with others having business relationships with the Corporation, (C) comply in all material respects with the terms of all Material Contracts and with applicable Laws, and (D) not make any material change in its business, assets, liabilities, operations, capital or affairs. Without limiting the generality of the foregoing, during such above-mentioned time period and subject to such above-mentioned exceptions, the Corporation shall not, directly or indirectly:

(i)	amend or otherwise change or modify its constating documents;

(ii)
reduce the stated capital or adjust, split, reverse split, subdivide, combine, constitute, reclassify, modify or amend any shares in the capital of the Corporation (including the Purchased Shares) or other securities of the Corporation, including any debt securities, options, equity or equity-based compensation, restricted capital, restricted capital units, warrants, convertible securities or other rights of any kind to acquire any of such securities (if any);

(iii)	declare, set aside, make or pay any dividend or other distribution (whether in cash, capital or property or any combination thereof) with respect to the Corporation’s securities;

(iv)
redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares in the capital of the Corporation (including the Purchased Shares) or other securities of the Corporation;

(v)	enter any Contract with, or make any payment to, any party not dealing at arm’s length with the Corporation including, for certainty, relating to or derived from any RDEC.

(vi)
(i) adopt a plan of liquidation or resolution providing for the liquidation, dissolution or winding up of the Corporation, (ii) reorganize, merge, combine or amalgamate with any Person or (iii) (A) acquire (by merger, consolidation, acquisition of shares or assets or otherwise), sell, pledge, lease, dispose of, mortgage, licence, transfer or otherwise encumber or agree to do any of the foregoing, directly or indirectly, in one transaction or in a series of related transactions, in respect of any Person, assets, securities, properties, interests or businesses, other than (x) routine purchase orders in the Ordinary Course, or (y) the acquisition, sale, lease or other transfer of inventories for resale or use by the Corporation or its customers in the Ordinary Course, or (z) in respect of obsolete, damaged or destroyed assets, (B) make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital or otherwise, or (C) purchase any property or assets of any other Person;

(vii)
enter into, or resolve to enter into, any agreement that has the effect of creating a joint venture, partnership, shareholders’ agreement, profit-sharing arrangement, collaboration agreement, co-development agreement or similar relationship;

(viii)
engage in any transaction with any Employee, director or contractor of the Corporation or any of their respective Affiliates or associates other than to retain such Person’s services in the Ordinary Course;

(ix)
issue, grant, transfer, deliver, sell, pledge, dispose of, mortgage, licence or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge, disposal, mortgaging, licencing or encumbrance of or create any derivative interest in, any shares in the capital of the Corporation or other equity or voting interests of the Corporation, or any options, deferred share units, warrants or similar rights exercisable or exchangeable for or convertible into, or otherwise evidencing a right to acquire such securities or other equity or voting interests (if any), or any share appreciation rights, phantom share awards or other rights that are linked to the price or the value of the Purchased Shares upon the exercise or settlement of the currently outstanding options (if any);

(x)	save for the Closing RSUs, accelerate the vesting of any option (if any);

(xi)	make or commit to make any capital expenditures (as defined in accordance with IFRS) during the remaining portion of the current fiscal year which in the aggregate exceed [***];

(xii)
commence, cancel, waive, release, assign, settle or compromise any proceeding (including any insurance claim), in whole or in part (i) relating to the assets or the business of the Corporation, other than as results solely in monetary obligations involving payment (without admission of wrongdoing) by the Corporation of an amount not greater than [***] (net of insurance proceeds) in the aggregate, or (ii) brought by any present, former or purported holder of securities of the Corporation in connection with the Transactions;

(xiii)
except as provided herein, (i) prepay, discharge or satisfy any indebtedness for borrowed money before its scheduled maturity or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof, or (ii) (A) before due and owing, pay, discharge or satisfy, or (B) waive, release, assign, settle or compromise, any material claims or material liabilities (including any proceedings by any Governmental Authority);

(xiv)	incur any Indebtedness in excess of, individually or in the aggregate, [***];

(xv)
make or forgive any loan or advance to, or any capital contribution or investment in, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) with respect to any material liabilities or obligations of, any other Person, including any current or former director, officer, Employee, contractor or agent of the Corporation (other than with respect to accounts payable to trade creditors in the Ordinary Course);

(xvi)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales Contracts or similar financial instruments other than in the Ordinary Course;

(xvii)
except as required by Law: (i) adopt, enter into, materially amend or terminate any contracts of employment (or any plan, policy, program, Contract, arrangement or agreement that would be a contract of employment if it were in effect on the date hereof); (ii) grant, accelerate, increase or otherwise amend any compensation, salary or other remuneration, payment, bonus, award, profit sharing distribution or other benefit payable to, or for the benefit of, any current or former Employee, contractor or director, other than as required pursuant to an existing contract of employment as in force on the date hereof, applicable Law or as it relates to de minimis employee benefits; (iii) hire, engage, promote or terminate (other than for cause) the employment or engagement of, any Employee, contractor or director, in any case, other than in the Ordinary Course for Employees or contractors whose annual base compensation does not exceed (or will not exceed) [***];

(xviii)	negotiate or enter into any union recognition agreement, collective bargaining agreement, union agreement or similar agreement with any trade union or representative body;

(xix)
negotiate, amend, extend, renew or modify in any material respect, voluntarily terminate, cancel, waive any material right under or release or assign any material rights under any Material Contract, or enter into any Contract that would be a Material Contract if in effect on the date hereof, or fail to enforce upon any material breach of any Material Contract of which it becomes aware, or breach, violate or be in default in any material respect under any Material Contract without curing such breach, violation or default;

(xx)	[***]

(xxi)
make, amend or rescind any material express or deemed Tax election, settle or compromise any material Tax Proceeding, controversy or liability, amend any Tax Return in any material respect, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter, incur any liability for material Taxes outside of the Ordinary Course, fail to pay any material Tax that becomes due and payable (including any estimated Tax payments) except for Taxes being disputed in good faith for which adequate reserve has been set aside in accordance with IFRS, or materially amend or change any of its methods of reporting income, deductions or accounting for Tax purposes, where the result of such action is inconsistent with past practice, UK Tax Statute, or any other applicable Laws;

(xxii)
fail to withhold from each payment made by it the amount of all Taxes and other deductions required to be withheld therefrom and to pay the same to the proper Tax Authority within the time prescribed under any applicable Laws;

(xxiii)	make a request for a Tax ruling or enter into any material agreement with a Governmental Authority with respect to Taxes;

(xxiv)
change the jurisdiction in which it is resident for Tax purposes or establish a new branch, office, place of management, fixed place of business or other form of permanent establishment in any jurisdiction for any Tax purposes;

(xxv)
make any material change in the Corporation’s, methods, policies or procedures of accounting, except as required by changes in IFRS, as otherwise required by Law or pursuant to written instructions, comments or Authorizations of a Governmental Authority;

(xxvi)
(i) sell, transfer, assign or dispose of any right in any Intellectual Property, other than non-exclusive licenses in the Ordinary Course that are terminable by the Corporation without any consent, penalty or payment, lease, or grant a license of any right in any Intellectual Property, or (ii) assign or grant a license of any material right in any other Intellectual Property; or

(xxvii)
authorize, agree, resolve or otherwise commit to do any of the foregoing or perform or take any other action or resolution, or refrain from performing or from taking any action or resolution, the taking or performance thereof, or the refraining from the taking or performance thereof, as the case may, would result in making any of the warranties of the Seller and the Corporation contained herein untrue or incomplete in any material way.

4.5	Actions to Satisfy Closing Conditions

(a)
Except as otherwise provided in this Agreement, the Seller shall take all such actions as are within its control and shall use Commercially Reasonable Efforts to cause other actions to be taken which are not within its control, so as to ensure compliance with all of the conditions set forth in Section 7.1 including ensuring that during the Closing Period and at Closing, there is no material breach of any of its warranties.

(b)
Except as otherwise provided in this Agreement, the Purchaser shall take all such actions as are within its control and shall use Commercially Reasonable Efforts to cause other actions to be taken which are not within its control, so as to ensure compliance with all of the conditions set forth in Section 7.2 including ensuring that during the Closing Period and at Closing, there is no material breach of any of its warranties.

4.6	Transfer of the Purchased Shares

The Seller shall take all necessary steps and corporate proceedings to permit good title to the Purchased Shares to be duly and validly transferred and assigned to the Purchaser at Closing, free and clear of all Liens (except for Permitted Share Liens).

4.7	Consents

The Seller shall use Commercially Reasonable Efforts to obtain, prior to Closing, all Consents necessary or advisable in connection with the transfer of the Purchased Shares and the completion of the other Transactions. Such Consents shall be on such terms as are acceptable to the Purchaser, acting reasonably.

4.8	Filings and Governmental Authorizations

(a)	Each of the Seller and the Purchaser (as applicable) shall:

(i)
as soon as practicable and in any event within ten (10) Business Days after execution of this Agreement, make, or cause to be made, all such filings and submissions under all Laws applicable to it (including any applicable antitrust Laws), as may be required for it to complete the transfer of the Purchased Shares and the other Transactions; and

(ii)
notify the Secretary of State in the United Kingdom of the Transactions by way of notification to the Investment Security Unit in the Cabinet Office in accordance with the requirements of the NSI Act to enable receipt of confirmation within the applicable statutory review time periods that, either:

(A)
the Secretary of State has notified or is deemed to have notified the Purchaser in accordance with section 14(8)(b)(ii) of the NSI Act to the effect that no further action will be taken in relation to the Transactions and the Transactions are therefore cleared and will not receive a call-in notice; or

(B)	in the event that the Secretary of State gives a call-in notice under section 14(8)(b)(i) of the NSI Act in relation to the Transactions or any part thereof, the Secretary of State has either:

(I)
given a final notification to the Purchaser under section 26 of the NSI Act that no further action will be taken in relation to the Transactions or any part thereof and the Transactions are therefore cleared unconditionally; or

(II)
made a final order under section 26 of the NSI Act that the Transactions or any part thereof can only proceed subject to certain provisions and those provisions are reasonably acceptable to the Purchaser;

(iii)
otherwise use Commercially Reasonable Efforts to obtain, or cause to be obtained, all Authorizations necessary or advisable in order to complete the transfer of the Purchased Shares and the other Transactions.

Subject to compliance at all times with applicable Law and the other provisions of the Agreement (including Section 4.2), the Seller and the Purchaser shall coordinate and cooperate with each other in exchanging information and supplying such assistance as is reasonably requested in connection with the foregoing including providing each Party with all notices and information supplied to or filed with or received from any Governmental Authority (except for notices and information which the Seller or the Purchaser, in each case acting reasonably, considers highly confidential and sensitive and which may be filed on a confidential basis).

(b)	Without limiting the generality of the foregoing, each of the Seller and the Purchaser shall:

(i)
comply, at the earliest practicable date and after consultation with the other Party, with any request for additional information or documentary material received by it from the responsible Governmental Authority;

(ii)
cooperate with one another in connection with any filings or other submissions aimed at resolving any investigation or other inquiry concerning the Transactions initiated by the responsible Governmental Authority, including providing each other with copies of any notifications, filings, applications and other submissions in draft form so that the other Party can confirm that information contained within is consistent and accurate; and

(iii)
use Commercially Reasonable Efforts to cause any applicable waiting periods under any applicable antitrust Laws to terminate or expire at the earliest possible date and to obtain any necessary approvals of the Transactions.

(c)	Notwithstanding any other provision of this Agreement, the Purchaser and the Seller shall each pay one-half of any filing fees under any applicable antitrust Laws.

4.9	Notice of Untrue Warranty

During the Closing Period, the Seller shall promptly notify the Purchaser of any facts, conditions, matters or occurrences of which it becomes aware that would or would reasonably be likely to cause a breach or inaccuracy of any warranties or the non-fulfillment, in any material respect, of any covenant of the Seller under this Agreement and which notice shall not constitute a waiver or amendment of any warranty or covenant.

4.10	Books and Records

(a)
The Seller shall deliver or cause to be delivered to the Purchaser at Closing all the Books and Records. The Purchaser shall retain all accounting and Tax Books and Records relating to the Corporation for a period of seven (7) years from the Closing Date or for such longer period as may be required by applicable Laws, but the Purchaser is not responsible or liable to the Seller for any accidental loss or destruction of, or damage to, any such Books and Records. So long as any such Books and Records in respect of the period prior to Closing are retained by the Purchaser pursuant to this Agreement, the Seller may inspect and make copies (at its own expense) of such Books and Records in respect of the period prior to Closing for purposes of preparing its own Tax Returns at any time during normal business hours and upon reasonable notice and without undue interference to the business operations of the Corporation. The Purchaser may have its representatives present during any such inspection.

(b)
The Seller shall, and shall procure that the relevant subsidiaries of the Seller shall, for a period of seven (7) years from the Closing Date or for such longer period as may be required by applicable Laws, retain and permit the Purchaser to have reasonable access to (with the right to take copies at the Purchaser’s expense) the Books and Records of the Seller and its subsidiaries to the extent they relate to the Corporation and to periods prior to Closing and with the exception of Purchaser Excluded Materials (“Retained Records”), provided that the Seller is not responsible or liable to the Purchaser for any accidental loss or destruction of, or damage to, any such Books and Records. Without prejudice to the foregoing, the Seller shall permit the Purchaser to seek the input and assistance of the Seller’s Employees (whilst they remain so) to answer the Purchaser’s queries with respect to the Retained Records or any matters and information which the Purchaser may reasonably require, in each case, solely to the extent that such matters and information relate to the Corporation and periods prior to Closing and are not Purchaser Excluded Materials.

4.11	Public Announcements

The Parties shall publicly announce the Transactions promptly following the date hereof, the text and timing of such announcement to be approved by each Party in advance, acting reasonably. No Party shall otherwise issue any press release or otherwise make any public announcement with respect to this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing pursuant applicable Law or stock exchange rules, and the Party making such disclosure or filing shall use Commercially Reasonable Efforts to give prior written notice to the other Party and a reasonable opportunity to review or comment on such disclosure or filing, and if such prior notice is not possible, to give such notice as promptly as practicable following the making of such disclosure or filing.

4.12	Directors’ and Officers’ Insurance

The Seller and the Purchaser agree that, prior to Closing, the Seller shall cause the Corporation to purchase, at a cost to be shared equally by the Seller and the Purchaser, pre-paid, non-cancellable, customary policies of directors’ and officers’ liability insurance in the name of the Corporation in terms approved by the Purchaser, which shall provide protection comparable to the most favourable protection provided by the policies of the Corporation as were in effect on the date of this Agreement with coverage of 2.5 million British Pound Sterling in the aggregate on a “trailing” or “run-off” basis for each individual who, on or prior to the Closing Date, was a director or officer of the Corporation, with respect to claims arising within six (6) years after the Closing Date relating to facts or events that occurred prior to Closing; provided that the Purchaser shall not be required to pay any amounts in respect of such coverage prior to Closing.

4.13	Pre-Closing Reorganization

(a)
Prior to the Closing Date, at the sole expense of the Seller, the Seller will, and will cause its Affiliates to, effect the pre-closing reorganization substantially in accordance with the steps set out in Section 4.13 of the Seller Disclosure Letter (the “Pre-Closing Reorganization”). The Pre-Closing Reorganization shall be authorized by all necessary corporate actions of the parties thereto.

(b)
The assets, liabilities and employees to be transferred from the Corporation to other Affiliates of the Seller pursuant to the Pre-Closing Reorganization shall be referred to herein as the “Excluded Matters”. The parties hereto agree that the warranties of the Seller are not made with respect to, and shall be read to disregard, any of the Excluded Matters (regardless of such assets, liabilities and employees being assets, liabilities and employees of the Corporation as of the date hereof). For the avoidance of doubt, the foregoing shall not derogate from the Seller’s indemnification obligations pursuant to Sections 9.1(c), 9.1(d), 9.1(e), 9.2 or otherwise.

(c)
Prior to the date hereof, the Seller has provided the Purchaser with final or substantially final forms of all material documentation relating to the steps included in the Pre-Closing Reorganization (the “Reorg Forms”). In the event that the Seller desires to effect any step of the Pre-Closing Reorganization by using documentation which materially deviates from the Reorg Forms or which documentation was not included in the Reorg Forms, then the Seller shall, at least five (5) Business Days before any such documentation is executed or comes into force, provide the Purchaser with final or near-final draft of such documentation and Seller shall incorporate comments requested by the Purchaser as are reasonably acceptable to the Seller which new document shall form part of the Reorg Forms. As soon as reasonably practicable following the execution or effectiveness thereof, and no later than immediately prior to Closing, the Seller shall provide the Purchaser with copies of such documentation that has been executed or become effective relating to the Pre-Closing Reorganization and any related information in the possession of the Seller relating to the Tax treatment of the Pre-Closing Reorganization, all of which shall be substantially in the form of the Reorg Forms.

4.14	Closing RSUs

The Seller shall:

(a)
procure that, in relation to the Closing RSU Shares to be awarded in satisfaction of the Closing RSUs, sufficient of those shares are sold as soon as practicable and, in any event within ten (10) Business Days after the shares are awarded to holders of Closing RSUs (unless any regulations preventing dealings in those shares are effective at that time, in which case the period of ten (10) Business Days shall commence on the date of the expiry of those restrictions), to produce net cash proceeds to meet the amount of any income tax and employee National Insurance contributions (but not any employer National Insurance contributions) which is required to be accounted for by the Corporation in respect of the Closing RSU Shares (the "Employee Tax Liability"); and

(b)
promptly remit a sufficient amount of such proceeds (or other amounts) (the "Proceeds") to the Corporation (as directed by the Purchaser) in order for the Purchaser to apply, or procure the application of, the Proceeds to fully discharge the Employee Tax Liability (to the extent of the Proceeds received).

4.15	Security

Following Closing, the Seller shall take all action necessary to promptly cause the security and liens granted under the Security Agreements to be valid, perfected and subsisting in each applicable jurisdiction, to the reasonable satisfaction of the Purchaser, provided, however, that the Purchaser or other respective Secured Party (as defined in the Security Agreements) has provided all of the information and documentation that is legally required under applicable Law on its part in order to make the security and liens valid, perfected and subsisting.

4.16	Transfer of Amounts Received on Account of RDEC

(a)
The Purchaser shall, within five Business Days of receipt of the 2022 RDEC Amount (or promptly following Closing, if such amount is received in advance of Closing), pay or cause to be paid to the Seller an amount equal to the 2022 RDEC Amount. Other than as provided in the previous sentence, the Purchaser and the Corporation shall have no obligation to pay any other amount of RDEC (whether the 2023 RDEC Amount or otherwise) to the Seller.

(b)
If HMRC raises any enquiry, dispute or requires repayment of any 2022 RDEC Amount (or a portion thereof), the Seller shall pay to the Purchaser as an adjustment to the Purchase Price the amount of such dispute or repayment provided that the Purchaser may elect to satisfy, in whole or in part, the amounts owing under this subsection by one or more of the following means (without duplication of recovery) (i) setting off such amount against the Holdback Amount, (ii) causing it or its Affiliate to set off such amount against amounts owing to the Seller or the Seller’s Affiliate under the [***], and (iii) invoicing the Seller or the Seller’s Affiliate directly, with such invoice to be paid in full by the Seller or Seller’s Affiliate within thirty (30) days of receipt. Should none of these methods result in satisfaction of the amount owing, the Purchaser may cause it or its Affiliate to set off such amount against amounts owing to the Seller or the Seller’s Affiliate under the Master Purchase Agreement or other purchase agreement among the relevant parties.

(c)
If the Allocated 2023 RDEC Amount is less than the ESA Prepayment Amount, the Seller shall pay to the Purchaser as an adjustment to the Purchase Price an amount equal to the difference between the ESA Prepayment Amount and the Allocated 2023 RDEC Amount provided that the Purchaser may elect to satisfy, in whole or in part, the amounts owing under this subsection by one or more of the following means (without duplication of recovery) (i) setting off such amount against the Holdback Amount, (ii) causing it or its Affiliate to set off such amount against amounts owing to the Seller or the Seller’s Affiliate under the [***], and (iii) invoicing the Seller or the Seller’s Affiliate directly, with such invoice to be paid in full by the Seller or Seller’s Affiliate within thirty (30) days of receipt. Should none of these methods result in satisfaction of the amount owing, the Purchaser may cause it or its Affiliate to set off such amount against amounts owing to the Seller or the Seller’s Affiliate under the Master Purchase Agreement or other purchase agreement among the relevant parties

4.17	Change of Name; Prohibition on Use of Name and Logo.

On or before the Closing Date, the Seller shall cause the Corporation to amend its constating documents and to take all other actions necessary to change the Corporation's name, effective as of the Closing, to such name as reasonably requested by the Purchaser, which changed name must not include the name "SatixFy" and be sufficiently dissimlar to Seller's name to avoid confusion. From and after the Closing, neither the Purchaser nor any of its Affiliates (including the Corporation) shall have the right to use, and shall not use, the "SatixFy" name or logo without the Seller's express written consent.

4.18	No Shop

From the date hereof until December 31, 2024, the Seller agrees it will not, and will ensure that each of its Affiliates and its and their respective officers, directors, representatives, agents, advisors and counsel do not: solicit, encourage or entertain offers, proposals or inquiries or furnish any non-public information or documents to, or enter into any agreement with, any Person other than the Purchaser or its Affiliates, regarding any transaction which involves the sale of the Seller or any of its Affiliates which engages or materially supports the manufacturing or sale of Products (as defined in the Master Purchase Agreement) or the sale or other disposition of substantially all of the assets of the Seller or such Affiliate. During this period, the Seller will promptly notify the Purchaser, including the board observer appointed under the Investor Rights Agreement, of any such written offer, proposal or inquiry that is presented to the Seller’s Board of Directors.

Article 5
Tax Matters

5.1	Preparation of Tax Returns

(a)
The Purchaser shall cause the Corporation to prepare and file all Tax Returns of the Corporation which are due after the Closing Date in respect of all Pre-Closing Tax Periods, which Tax Returns shall be prepared and filed on a timely basis and in a manner consistent with prior practice or on any other reasonable and lawful basis, in each case, with respect to the treatment of specific items on such Tax Returns (to the extent such treatment is reasonable in the circumstances and not prohibited by applicable Laws). Not less than twenty (20) days prior to the due date of any such Tax Return, the Purchaser shall provide the Seller with a substantially final draft of the Tax Return (the “Draft Return”). The Seller and its accountants shall have the right to review the Draft Return and any working papers relating to its preparation. Within ten (10) days after the date that the Seller receives the Draft Return, the Seller shall advise the Purchaser in writing that it either:

(i)	agrees that the Draft Return was prepared in accordance with the principles set out above; or

(ii)	does not agree that it was so prepared, in which case the Seller shall set out, in reasonable detail, the basis for such disagreement.

(b)
If the Seller notifies the Purchaser of a disagreement pursuant to Section 5.1(a)(ii) the Seller and the Purchaser shall attempt to resolve such disagreement; provided, however, that if the Seller and the Purchaser fail to reach agreement, then the disagreement shall be resolved by a nationally recognized firm of independent public accountants to be designated by mutual agreement of the Seller and the Purchaser. The fees and expenses of the accountants in making any such determination will be borne 50% by the Seller and 50% by the Purchaser.

(c)
The Seller shall cause the Corporation to prepare and file all Tax Returns of the Corporation due on or prior to the Closing Date, which Tax Returns must be prepared and filed on a timely basis consistent with existing procedures for preparing such Tax Returns and in a manner consistent with prior practice or on any other reasonable and lawful basis, in each case, with respect to the treatment of specific items on the Tax Returns (to the extent such treatment is reasonable in the circumstances and not prohibited by applicable Laws).

(d)
Without limiting the Seller’s covenant to pay set out in Section 9.2 of this Agreement, the Seller shall pay to the Purchaser, as an adjustment to the Purchase Price, on or before their respective due dates, all Taxes of the Corporation due with respect to any Pre-Closing Tax Period. In the case of Taxes which relate to the portion of a Straddle Period that falls prior to Closing Date, the portion of any such Taxes that are treated as attributable to the Pre-Closing Tax Period for purposes of this Agreement shall be allocated as follows: (i) Taxes based upon or related to income, gains or receipts shall be allocated based upon a closing of the books of the Corporation as of the end of the day on the Closing Date; (ii) Taxes (other than those specified in (i)) imposed on specific transactions (e.g., sales and payroll) shall be allocated based on the day on which such transactions occur; and (iii) any Taxes not covered by clause (i) or (ii) above shall be deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period.

5.2	Cooperation Regarding Tax Matters

The Seller, the Purchaser and the Corporation shall cooperate fully with each other (and following the Closing Date, the Purchaser shall cause the Corporation to cooperate fully with Seller) and shall make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation and filing of all Tax Returns and in order to contest any audit, assessment or reassessment of Taxes or to pursue any objection or appeal, and shall preserve such data and other information until the expiry of any applicable limitation period under applicable Laws with respect to the periods covered by such Tax Returns.

5.3	VAT

(a)
The Seller shall ensure that the Representative Member shall properly report all supplies, importations and acquisitions of goods and services made by and to the Corporation up to and including the Relevant Date in its group VAT returns, and the Purchaser shall after Closing procure that all information necessary to enable the Representative Member to do this is supplied by the Corporation to the Representative Member on a timely basis.

(b)
The Representative Member shall account (within five (5) Business Days of the receipt by the Purchaser of a determination by the Representative Member of any amount pursuant to Section 5.3(f)) to the Corporation for an amount equal to any repayment of VAT attributable to the business carried on by the Corporation and supplies, importations and acquisitions, made to it and by it so far as not paid prior to or at Closing.

(c)
The Purchaser shall procure that the Corporation shall account (within five (5) Business Days of the receipt by the Purchaser of a determination by the Representative Member of any amount pursuant to Section 5.3(f)) to the Representative Member for an amount equal to any payment of VAT attributable to the business carried on by the Corporation and supplies made to the Corporation and supplies, importations and acquisitions provided that payment shall only be made of an amount in respect of VAT which (i) has not been paid by the Corporation prior to or at Closing; or (ii) is not an amount that the Purchaser would be entitled to claim from the Seller under this Agreement; and (iii) reflects a liability shown in the Final Working Capital Statement.

(d)
For the purposes of Sections 5.3(b) and 5.3(c), any repayment or payment due to or from the Corporation but attributable to the business carried on by the Corporation shall be determined as if the Corporation was not a member of the VAT Group, but disregarding any supplies, importations and acquisitions made to or by members of the said group.

(e)
For the purposes of Sections 5.3(b) and 5.3(c), any amount due to or from the Corporation shall be determined by the Representative Member acting in good faith as soon as possible after Closing and notified promptly thereafter to the Purchaser. If it becomes apparent that such determination was materially incorrect, the Representative Member shall make a fresh determination of any amount due.

(f)
The Representative Member shall, immediately following Closing, submit to HMRC all such notices as are necessary in order that the Corporation ceases to be a member of the VAT Group. The Representative Member shall account to HMRC for all VAT on supplies, importations and acquisitions made after Closing for which the Corporation would be jointly and severally liable as a member of the VAT Group.

(g)
The Representative Member shall afford the Corporation such access to any of its records relating to VAT as may reasonably be required to prepare, submit and agree the VAT returns of the Corporation for all periods beginning after the Relevant Date.

(h)
Where one Party is obliged under this Agreement to reimburse another Party for costs and expenses, that obligation shall extend to any VAT on such costs and expenses except to the extent that they are recoverable.

(i)
The reimbursement in Section 8.2 is exclusive of any VAT which is chargeable in respect of the same, and accordingly, if VAT is or becomes chargeable on any supply for which the reimbursement is consideration and the Purchaser is required to account to the relevant Tax Authority for the VAT, the Seller shall pay to the Purchaser (in addition to and at the same time as the reimbursement) an amount equal to the amount of the VAT.

5.4	Group Taxes

(a)
The Seller shall procure that, if the Corporation is a member of a group payment arrangement (the “GPA”), the nominated company of the group payment arrangement shall promptly, following Closing, apply to HMRC to remove the Corporation from the GPA as soon as practicable. The Seller shall keep the Purchaser informed of the progress of the application and shall promptly provide copies of all correspondence.

(b)
To the extent that the nominated company of the GPA receives or has received from HMRC an amount in respect of any R&D Relief or other Relief (whether by way of payment, credit or set-off) that is attributable to the Corporation, then it shall pay such amount to the Corporation, save to the extent that such payment has already been made on or before Closing.

(c)
The Seller agrees that it shall procure that with: (a) no amount of corporate interest restriction shall be allocated to the Corporation by the Seller or any of its Affiliates in respect of any Pre-Closing Tax Period; and (b) the Seller and each of its Affiliates shall not adopt a position in respect of the carried forward loss allowance which would give rise to a greater actual and accrued liability for corporation tax than that set out in the Final Working Capital Statement.

(d)	Unless the Parties otherwise agree, the Seller shall have no right to claim any amounts of Group Relief from the Corporation in respect of any Pre-Closing Tax Period.

Article 6
Closing

6.1	Date, Time and Place of Closing

The completion of the Transactions shall take place remotely via the electronic or other exchange of documents and signature pages, or at such location as may be agreed upon by the Parties.

6.2	Dealing with and voting on the Purchased Shares

(a)	The Seller hereby declares that for so long as it remains the registered holder of any of the Purchased Shares after Closing it shall:

(i)
hold the Purchased Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Closing and all rights arising out of or in connection with them on trust for the Purchaser and its successors in title; and

(ii)	deal with and dispose of the Purchased Shares and all such dividends, distributions and rights as the Purchaser or any such successor may direct.

(b)
The Seller hereby appoints the Purchaser as its lawful attorney for the purpose of doing any act or thing which the Seller could, as a member of the Corporation, do (including receiving notices of and attending and voting at all meetings of the Corporation) from Closing to the day on which the Purchaser or its nominee is entered in the register of members of the Corporation as the holder of the Purchased Shares. For such purpose, the Seller authorises:

(i)	the Corporation to send any notices in respect of the Purchased Shares to the Purchaser; and

(ii)	the Purchaser to complete in such manner as it thinks fit consents to short notice and any other document required to be signed by the Seller in its capacity as a member.

6.3	Seller’s Closing Deliveries

On or before the Closing Date, the Seller shall deliver or caused to be delivered to the Purchaser the following:

(a)
transfers in respect of the Purchased Shares duly executed and completed in favour of the Purchaser, together with the certificates for the Purchased Shares and the duly executed powers of attorney or other authorities under which any of the transfers have been executed;

(b)	copies certified by an officer of the Seller of:

(i)	the articles of the Corporation;

(ii)
the resolutions or minutes of the shareholders and the board of directors of each of the Seller and the Corporation authorising the sale of the Purchased Shares and the execution of the transfers in respect of them and approving the entering into and completion of the Transactions;

(iii)
(as agents for the Corporation) all its statutory and minute books (written up to the Business Day immediately preceding Closing) and its common seal (if any), certificate of incorporation, any certificate or certificates of incorporation on change of name and other documents and records including a copy of its articles of association; and

(iv)	a list of the officers and directors authorized to sign agreements together with relevant specimen signatures,

all in form and substance satisfactory to the Purchaser, acting reasonably;

(c)	procure that the board of directors of the Corporation resolves that:

(i)	the transfers mentioned in Section 6.3(a) be registered (subject only to their being duly stamped) in the register of members of the Corporation; and

(ii)	each of the Persons nominated by the Purchaser be validly appointed as additional directors and/or secretary, as the Purchaser may notify in writing, of the Corporation;

(d)	a certificate of status, good standing or like certificate with respect to the Corporation issued by appropriate government officials of its jurisdiction of incorporation;

(e)	the certificates referred to in Section 7.1(a) and Section 7.1(b);

(f)	the Consents specified in Section 6.3(f) of the Seller Disclosure Letter;

(g)	evidence, satisfactory to the Purchaser, of the release and discharge of the Liens specified in Section 6.3(g) of the Seller Disclosure Letter;

(h)	pay out or discharge letters, in form and substance satisfactory to the Purchaser, in respect of all Indebtedness.

(i)
a resignation and release, in form and content satisfactory to Purchaser’s counsel, from each of the directors and officers of the Corporation specified by the Purchaser in writing prior to Closing, and acknowledging, inter alia, that such directors and officers of the Corporation have no claim outstanding for compensation for loss of office or otherwise, including redundancy and unfair dismissal;

(j)	the Security Agreements, in each case duly executed by the Seller or its applicable Affiliate;

(k)	the Non-Competition Agreement, duly executed by the Seller or its applicable Affiliate;

(l)	the Investor Rights Agreement, duly executed by the Seller or its applicable Affiliate;

(m)	the SIL Promissory Note I, the SIL Promissory Note II and the SUK Promissory Note, in each case, duly executed by the Corporation;

(n)	the License Agreement, duly executed by the Seller or its applicable Affiliate;

(o)	the Escrow Service Agreement, duly executed by the Seller or its applicable Affiliate;

(p)	the Master Purchase Agreement, duly executed by the Seller or its applicable Affiliate;

(q)	the Transition Services Agreement, duly executed by the Seller or its applicable Affiliate;

(r)	the Notes Novation Agreement duly executed by SatixFy UK and SatixFy Israel;

(s)	the Digital Payload License Agreement, duly executed by the Seller or its applicable Affiliate;

(t)	[***]

(u)	the Corporate Records; and

(v)	drafts of the notices to HMRC required to be submitted by the Representative Member pursuant to Section 5.3.

6.4	Purchaser’s Closing Deliverables

On or before the Closing Date, the Purchaser shall deliver or caused to be delivered to the Seller the following:

(a)	a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by the appropriate government official of the jurisdiction of its incorporation;

(b)	the certificates referred to in Section 7.2(a) and Section 7.2(b);

(c)	the SIL Promissory Note II and the SUK Promissory Note, in each case, duly executed by MDA as parent guarantor;

(d)	the Transition Services Agreement, duly executed by the Purchaser;

(e)	the Security Agreements, duly executed by the Purchaser or its applicable Affiliate;

(f)	the Non-Competition Agreement, duly executed by MDA;

(g)	the Investor Rights Agreement, duly executed by MDA;

(h)	the License Agreement, duly executed by the Purchaser or its applicable Affiliate;

(i)	the Escrow Service Agreement, duly executed by the Purchaser or its applicable Affiliate;

(j)	the Master Purchase Agreement, duly executed by the by the Purchaser or its applicable Affiliate;

(k)	the Notes Novation Agreement duly executed by MDA Montreal;

(l)	[***]

(m)
the Closing Payment and receipt into the Seller’s nominated account set out in Section 2.3(a) of the Seller Disclosure Letter shall constitute an effective discharge by the Purchaser in respect of such payments; and

(n)
the SIL Debt I Payment received into the Seller’s nominated account set out in Section 2.3(a) of the Seller Disclosure Letter (which payment shall be received on behalf of SatixFy Israel) which shall constitute an effective discharge by the Corporation of the SIL Debt I and the obligations set out in Section 6.6.

6.5	Closing Procedures

Subject to satisfaction or waiver of the conditions of closing by the relevant Party, at Closing, the Seller shall deliver actual possession of the Purchased Shares to the Purchaser, or as it may direct, and the Purchaser shall make (or cause to be paid) the Closing Payment and shall procure that the Corporation makes the SIL Debt I Payment in accordance with Section 6.6 and all of the transactions contemplated hereby shall be deemed to occur simultaneously.

6.6	Matters for the Purchaser on Closing

At the Closing, the Purchaser shall advance to the Corporation as a loan or share subscription an amount equal to the amount required to enable the Corporation to repay in full the SIL Debt I (as evidenced by the SIL Promissory Note I) and shall procure that the Corporation pays to the Seller such amount (the “SIL Debt I Payment”) in full satisfaction of the SIL Debt I and SIL Promissory Note I.

6.7	Survival

Except as otherwise expressly provided in this Agreement and, for the avoidance of doubt, subject to Section 8.2, the covenants, warranties and other provisions of this Agreement will survive Closing.

6.8	Indebtedness

Two (2) Business Days before the anticipated Closing Date, the Seller shall deliver to the Purchaser the payout and discharge letters contemplated by Section 6.3(h). The Parties acknowledge, and the Seller warrants to the Purchaser that, as of immediately following the Closing, the Corporation will owe the SIL Debt II and the SUK Debt and will have no other Indebtedness outstanding or which may become owing.

Article 7
Conditions of Closing

7.1	Conditions in Favour of the Purchaser

The obligation of the Purchaser to complete the Transactions is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)
Truth of Warranties. The Fundamental Warranties shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if such Fundamental Warranties had been made on the Closing Date. All other warranties of the Seller that are qualified as to materiality shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if such warranties had been made on the Closing Date. The remaining warranties of the Seller shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if such warranties had been made on the Closing Date. The Seller shall have delivered a certificate of a senior officer confirming the foregoing.

(b)
Performance of Covenants. The Seller shall have performed in all material respects all covenants contained in this Agreement to which it is a party to be performed by it at or prior to Closing, and the Seller shall have delivered a certificate of a senior officer confirming the foregoing.

(c)	Consents. All Required Consents and Authorizations shall have been obtained on terms and conditions acceptable to the Purchaser, acting reasonably.

(d)	Seller Closing Deliverables. The Purchaser shall have received all of the Seller’s closing deliverables pursuant to Section 6.3.

(e)	Material Adverse Effect. Since the date of this Agreement, there has not occurred a Material Adverse Effect.

(f)	No Legal Action. No action or proceeding shall be pending or threatened by any Governmental Authority in any jurisdiction, to enjoin, restrict or prohibit:

(i)	any of the Transactions;

(ii)	the right of the Purchaser to acquire or own the Purchased Shares; or

(iii)	the right of the Corporation to operate the business of the Corporation after Closing on substantially the same basis as currently operated.

(g)
Change in Law. Since the date of this Agreement, no Law or any change in any Law or in the interpretation or enforcement of any Law shall have been enacted or come into effect, the effect of which would prevent the completion of the Transactions.

(h)	[***]

(i)
Security. The security and liens granted under the Security Agreements shall be in place, and be valid, perfected and subsisting in each applicable jurisdiction (excluding Israel), to the reasonable satisfaction of the Purchaser.

(j)	[***]

(k)
Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been completed substantially in accordance with the steps set out in Section 4.13 of the Seller Disclosure Letter and the Reorg Forms.

7.2	Conditions in Favour of the Seller

The obligation of the Seller to complete the Transactions is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Seller and may be waived, in whole or in part, by the Seller in its sole discretion:

(a)
Truth of Warranties. The warranties of the Purchaser contained in this Agreement that are qualified as to materiality shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if such warranties had been made on the Closing Date. The remaining warranties of the Purchaser shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if such warranties had been made on the Closing Date. The Purchaser shall have delivered a certificate of a senior officer confirming the foregoing.

(b)
Performance of Covenants. The Purchaser shall have performed in all material respects all covenants contained in this Agreement to be performed by it at or prior to Closing and the Purchaser shall have delivered a certificate of a senior officer confirming the foregoing.

(c)	Purchaser Closing Deliverables. The Seller shall have received all of the Purchaser’s closing deliverables pursuant to Section 6.4.

(d)
No Legal Action. No action or proceeding shall be pending or threatened by any Governmental Authority in any jurisdiction, to enjoin, restrict or prohibit any of the Transactions or the right of the Purchaser to acquire or own the Purchased Shares.

(e)
Change in Law. Since the date of this Agreement, no Law or any change in any Law or in the interpretation or enforcement of any Law shall have been enacted or come into effect, the effect of which would prevent the completion of the Transactions.

Article 8
Termination and Dispute Resolution

8.1	Termination

This Agreement may be terminated at any time prior to the Closing Date:

(a)
by the Purchaser upon written notice to the Seller, if there has been a breach by the Seller of any covenant, warranty or other agreement contained in the Agreement such that any condition specified in Section 7.1 would be incapable of being satisfied or performed by the Outside Date (other than through the failure of the Purchaser to comply with its obligations under this Agreement), and such breach is not waived by the Purchaser or cured by the Seller within ten (10) days after written notice thereof by the Purchaser, provided that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions in Section 7.1 not to be satisfied;

(b)
by the Seller upon written notice to the Purchaser, if there has been a breach by the Purchaser of any covenant, warranty or other agreement contained in the Agreement such that any condition specified in Section 7.2 would be incapable of being satisfied or performed by the Outside Date (other than through the failure of the Seller to comply with its obligations under this Agreement), and such violation or breach is not waived by the Seller or, in the case of a covenant breach, cured by the Purchaser within ten (10) days after written notice thereof by the Seller (it being understood and agreed that the failure to make any payment pursuant to this Agreement at Closing shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller), provided that the Seller is not then in breach of this Agreement so as to cause any of the conditions in Section 7.2 not to satisfied; or

(c)
by either the Purchaser or the Seller if Closing has not occurred (other than through the failure of the Party seeking to terminate the Agreement to comply with its obligations under this Agreement), on or before December 31, 2023 (the “Outside Date”).

8.2	Effect of Termination

(a)
If this Agreement is terminated pursuant to Section 8.1(c), this Agreement shall become void and of no effect without liability of any Party (or any director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that (i) the provisions of this Section 8.2, Section 4.2 (Transaction Personal Information) Section 4.3 (Confidentiality), Section 4.11 (Public Announcements), Article 1 (Interpretation) and Article 10 (Miscellaneous) shall survive the termination of this Agreement.

(b)
If this Agreement is terminated by a Party pursuant to Section 8.1(a) or 8.1(b) (including as a result of a breach by the other Party resulting in a condition in favour of the terminating Party failing to be satisfied), then no remedies available to such Party under this Agreement shall be impaired; provided that, other than in the case of wilful breaches, the sole recourse and remedy of the non-breaching Party shall be to terminate this Agreement in accordance with Section 8.1(a) and to claim against the breaching Party in an amount not to exceed the actual and reasonable out-of-pocket expenses of the non-breaching Party and its Affiliates incurred in connection with the negotiation, execution and performance of the Transaction Documents and the Specified Agreements as of the date of such termination.

8.3	Waiver of Conditions of Closing

If any of the conditions set forth in Section 7.1 have not been satisfied, the Purchaser may elect in writing to waive any such condition and proceed with the completion of the Transactions and, if any of the conditions set forth in Section 7.2 have not been satisfied, the Seller may elect in writing to waive any such condition and proceed with the completion of the Transactions. Any such waiver and election by the Purchaser or the Seller, as the case may be, will only serve as a waiver of that specific closing condition.

8.4	Dispute Resolution

Any controversy, dispute, claim, question or difference between the Parties arising out of or relating to or in connection with, this Agreement including any indemnification claim pursuant to Section 9.9 (a “Dispute”) is to be resolved in accordance with the procedures set out in the following Sections 8.5 and 8.6 which are subject to Section 2.4 the exclusive procedures for the resolution of any Dispute between the Parties.

8.5	Efforts to Settle Disputes

(a)
The Parties shall attempt in good faith to resolve any Dispute promptly by negotiation. However, at any time a Party may give the other Party written notice (the “Initial Notice”) of any Dispute not so resolved. Within fifteen (15) days after delivery of an Initial Notice, the recipient Party shall deliver to the other a written response. Both the Initial Notice and the response must include a statement of that Party’s position, a summary of arguments supporting that position, and the name and contact particulars of the Person who will represent that Party and of any other Person who will accompany the representative. Within thirty (30) days after delivery of the Initial Notice, the representatives of the Parties shall meet at mutually acceptable times and places, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

(b)	All negotiations pursuant to this Section 8.5 are confidential and are to be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

8.6	Arbitration

(a)
Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which rules are deemed to be incorporated by reference into this Section 8.6.

(b)	There shall be one (1) arbitrator selected jointly by the Parties.

(c)	The seat, or legal place, of arbitration shall be London.

(d)	The language to be used in the arbitral proceedings shall be English.

(e)	The governing law of this arbitration agreement shall be the laws of England and Wales.

(f)
The Parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right, or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

(g)
By agreeing to arbitration in accordance with this Section 8.6, the Parties do not intend to deprive any competent court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings, or the recognition and/or enforcement of any award. Any interim or provisional relief ordered by any competent court may subsequently be vacated, continued or modified by the arbitral tribunal on the application of either Party.

8.7	Injunctive Relief

(a)
All awards shall be final and binding on the Parties. The Parties undertake to carry out any award immediately and without any delay; and the Parties waive irrevocably their right to any form of appeal or review of the award by any state court or other judicial authority, insofar as such waiver may be validly made.

(b)
Notwithstanding any other provision of this Agreement, and in addition to any other remedy to which the Parties may be entitled at Law or in equity, a Party may, without any requirement for the securing or posting of any bond in connection with obtaining such relief, seek injunctive relief (whether as a temporary restraining order, preliminary injunction or otherwise) or specific performance pending a decision of the arbitrator, and Section 8.6 will not apply to any such action or proceeding.

Article 9
Indemnification and Remedies

9.1	Indemnification By the Seller: General Matters

Subject to the limitations set out in this Article 9, the Seller shall indemnify and hold harmless the Purchaser and, after Closing, the Corporation and their respective employees, directors, officers, representatives and Affiliates (collectively and together with the Purchaser, the “Purchaser Indemnified Persons”) from and against any loss, liability, obligation, claim, damage, prosecution, judgment, penalty, fine, cost or expense (whether or not involving a Third Party Claim), including costs and charges associated with any investigation and defence and the full amount of all legal fees and other professional fees (collectively, “Damages”), suffered by, imposed upon, or asserted against, the Purchaser or any other Purchaser Indemnified Persons as a result of, in respect of, connected with, or arising out of:

(a)	any breach or inaccuracy of any warranty made by the Seller in this Agreement;

(b)	any breach or failure by the Seller to perform or fulfill any covenant, condition or obligation of the Seller contained in this Agreement;

(c)
any liabilities or obligations of the Corporation of any nature whatsoever arising after Closing in respect of any fact, condition or circumstance existing or occurring on or prior to Closing, other than liabilities reflected or reserved against in the Final Working Capital Statement;

(d)	any Indebtedness (excluding, for the avoidance of doubt, the SIL Debt I, the SIL Debt II and the SUK Debt);

(e)
any Damages or liability of any nature or kind in respect of or arising out of the Pre-Closing Reorganization or the Excluded Matters, including, without limitation, a failure of the Seller to complete or file any elections that may be required under applicable Laws or any Tax Liability of the Purchaser or its Affiliates incurred in connection with the Pre-Closing Reorganization; or

(f)
any claim by any Person for brokerage or finder’s fees, commissions or similar payments based upon any agreement or understanding made or alleged to have been made by any such Person with the Seller or the Corporation (or any Person acting on their behalf) in connection with any of the Transactions.

9.2	Seller’s Covenant to Pay: Tax Matters

The Seller hereby covenants with the Purchaser to pay to the Purchaser on demand, an amount equal to:

(a)	any and all Tax Liabilities of the Purchaser, the Corporation or any Purchaser Indemnified Persons (each, a “Tax Indemnified Person”):

(i)	arising with respect to any income, profits or gains earned, accrued or received (or deemed to be earned, accrued or received) in respect of any Pre-Closing Tax Period of the Corporation ; or

(ii)
arising as a result of any transactions or events that occur, or are deemed to occur, prior to or on Closing (including, for certainty, any and all Tax Liabilities which become liabilities or obligations of the Purchaser or any of its Affiliates or any successor Person by one or more windings-up, amalgamations or other reorganizations); or

(iii)
arising whether before or after Closing due to the relationship of the Corporation with any other Person in any period before Closing for the purposes of Taxes (including, for the avoidance of doubt, any VAT liability of the VAT Representative Member);

(b)	any Purchaser’s Relief Loss; and

(c)	any Tax Liabilities arising in connection with or as a result of any steps taken as part of the Pre-Closing Reorganization,

together, in each case, with all costs and expenses incurred by the Purchaser or the Corporation in connection with the same or with any action taken by the Purchaser to recover any amounts from the Seller under this Agreement.

9.3	Indemnification Procedure: Third Party Claims

(a)
If any claim or proceeding is made or commenced by a third party (a “Third Party Claim”) against a Purchaser Indemnified Person in respect of which the Purchaser Indemnified Person is entitled to indemnification from the Seller under Article 9, the Purchaser Indemnified Person shall give notice to that effect together with particulars of the Third Party Claim to the Seller with reasonable promptness. The failure to give, or delay in giving, such notice will not relieve the Seller of its obligations except and only to the extent of any material prejudice caused to the Seller by such failure or delay. From the time the Purchaser Indemnified Person receives notice of the Third Party Claim, the Purchaser Indemnified Person shall take all reasonable steps to protect its rights and the rights of the Seller in respect of such Third Party Claim, provided that the Purchaser Indemnified Person makes no admission of liability or settles or compromises the Third Party Claim without the prior consent in writing of the Seller, such consent not to be unreasonably withheld in respect of such Third Party Claim.

(b)
The Seller may, by notice to the Purchaser given not later than thirty (30) days after receipt of the notice described in Section 9.3(a), assume control of the defence, compromise or settlement of the Third Party Claim provided that:

(i)	the Third Party Claim involves only money damages and does not seek any injunctive or other equitable relief;

(ii)	the Third Party Claim is not likely to establish a precedent adverse to the Purchaser Indemnified Person;

(iii)	the Third Party Claim does not involve a customer or supplier of the Corporation;

(iv)
if the named parties in the Third Party Claim include both the Seller and an Purchaser Indemnified Person, representation by the same counsel would, in the judgment of the Purchaser, still be appropriate notwithstanding any actual or potential differing interests between them; and

(v)	the Seller irrevocably confirms that the Third Party Claim and associated Damages fall within the scope of the indemnities provided under this Article 9.

(c)	Upon assumption of control of a Third Party Claim by the Seller:

(i)
the Seller shall actively and diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole cost and expense, retaining counsel reasonably satisfactory to the Purchaser; and

(ii)
the Seller shall keep the Purchaser fully advised with respect to the status of the Third Party Claim (including supplying copies of all relevant documents promptly as they become available) and shall arrange for its counsel to inform the Purchaser on a regular basis of the status of the Third Party Claim.

(d)
Any Purchaser Indemnified Person may retain separate co-counsel at their sole cost and expense (without any right to claim indemnification for such costs and expenses), and may participate in, but shall have no right to control, the defence of the Third Party Claim.

(e)
The Purchaser Indemnified Person shall, at the expense of the Seller, cooperate with the Seller and make available to the Seller all relevant information in their possession or under their control (provided that it does not cause either of them to breach any confidentiality obligations) and shall take such other steps as are, in the reasonable opinion of counsel for the Seller, necessary to enable the Seller to conduct such defence. The Purchaser Indemnified Person is not obligated to take any measures which, in the reasonable opinion of the Purchaser, could be prejudicial or unfavourable in any material respect to the Purchaser Indemnified Person.

(f)
The Seller shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim unless consented to by the Purchaser (which consent may not be unreasonably or arbitrarily withheld, conditioned or delayed). Without limiting the generality of the foregoing no admission of fault may be made by or on behalf of the Purchaser or any other Purchaser Indemnified Person without the prior written consent of the Purchaser.

(g)	If:

(i)	the Seller fails to give the Purchaser the notice required in Section 9.3(b) or any of the other conditions in Section 9.3(b) are not satisfied; or

(ii)	the Seller breaches any of its other obligations under this Section 9.3 in any material respect,

the Purchaser may, upon notice to the Seller, assume control of the defence, compromise or settlement of the Third Party Claim and retain counsel as, in its opinion, may appear advisable, the whole at the Seller’s sole cost and expense. Any settlement or other final determination of the Third Party Claim will be binding upon the Seller. The Seller shall, at its sole cost and expense, cooperate fully with the Purchaser, make available to the Purchaser all relevant information in its possession or under its control (provided that it does not cause it to breach any confidentiality obligations) and take such other steps as are, in the reasonable opinion of counsel for the Purchaser, necessary to enable the Purchaser to conduct the defence. The Seller shall reimburse the Purchaser promptly and periodically for the costs of defending against the Third Party Claim (including legal fees and expenses), and shall remain responsible for any Damages the Purchaser may suffer resulting from, arising out of, or relating to, the Third Party Claim to the fullest extent provided in this Article 9.

(h)	For certainty, this Section 9.3 shall not apply to any Third Party Claim from a Governmental Authority relating to a Tax Assessment, which shall be governed solely by Section 9.4.

9.4	Procedure for Tax Matters

(a)
The Purchaser shall give written notice to the Seller promptly (and, in any event, within ten (10) days) after receipt by a Tax Indemnified Person of any notice or inquiry, oral or written, from any Governmental Authority in respect of a Tax Liability, including any assessment or proposed assessment (a “Tax Assessment”). Such notice must set out the information with respect to the Tax Assessment that is then available (without the incurring of material additional obligations or expenses which are not reimbursed by the Seller) to the Tax Indemnified Person. The failure to so notify the Seller does not relieve the Seller from any indemnification obligation which otherwise might exist with respect to such matter, unless (and only to the extent that) the failure to so notify materially prejudices the ability of the Seller to exercise its rights under this Section 9.4 or results in a material increase in the amount of the Tax Liability.

(b)
The Tax Indemnified Person has the right to undertake and control any proceedings, objection or other defence (a “Tax Proceeding”) of any Tax Assessment and, in such case, the Tax Indemnified Person shall pursue any such Tax Proceedings in a timely manner and in good faith. The Seller shall provide the Tax Indemnified Person with such information with respect to the Tax Liability as may become available to the Seller and the Seller shall cooperate with the Tax Indemnified Person in the conduct of all Tax Proceedings relating to any Tax Assessment and related inquiries or investigations. If, pursuant to this Section 9.4(b), the Tax Indemnified Person undertakes any Tax Proceedings of any such Tax Assessment then, subject to Section 9.4(c) below, the Tax Indemnified Person may not cease to defend, settle or otherwise dispose of any such Tax Proceeding without the consent of the Seller, which consent is not to be unreasonably withheld.

(c)
The Tax Indemnified Person shall be free to cease to defend, settle or otherwise dispose of any such Tax Proceeding without the consent of the Seller if: (i) the Tax Indemnified Person is not first indemnified to the reasonable satisfaction of the Tax Indemnified Person against all losses (including any additional Tax Liabilities), interest, costs, damages and expenses which may be thereby suffered or incurred by any Tax Indemnified Person in taking any Tax Proceedings; or (ii) the withholding of the consent by the Seller is predicated on the taking or causing the taking of such action that would involve sending, transmitting issuing or submitting any written correspondence or entering in any other communication which, in the Tax Indemnified Person’s reasonable opinion, is not true, complete and accurate in all material respects or is contrary to the Law or published guidance; or (iii) the withholding of the consent by the Seller is predicated on the taking or causing the taking of such action would, in the Tax Indemnified Person’s reasonable opinion, have an adverse effect on the Corporation, the Purchaser or any other Tax Indemnified Person or its standing with the relevant tax authority.

(d)
If, within thirty (30) days after the Tax Indemnified Person has received the notice from a Governmental Authority referred to in Section 9.4(a), the Tax Indemnified Person does not undertake any Tax Proceedings of any kind in respect of such Tax Assessment or does not confirm to the Seller that it intends to do so, the Seller may undertake and control the Tax Proceedings using counsel of its own choice. The Purchaser shall provide to the Seller information with respect to the Tax Liability as may become available to any Tax Indemnified Person and the Purchaser shall cooperate with the Seller to the extent reasonably requested in the conduct of all Tax Proceedings relating to any such Tax Assessment and related inquiries and investigations. If, pursuant to this Section 9.4(d), the Seller undertakes any Tax Proceedings in respect of any such Tax Assessment, the Seller may not cease to defend, settle or otherwise dispose of the Tax Proceeding without the consent of the Purchaser, which consent is not to be unreasonably withheld.

(e)
If a Tax Indemnified Person is required to make a payment of a Tax Liability assessed under a Tax Assessment in respect of which indemnification is or may be required to be made under this Agreement, the Seller shall promptly (and, in any event, within thirty (30) days of the date that the Purchaser notifies the Seller of the requirement to make the payment) reimburse the Tax Indemnified Person in respect of such payment. In addition, in the event that the amount of any Tax Liability assessed under a Tax Assessment in respect of which indemnification is or may be required to be made under this Agreement would bear interest, the Tax Indemnified Person:

(i)
may pay the amount of the Tax Liability assessed under such Tax Assessment and the Seller shall promptly (and, in any event, within thirty (30) days of the date that the Purchaser notifies the Seller of its determination) reimburse the Tax Indemnified Person in respect of such payment; and

(ii)
to the extent the amount of the Tax Liability has not been paid pursuant to (i) above and subject to the Tax Indemnified Person’s right of reimbursement for amounts paid pursuant to (i) above, will pay to the relevant Governmental Authority on account of the Tax Liability, any amount received by the Tax Indemnified Person from the Seller where the Seller instructs the Tax Indemnified Person to so pay.

If the total of the amounts previously paid by the Seller in respect of such Tax Liability is less than the amount so determined to be the amount of the Tax Liability, the Seller shall promptly (and, in any event, within thirty (30) days of the time that the Purchaser notifies the Seller of the amount of the Tax Liability) pay to the Tax Indemnified Person the amount of the Tax Liability less the total of the amounts previously paid. If the total of the amounts previously paid by the Seller in respect of such Tax Liability exceeds the amount so determined to be the amount of the Tax Liability, the Tax Indemnified Person shall, upon receipt of any refund or credit of such Tax Liability, promptly (and, in any event, within thirty (30) days of the receipt of such refund or credit) pay to the Seller the amount of such refund or credit (including any interest received by the Tax Indemnified Person after taking into account any Taxes payable by the Tax Indemnified Person in respect of such refund, credit or interest).

(f)
For the purposes of this Agreement, in determining the amount of a Tax Liability, if a Relief of the Purchaser, the Corporation or any of its Affiliates is utilized to reduce the amount of income, taxable income or Tax for any taxation year in which a Tax Liability is realized or, but for the utilization of such Relief, would be realized, the amount of the Tax Liability will be determined without taking into account any benefit from such Relief.

9.5	Survival of Warranties

(a)
Except as otherwise provided in this Section 9.5, the warranties of the Seller and the Purchaser contained in this Agreement (and the Seller’s liability in connection therewith) will survive Closing and will continue in full force and effect for a period of eighteen (18) months after Closing (the “Basic Warranty Period”), except:

(i)
for breach of a warranty arising from fraud or wilful misconduct by the Seller, in which case the applicable warranty (and the Seller’s liability in connection therewith) will survive Closing and continue in full force and effect subject to the applicable limitation period; and

(ii)
to the extent that, during such period, the Purchaser has given notice to the Seller of a claim in respect of a warranty in accordance with the terms of this Agreement in which case such warranty (and the Seller’s liability in connection therewith) will survive Closing and continue in full force and effect until the final determination of such claim; provided that, any such claim (other than a claim made within the applicable survival period, but which remains dependent on the occurrence of a future event) shall (if not previously satisfied, settled or withdrawn) not be enforceable against the Seller and shall be deemed to have been withdrawn unless legal proceedings in respect of it have been properly issued and validly served within six (6) months of the lapse of the Basic Warranty Period.

(b)
The warranties of the Seller relating to the liability for Taxes of the Corporation for Taxes including those set forth in Section (cc) of Schedule “B” (Taxes) (and the Seller’s liability in connection therewith), will survive Closing and continue in full force and effect until ninety (90) days after the expiration of the last of the limitation periods contained in UK Tax Statute and any other applicable Laws imposing Taxes on the Corporation subsequent to the expiration of which an assessment or reassessment or other form or recognized document assessing liability for Taxes, interest or penalties thereunder for the period ended on Closing cannot be issued to the Corporation (such period to include any period extended by any agreement, waiver or arrangement with any Tax Authority, if such extension is requested, or consented to, in writing by the Seller).

(c)
The warranties of the Seller contained in Section (ll) of Schedule “B” (Intellectual Property) (and the Seller’s liability in connection therewith) will survive Closing and continue in full force and effect for a period of four (4) years after Closing.

(d)	The Fundamental Warranties (and the Seller’s liability in connection therewith) will survive Closing and continue in full force and effect for the applicable limitations period.

(e)
Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any other Person is entitled to indemnification pursuant to this Article 9 unless the Purchaser or such other Person has given written notice of its claim for indemnification pursuant to Section 9.3(a), Section 9.4(a) or Section 9.9, as the case may be, within the survival periods specified in the foregoing provisions of this Section 9.5.

(f)
The Parties are aware of the relevant limitation periods under applicable Law and agree that (i) this Agreement is a “business agreement” for purposes of that legislation, and (ii) to the extent that the provisions hereof are found to be an agreement to vary or exclude a limitation period under applicable Law, such limitation period is deemed to have been suspended, extended, varied and excluded to the extent necessary to give full force and effect to the provisions of this Agreement.

9.6	Limitations on Liability

Notwithstanding anything to the contrary in this Agreement:

(a)	The Seller shall not be liable in respect of any claim pursuant to Sections 9.1, 9.2 or 9.3 (for purposes of this Section 9.6, each a “Claim”), to the extent that (but only to the extent that):

(i)
such Claim arose as a result of a voluntary act or omission of the Purchaser or any Purchaser Indemnified Person after Closing which the Purchaser knew or ought reasonably to have known would give rise to the circumstances giving rise to the Claim (provided that, for the avoidance of doubt, a voluntary disclosure to a Tax Authority shall not be considered such a voluntary act or omission);

(ii)
such Claim (other than pursuant to Section 9.1(d)) relates to any matter with respect to which specific and identifiable allowance, provision or reserve has been made in the Interim Financial Statements or the Final Working Capital Statement for the matter giving rise to such Claim and the amount of the damage does not exceed such allowance, provision or reserve;

(iii)
such Claim is based upon a liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable (save that the foregoing shall not apply in respect of any Claims under Section 9.2); or

(iv)
the Claim arises as a result of: (A) a change in applicable Laws, administrative practice or withdrawal of extra statutory concession previously made by any taxation or revenue authority or published interpretation of the law, in each case arising after the Closing Date, including any increase in the rates of taxation, any imposition of taxation or withdrawal of any generally available relief from taxation; (B) any change in generally accepted accounting practice after the Closing Date; (C) any change in the accounting policies or practice of the Purchaser or any of its Affiliates (including the Corporation) after the Closing Date; or (D) the passing of any legislation, or making of any subordinate legislation, after the Closing Date.

(b)	The Seller shall not be liable to any Purchaser Indemnified Person for:

(i)	any consequential, indirect or special Damages;

(ii)	any Damages for loss of profits or diminution in value; or

(iii)	punitive Damages;

except, in each case, to the extent necessary to reimburse the Purchaser Indemnified Person for judgments actually awarded to third parties in respect of such types of Damages, solely to the extent Purchaser Indemnified Person is entitled to indemnification of such judgements under this Agreement.

(c)
The Purchaser shall not be entitled to double recovery for Damages in respect of any shortfall, damage, deficiency, breach or other set of circumstances which gives rise to one or more Claims. Recovery by the Corporation or any Affiliate of Purchaser shall be deemed to be recovery by the Purchaser;

(d)	The obligation of the Seller to indemnify the Purchaser and the other Purchaser Indemnified Persons for Damages under Section 9.1(a) is subject to the following:

(i)
following the date the Holdback Amount is exhausted or repaid to the Seller in accordance with Section 2.3(b), the Seller shall have no liability in respect of any breaches or inaccuracies of any warranties (other than the Fundamental Warranties) (collectively, “Secondary Breaches”), until the aggregate amount of all Damages (including, for certainty, after taking into account any reduction to the Holdback Amount pursuant to Section 2.3(b)) incurred by the Purchaser Indemnified Persons with respect to the Secondary Breaches equals or exceeds the Basket. For certainty, no basket or other similar threshold should exist in respect of Damages prior to the date the Holdback Amount is exhausted or repaid to the Seller in accordance with Section 2.3(b). Following such date, once the total of all such Damages (including, for certainty, after taking into account any reduction to the Holdback Amount pursuant to Section 2.3(b)) exceeds the Basket, the Purchaser Indemnified Persons shall be entitled to make an indemnity claim with respect to all Secondary Breaches for the total amount of all Damages from the first dollar (for the avoidance of doubt, subject to Section 9.6(d)(ii) and other applicable limitations provided in Section 9.6);

(ii)	subject to Section 9.6(d)(iii), in no event shall the aggregate liability (for indemnification or otherwise) of the Seller with respect to Damages exceed an amount equal to [***];

(iii)
neither the Basket nor the limitations on liability set out in Section 9.6(d)(ii) shall apply to any indemnity claims made by a Purchaser Indemnified Person in respect of fraud or wilful misconduct by the Seller; and

(iv)
Each Purchaser Indemnified Person shall use all reasonable efforts to avoid or mitigate any Damages which it may suffer as a result of a breach of any warranty or any Damages which are otherwise indemnifiable under this Agreement.

(e)
Solely for the purpose of calculating Damages, each of the warranties made by the Seller for which a Claim is made is deemed to have been made without the inclusion of, or reference to, limitations or qualifications as to materiality such as the word “material”, the phrases “in all material respects” or “Material Adverse Effect” or words or phrases of similar meaning and intent.

9.7	Sources of Recovery

(a)
Notwithstanding anything to the contrary herein but subject to Section 9.6, where a Purchaser Indemnified Person is entitled to Damages as a result of the breach or inaccuracy of the warranties of the Seller pursuant to Section 9.1(a) those Damages will be satisfied from the following sources in the following order:

(i)	first, from the Holdback Amount; and

(ii)	then, to the extent such Damages exceed the amount of the Holdback Amount, by direct recovery from the Seller.

(b)	For Damages resulting from fraud or wilful misconduct by the Seller, the Purchaser shall be entitled to claim direct recovery of Damages from the Seller without limit on liability.

9.8	Rights Not Limited

The right to indemnification, payment, reimbursement, or other remedies contained in this Agreement will not be affected by any investigation conducted or any knowledge acquired prior to, or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of any warranty set out in this Agreement.

9.9	Procedures for Indemnification – Direct Claims

A claim for indemnification for any matter must be asserted by notice (setting out in reasonable detail the factual basis for the claim and the amount of potential Damages arising from it) to the Seller within the period applicable to such claim specified in Section 9.5 of this Agreement and will be subject, at all times, to the provisions of Section 9.6, mutatis mutandis.

9.10	Rights and Remedies

The rights and remedies that the Purchaser may have against the Seller for a breach of any warranty, covenant or obligation under this Agreement, except for any Damages that are the result of fraud or wilful misconduct by the Seller, are exclusively governed by this Agreement. To the extent permitted by applicable Law, any further claims and remedies (other than claims for specific performance, injunctive relief or other equitable remedy which do not include claims for monetary damages), irrespective of the nature, amount or legal basis, are hereby expressly waived and excluded.

9.11	Agency for Non-Parties

The Purchaser hereby accepts each indemnity in favour of the Purchaser Indemnified Persons who are not Parties as agent and trustee for and on their behalf. The Purchaser may enforce an indemnity in favour of any of the Purchaser Indemnified Persons on behalf of each such Person.

9.12	Tax Treatment

Any amount payable as an indemnity payment or set-off by the Purchaser under this Article 9 shall, so far as possible, be treated by the Parties as an adjustment to the Purchase Price.

Article 10
Miscellaneous

10.1	Withholdings and gross-up

(a)
All sums payable under this Agreement by either Party shall be paid free and clear of all deductions or withholdings, save only as may be required by Law. Notwithstanding the foregoing, any deductions or withholdings of Israeli Taxes from amounts payable to the Seller hereunder shall be subject to, and made in accordance with, Section 2.5.

(b)
If, at any time, any applicable Law, regulation or regulatory requirement requires the Seller to make any deduction or withholding from any sums payable under this Agreement, the amount so due shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Purchaser, the Corporation or other recipient receives, on the due date for such payment, a net sum equal to the sum which it would have received had not such deduction or withholding been required to be made.

(c)	If the Seller is required by Law to make any deduction or withholding as referred to in Section 10.1(b), the Seller shall:

(i)	make such deduction or withholding; and

(ii)	pay the full amount deducted or withheld to the relevant Tax Authority with applicable Law, regulation or regulatory requirement.

(d)
If any amount paid or due from the Seller is subject to Tax, or would (but for the availability of any Relief) be subject to Tax, in the hands of the recipient (or the recipient for tax purposes, if different) then the amount so paid or due (in this Section 10.1(d), the “net amount”) shall be increased to an amount (in this Section 10.1(d), the “grossed up payment”) which (after subtraction of the amount of any Tax which the grossed up payment is subject to, or would, but for the availability of any Relief , be subject to) shall equal the net amount; provided that, if any amount is initially paid on the basis that the amount paid or due to the recipient is not subject to Tax and it is subsequently determined that it is, an additional amount shall be paid to the recipient as places it (or the recipient for tax purposes) in the same after-tax position as it would have been in if the amount paid or due to it had not been taxable.

(e)
In the event that an assignment by the Purchaser of any of its rights or obligations under this Agreement requires or would require the Seller to increase any payment due from the Seller hereunder as a result of the application of the gross-up provisions contained herein, then, notwithstanding anything to the contrary in this Agreement, the gross-up provisions contained herein shall only apply to such payment to the extent that they would have applied had the assignment not happened.

10.2	Notices

Any notice, direction, consent or other communications given under this Agreement must be in writing and delivered by courier, by personal delivery or by electronic transmission (including by fax or email) as follows:

(a)	to the Purchaser at:

MDA Ltd.
9445 Airport Road, Brampton
ON, L6S 4J3 Canada

Attention:          [***]
Email:               [***]

with a copy (which does not constitute notice to the Purchaser) to:

Norton Rose Fulbright Canada LLP
222 Bay Street, Suite 3000
Toronto, ON
M5K 1E7
Canada

Attention:              [***]
Email:	[***] [***]

(b)	to the Seller at:

SatixFy Communications Ltd.
12 Hamada Street,
Rehovot 7670316,
Israel

Attention:          [***]
Email:               [***]
and
Attention:          [***]
Email:               [***]

with a copy (which does not constitute notice to the Seller) to:

Goldfarb, Gross, Seligman & Co.
One Azrieli Center
Tel Aviv 6701101
Israel

Attention:          [***]
Email:               [***]

Any such communication shall be deemed to have been given and received on the day on which it was so delivered or transmitted (if a Business Day, and if not, then on the next succeeding Business Day) unless received after 5:00 p.m. (local time in the place of receipt) in which case it shall be deemed to have been given and received on the next succeeding Business Day.

A Person may change its address for service by notice given in accordance with the foregoing and any subsequent communication must be sent to such Person at its changed address.

10.3	Entire Agreement

Each Party acknowledges and agrees for itself (and as agent for each of its respective Related Undertakings) that:

(a)
the Transaction Documents constitute the entire agreement between the Parties and supersede any prior agreement, understanding, undertaking or arrangement between the Parties relating to the subject matter of the Transaction Documents;

(b)
in entering into the Transaction Documents, they do not rely on any statement, assurance or warranty of any Person (whether a party to this Agreement or not and whether made in writing or not) other than as expressly set out in the Transaction Documents;

(c)	except as provided in Section 8.1, neither Party may rescind or terminate this Agreement for breach of contract or for negligent or innocent misrepresentation or otherwise; and

(d)	nothing in this Section 10.2, and no other limitation in this Agreement, shall exclude or limit any liability for fraud or wilful misconduct by either Party.

10.4	Amendments

This Agreement may only be amended, supplemented or otherwise modified by written agreement of the Seller and the Purchaser.

10.5	Waiver

The failure or delay by a Party in enforcing, or insisting upon strict performance of, any provision of this Agreement does not constitute a waiver of such provision or in any way affect the validity or enforceability of this Agreement (or any of its provisions) or deprive a Party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement. Any waiver by a Party of any provision of this Agreement is effective only if in writing and signed by such Party.

10.6	Severability

If any provision of this Agreement is determined by an arbitrator or a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect, without amendment.

10.7	Assignments

(a)	This Agreement shall become effective when executed by the Parties and thereafter shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

(b)
Except as otherwise provided in this Section 10.7, neither this Agreement nor any of the rights, duties or obligations under this Agreement are assignable or transferable by a Party without the prior written consent of the other Party. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.

(c)
The Purchaser may, upon giving not less than three (3) Business Days’ prior written notice to the Seller, assign its rights and obligations under this Agreement to a wholly-owned Affiliate at any time on or prior to the Closing Date subject to the following conditions:

(i)	the assignee executes and delivers a confidentiality agreement to the Seller in substantially the same form as the confidentiality agreement executed by the Purchaser;

(ii)
the assignee becomes jointly and severally liable with the Purchaser, as a principal and not as a surety, with respect to all of the warranties, covenants, indemnities and agreements of the Purchaser; and

(iii)	the assignee and the Purchaser execute and deliver to the Seller an agreement confirming, inter alia:

(A)	the assignment of this Agreement by the Purchaser to the assignee;

(B)	the assumption by the assignee of all obligations of the Purchaser under this Agreement; and

(C)	that the Purchaser continues to be bound by the provisions of the Agreement.

10.8	Rights of Third Parties

(a)
Except as otherwise expressly provided in Article 9 and Section 10.8(b) of this Agreement, a Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

(b)
The Parties agree that certain provisions of this Agreement confer a benefit on the Purchaser Indemnified Persons under Article 9, and that such provisions are intended to benefit, and be enforceable by, such Related Undertakings in their own right under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the foregoing, under no circumstances shall any consent be required from any such Related Undertaking for the termination, rescission, amendment or variation of this Agreement, whether or not such termination, rescission, amendment or variation affects or extinguishes any such benefit or right.

10.9	Time of the Essence

Time is of the essence in this Agreement.

10.10	Expenses

Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, brokers, investment advisers, consultants and accountants) incurred in connection with this Agreement and the Transactions are to be paid by the Party incurring such expenses.

10.11	Further Assurances

From time to time after Closing, each Party shall, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances and perform or cause to be performed such further and other acts or things as may be reasonably required to give effect to, and carry out the intent of, the Transaction Documents.

10.12	Counterparts and Electronic Delivery

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original. All such signed counterparts, taken together, shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by electronic means (including in PDF format) shall be as valid and effective as delivery of an originally or manually executed copy of this Agreement.

10.13	Language

The Parties confirm having requested that this Agreement and all notices or other communications relating to it be drawn-up in the English language only.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement.

MDA SPACE AND ROBOTICS LIMITED
By:	/s/ Mike Greenley, CEO
Authorized Signing Officer
SATIXFY COMMUNICATIONS LTD.
By:	/s/ Yoav Leibovitch, Chairman
Authorized Signing Officer

(Signature Page for Share Purchase Agreement)

SCHEDULE “A”

ILLUSTRATIVE CALCULATION (WORKING CAPITAL)

[***]	[***]
[***]	[***]
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[***]	[***]	1.9.2023 Estimated
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[***]	[***]	USD
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[***]	[***]
[***]	[***]
[***]	[***]	-
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[***]	[***]	-
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NOTE:  THE PARTIES AGREE THAT THE SHORT-TERM ASSET RELATED TO RDEC RECEIVABLES (ESTIMATED TO BE [***]), ANY CASH RECEIVED IN RESPECT THEREOF AND THE SHORT-TERM LIABILITY RELATED TO ESA PREPAYMENTS (ESTIMATED TO BE [***]) SHALL NOT BE TAKEN INTO ACCOUNT IN COMPUTING THE WORKING CAPITAL.

SCHEDULE “B”

WARRANTIES OF THE SELLER

Part “B”-1 – Warranties with respect to the Seller

(a)
Corporate Existence and Power. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Israel and has all requisite corporate power and capacity to own, lease and operate its properties and assets as now owned and to carry on its business as now conducted. The Seller is duly registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties and assets, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, and has all Authorizations required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those Authorizations the absence of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)
Corporate Authorization. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the Transactions (including the transfer of the Purchased Shares) are within the Seller’s corporate power and capacity and have been duly authorized by the audit committee and the board of directors of the Seller, which authorizations have not been rescinded, and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or the Transactions other than the approval of the Seller’s shareholders in accordance with the Israeli Companies Law-1999 (the “Required Shareholders’ Approval”).

(c)
Execution and Binding Effect. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Purchaser, subject to the Required Shareholders’ Approval, constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and equitable remedies, including specific performance, which are discretionary and may not be ordered.

(d)
Governmental Authorization. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the Transactions requires no Consent, approval or authorization of or any action by or in respect of, or filing, recording, registering or publication with, or notification to any Governmental Authority other than: (i) receipt of the Required Consents and Authorizations; and (ii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

(e)
Title to Purchased Shares. The Purchased Shares are owned by the Seller as the registered and beneficial owner thereof with good and valid title thereto, free and clear of all Liens (except for Permitted Share Liens), including pre-emptive rights, rights of first refusal or “put” or “call” rights created by statute or otherwise. Upon completion of the Transactions, the Purchaser will have legal and beneficial and good and valid title to each of the Purchased Shares, free and clear of all Liens other than the Permitted Share Liens.

(f)	Non-Contravention.

(i)
The execution, delivery and performance by the Seller of its obligations under this Agreement (including any Transaction Documents) and the consummation of the Transactions do not and will not (with the giving of notice or lapse of time or both):

(A)	contravene, conflict with, or result in any violation or breach of any provision of the Seller’s constating documents;

(B)
assuming compliance with the matters, and obtaining the approvals, referred to in Sections (b) and (d) of this Schedule “B” above, contravene, conflict with or result in a violation or breach of any applicable Law or any Authorization held by the Seller (including as may be necessary to the ownership of the Purchased Shares, the use of the Assets or the operation of the business of the Corporation);

(C)
(v) require any notice or Consent or other action by any Person, (w) contravene, conflict with or result in a violation or breach or default, (x) cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Corporation is entitled, (y) give rise to any rights of first refusal or trigger any change in control provisions, or (z) cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available or cause any restriction, in each case under any of the terms, conditions or provisions of any Contract or Authorization binding upon the Corporation or affecting any of its assets; or

(D)	result in the creation or imposition of any Lien on any asset of the Corporation (other than a Permitted Lien).

(ii)
True and complete copies of each of the Seller’s and the Corporation’s constating documents as currently in effect have been made available to the Purchaser, and the Seller has not taken any action to amend or succeed such documents.

(g)
No Other Agreements to Purchase. Except for the Purchaser’s rights under this Agreement, no Person has any written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by Law, contractual or otherwise) capable of becoming such for:

(i)	the purchase or acquisition from the Seller of any of the Purchased Shares; or

(ii)	the purchase, subscription, allotment or issuance of any of the unissued shares or other securities (including convertible securities) of the Corporation.

(h)	Litigation.

(i)
As of the date hereof, there is no proceeding pending or, to the knowledge of the Seller, threatened against or affecting the Seller, by or before a Governmental Authority, which would prevent, hinder or materially delay the consummation of the Transactions, nor, to the knowledge of the Seller, are there any events or circumstances which would reasonably be expected to give rise to any such proceeding.

(ii)
There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of the Seller, threatened against the Corporation before any Governmental Authority. Neither the Seller nor any of its directors or officers, in their capacities as such, is subject to any outstanding Authorization or injunction that would prevent or materially delay the consummation of the Transactions.

(i)
Interest in Competitors, etc. None of the Seller, the Corporation nor any of their Affiliates, nor, to the knowledge of the Seller, any of their respective directors, officers or Employees has any direct or indirect interest in: (i) any competitor, supplier or customer of the Corporation; or (ii) any Person with whom the Corporation otherwise has any business relationship.

(j)
No Brokers’ Fees, etc. Other than as set out in the Seller Disclosure Letter, neither the Seller nor the Corporation has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the other Transaction Documents.

(k)
No Untrue Statement. To the knowledge of the Seller, no warranty made by the Seller in this Agreement contains any untrue statement of material fact or fails to state a material fact necessary to make any such warranty, in light of the circumstances in which it was made, not misleading.

PART “B”-2 – Warranties with respect to the Corporation

(l)	Corporate Existence and Power.

(i)
The Corporation is a private company limited by shares formed and registered under the Companies Act 2006. The Corporation’s shares are not now nor have they at any time been listed on any stock exchange or regulated market.

(ii)
The Corporation is duly incorporated and validly existing under the Laws of England and Wales and has all requisite corporate power and capacity to own, lease and operate its properties and assets as now owned and to carry on its business as now conducted.

(iii)
The Corporation is duly registered or otherwise authorized to do business and is duly authorised in each jurisdiction in which the character of its properties and assets, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, and has all Authorizations required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those Authorizations the absence of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to the Corporation.

(iv)
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any share or loan capital of the Corporation under any option or other agreement or otherwise.

(v)	Copies of the articles of association of the Corporation and copies of all resolutions required by Law to be attached to them are disclosed in the Seller Disclosure Letter.

(vi)
All registers and minute books required by Law to be kept by the Corporation have been properly written up and contain records of the matters which are required by Law to be recorded in them, and the Corporation has not received any written application or request for rectification of its statutory registers or any written notice or allegation that any of them is incorrect.

(vii)
The Corporation is in compliance with its duties under Part 21A of the Companies Act 2006 to investigate and obtain information about its registrable persons and registrable relevant legal entities for the purposes of its register of people with significant control (PSC register), and has kept that information up to date in its PSC register as required by the Companies Act 2006 and has at all times complied with its duties to notify that information and any changes to it to the Registrar of Companies.

(m)
Governmental Authorization. The consummation by the Corporation of the Transactions require no Consent, approval or authorization of or any action by or in respect of, or filing, recording, registering or publication with, or notification to any Governmental Authority by or in respect of the Corporation other than: (i) receipt of the Required Consents and Authorizations; and (ii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Corporation or prevent or materially delay the consummation of the Transactions.

(n)	Non-Contravention.

(i)
The Corporation is not in violation of the Corporation’s constating documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Contract to which the Corporation is a party or to which the Corporation, or any of its properties or assets, may be subject or by which the Corporation is bound.

(ii)
True and complete copies of the Corporation’s constating documents as currently in effect have been made available to the Purchaser, and the Corporation has not taken any action to amend or succeed such documents.

(o)	Capitalization.

(i)	The authorized share capital of the Corporation consists of an unlimited number of ordinary shares. As of August 31, 2023, there were 100 ordinary shares outstanding.

(ii)
The Purchased Shares have been validly issued and allotted and constitute the entire issued and allotted share capital of the Corporation and are fully paid up. All of the Purchased Shares have been issued in compliance with all applicable Laws.

(iii)	The Seller is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in the Purchased Shares to the Purchaser on the terms set out in this Agreement.

(iv)
There are no pre-emptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, shareholder rights plans, agreements, arrangements, calls, commitments or rights of any kind that obligate the Corporation to issue or sell any shares of capital stock or other securities of the Corporation or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, from treasury any securities of the Corporation, and no securities or obligations evidencing such rights are authorized, issued or outstanding and no person has made any claim to be entitled to any right over or affecting the Purchased Shares.

(v)	There are no outstanding contractual or other rights to which the Corporation is a party, the value of which is based on the value of the Corporation’s ordinary shares.

(vi)	All of the outstanding ordinary shares of the Corporation have been duly authorized and validly issued and are fully paid and non-assessable.

(vii)
There are no outstanding contractual or other obligations of the Corporation to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of the Corporation.

(viii)	All dividends or distributions on securities of the Corporation that have been declared or authorized have been paid in full.

(p)
No Subsidiaries. The Corporation does not have, nor has it ever had, any subsidiaries and it is not a party to any agreements, options or commitments to acquire any securities of any Person (or similar ownership interests of any Person).

(q)
Unanimous Shareholders’ Agreement. The Corporation has not been a party to, subject to, or affected by, any unanimous shareholders’ agreement or declaration. There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the securities of the Corporation.

(r)	Financial Statements.

(i)	The Audited Financial Statements have been prepared from and using the Books and Records in accordance with:

(A)	the requirements of the Companies Act 2006; and

(B)
UK GAAP applied on a basis consistent with those of previous fiscal years, are complete and accurate and present fairly: (i) the assets, liabilities, sales, income, losses, retained earnings, accruals, reserves, adjustments and financial condition of the Corporation; and (ii) the results of operations of the Corporation, in each case as at the dates and for the periods specified in such statements. True, correct and complete copies of the Audited Financial Statements and the Interim Financial Statements have been provided to the Purchaser.

(ii)	The Interim Financial Statements are pro-forma statements which have been prepared from and using the Seller’s reviewed unaudited financial statements which were prepared in accordance with IFRS.

(iii)
Other than (A) as a result of the Transactions, (B) as set forth in the Corporation’s Audited Financial Statements or Interim Financial Statements, or (C) with respect to liabilities or obligations incurred in the Ordinary Course since June 30, 2023, the Corporation has no documents creating any off-balance sheet liabilities or other arrangements (if any) which liabilities or arrangements would be required to be accounted for in the Corporation’s financial statements in accordance with UK GAAP.

(iv)
The Corporation does not intend to correct or restate and, to the knowledge of the Seller, there is no basis for any correction or restatement of any aspect of any of the Corporation’s financial statements.

(v)	There has been no material change in the Corporation’s accounting policies since December 31, 2019, except as described in the notes to the Corporation’s financial statements.

(vi)	Within the past five (5) years, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted by the Corporation.

(vii)
Since December 31, 2019, (A) the Corporation has not received any written or oral complaint, allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Corporation, or unlawful accounting or auditing matters with respect to the Corporation, and (B) no counsel representing the Corporation, whether or not employed at the Corporation, has reported evidence of breach of fiduciary duty or similar violation by the Corporation or any of its officers, directors or Employees.

(viii)
All accounts receivable of the Corporation are actual and bona fide receivables in the Ordinary Course and subject to customary trade terms consistent with industry standard practices and applicable Laws and are in each case collectible without set-off or counterclaim.

(s)
Intercompany Indebtedness. Except for the SIL Debt I, the SIL Debt II and the SUK Debt, which intercompany Indebtedness shall be represented by the SIL Promissory Note I, the SIL Promissory Note II and the SUK Promissory Note, respectively, delivered on or before the Closing Date, there is no intercompany Indebtedness outstanding between and among the Corporation and any of its Affiliates or shareholders.

(t)
No Undisclosed Material Liabilities. There are no liabilities, obligations or indebtedness of the Corporation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations incurred in the Ordinary Course since June 30, 2023; (ii) liabilities or obligations incurred in connection with the Transactions; (iii) liabilities or obligations incurred in connection with the performance of Contracts as to which the Corporation is a party (to the extent such liabilities or obligations do not arise out of a breach of such Contract by the Corporation); (iv) liabilities or obligations reflected or reserved against in the Audited Financial Statements or the Interim Financial Statements; or (v) liabilities or obligations that individually and in the aggregate are immaterial.

(u)
Absence of Certain Changes. Since the Reference Date, except for the Transactions, the business of the Corporation has been conducted in the Ordinary Course, and, since the Reference Date, the Corporation has not taken any action that, if taken after the date of this Agreement without the Consent of the Purchaser, would constitute a breach or violation of Section 4.4.

(v)
Commitments for Capital Expenditures. The Corporation has not committed to make any capital expenditures or authorized any capital expenditures, in the aggregate in excess of $75,000, whether or not fulfilled or paid.

(w)
Non-Arm’s Length Transactions. The Corporation is not indebted to any director, officer or Employee or any of its Affiliates or associates (except for amounts due as salaries, bonuses, paid time-off/vacation, other remuneration, indemnification, and reimbursement of expenses in the Ordinary Course). Except in the Ordinary Course, the Corporation is not a party to or bound by any transaction or agreement (other than directors’ compensation and indemnification arrangements or any Employee Plans or otherwise as a result of this Agreement) with any Affiliate or Shareholder or current or former director, officer or Employee of the Corporation.

(x)	Compliance with Laws and Authorizations.

(i)
The Corporation is and has always been in compliance in all material respects with, and to the knowledge of the Seller, is not under investigation with respect to and has not been threatened to be charged with or been given notice of any violation or potential violation of, applicable Laws, and, as of the date of this Agreement, there is no civil, criminal, administrative, or other proceeding, subpoena, demand, hearing, written notice or demand pending, received by or, to the knowledge of the Seller, threatened in writing against the Corporation related to such applicable Laws.

(ii)
The Corporation has obtained and is in compliance with all Authorizations that are required by applicable Law in connection with the operation of the business of the Corporation, as presently conducted. Each such Authorization is valid, subsisting, in good standing and in full force and effect. As of the date hereof, no proceeding is in progress or pending or, to the knowledge of the Seller, threatened, in respect of any such Authorization that would reasonably be expected to result in the suspension, payment of a penalty, loss, material adverse amendment, termination or revocation of any such Authorizations. To the knowledge of the Seller, there has not occurred any event that has resulted, or would reasonably be expected to result, in the termination, revocation, material adverse modification, non-renewal or cancellation of any such Authorization that would materially restrict the Corporation from conducting its business, as presently conducted. The Corporation has not received any written notification from a Governmental Authority asserting that the Corporation is under investigation for not being in compliance with any Laws or Authorizations.

(iii)
The Corporation holds, possesses or lawfully uses in the operation of the business of the Corporation, all Authorizations which are necessary for it to conduct the business of the Corporation or for the ownership and use of the Assets and the other property and assets used by the Corporation. A complete and accurate list of all such Authorizations are set out in the Seller Disclosure Letter (each a “Material Authorization”). Each Material Authorization is valid, subsisting and in good standing, the Corporation is not in default or breach of any Material Authorization and no proceedings are pending or, to the knowledge of the Seller, threatened to revoke or limit any Material Authorization. All Material Authorizations are renewable by their terms or in the Ordinary Course without the need for the Corporation to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing and advisors’ fees. Neither the Seller nor any Affiliate of the Seller owns or has any proprietary, financial or other interest (direct or indirect) in any Material Authorization.

(y)	Regulatory Matters.

(i)
The Corporation: (A) complies in all material respects with all statutes, rules or regulations of any Governmental Authority pertaining to the business of the Corporation; and (B) has not received any notice of adverse finding, warning letter, untitled letter or other correspondence or notice from any Governmental Authority alleging or asserting noncompliance with any applicable Laws set forth in (A) of this subsection (y)(i) of this Schedule “B”, or any exemptions, Authorizations and supplements or amendments thereto required by any such applicable Laws, and, to the knowledge of the Seller, no Governmental Authority is considering such action against the Corporation.

(ii)
There are no actual and, to the knowledge of the Seller, the Corporation has not committed any material breach of the rules of any Relevant Regulator and, to the knowledge of the Seller, there are no threatened enforcement proceedings by any Governmental Authority that has jurisdiction over the operations of the Corporation against the Corporation. The Corporation has not received written notice of any pending or, to the knowledge of the Seller, threatened claim by any Governmental Authority that has jurisdiction over the operations of the Corporation against the Corporation, and to the knowledge of the Seller, no Governmental Authority is considering such action. The Corporation is not subject to any obligation or requirement arising under any investigation or inspection report issued by or entered into with any Governmental Authority or any Authorization from or agreement with any Governmental Authority with regard to the business of the Corporation, the products of the Corporation or the performance of any services by the Corporation.

(iii)
All material reports, documents, claims and notices required to be filed, maintained or furnished to any Governmental Authority by the Corporation have been so filed, maintained or furnished. All such reports, documents, claims and notices were complete and correct on the date filed such that no material liability exists with respect to the completeness or accuracy of such filing.

(iv)
The Corporation has not received any notices, correspondence or other communication from any Governmental Authority requiring the termination, suspension or material modification of any ongoing activities conducted by, or on behalf of, the Corporation, or in which the Corporation participates, nor, to the knowledge of the Seller, is any Governmental Authority considering such action.

(v)
The Corporation has not been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by any Governmental Authority and there is no proceeding pending or, to the knowledge of the Seller, threatened that reasonably might be expected to result in criminal liability or debarment or disqualification by any Governmental Authority.

(z)	Sufficiency and Title to Assets.

(i)
Except as set out in the Seller Disclosure Letter, the Corporation holds all rights, assets and property necessary for the conduct of its business after Closing substantially in the same manner as it was conducted prior to Closing.

(ii)
The Corporation has good and marketable title to all of the properties and assets (whether real, personal, movable, immovable or mixed and whether tangible or intangible) necessary to operate its business, including all the properties and assets reflected as being owned by the Corporation on the balance sheet forming part of the most recent Audited Financial Statements otherwise in its Books and Records. The Corporation has legal and beneficial ownership of its properties and assets free and clear of all Liens other than Permitted Liens. No other Person owns any assets which are being used in its business, except for the Leased Real Properties and personal or movable property leased to the Corporation.

(aa)
No Options, etc. No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by Law, contractual or otherwise) capable of becoming such, for the purchase or other acquisition from the Corporation of any of its assets other than pursuant to purchase orders for Inventory (if any) sold in the Ordinary Course.

(bb)	Litigation.

(i)
As of the date hereof, there is no proceeding pending or, to the knowledge of the Seller, threatened against or affecting, the Corporation, the Purchased Shares or any of its properties or assets by or before a Governmental Authority, nor, to the knowledge of the Seller, are there any events or circumstances which would reasonably be expected to give rise to any such proceeding.

(ii)
There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of the Seller, threatened against the Corporation before any Governmental Authority. Neither the Corporation nor, to the knowledge of the Seller, any of its directors or officers, in their capacities as such, is subject to any outstanding Authorization or injunction that is material to the Corporation or that would prevent or materially delay the consummation of the Transactions.

(cc)	Taxes.

(i)
All returns, computations, notices, accounts, statements, assessments (including self-assessments), reports, registrations or information which ought to have been submitted by or in respect of the Corporation for the purpose of any Taxes, have been properly and punctually submitted by, as the case may be, the Seller and the Corporation to the relevant Tax Authority. All such returns, computations, notices, accounts, statements, assessments, reports, registrations and information supplied to any Tax Authority were when made and remain up-to-date, correct and were made on a proper basis. None of such returns, computations, notices, accounts, statements, assessments, reports, registrations or information is disputed in any material respect by the Tax Authority concerned and there is no fact known to the Seller, having made all reasonable enquiries, which might give rise to any such dispute or to any liability to Taxes not provided for in the Audited Financial Statements in respect of any accounting period for the purpose of any Taxes ending on or before Closing.

(ii)
The Corporation has, within applicable time limits, kept, preserved and maintained all records, invoices or other information relating to Taxes as it is required by Law to keep, preserve and maintain, or which it would be prudent to keep, preserve and maintain including to enable it to calculate its liability to tax on a disposal of any asset owned by it.

(iii)	All Taxes for which the Corporation is liable, the due date for payment (in the absence of any application to postpone) of which is on or before Closing, has been or will be paid on or before Closing.

(iv)
The Corporation has made all deductions and retentions of or on account of Taxes as it was or is obliged or entitled to make and has paid or accounted for such amounts as should have been made to any Tax Authority in respect of such deductions or retentions.

(v)
The Corporation’s liability to Taxes during any Pre-Closing Tax Period has not depended on any concession, agreement or other formal or informal arrangement (being concessions, agreements or arrangements which are not based on any relevant legislation, published extra-statutory concessions or published practice) operated by or agreed with any Tax Authority in relation to the Tax affairs of the Corporation.

(vi)
Except as disclosed in the Seller Disclosure Letter, no Tax Authority has at any time carried out or is at present conducting any review, audit, visit or investigation into any aspect of the business or affairs of the Corporation other than of a routine nature, and, to the knowledge of the Seller, there is no reason why any such review, audit, visit or investigation should be initiated.

(vii)
The Corporation is not, nor has it ever been a close company within the terms of section 439 Corporation Tax Act 2010 or a close investment holding company within the terms of section 34 Corporation Tax Act 2010.

(viii)
The Corporation has properly operated the PAYE and National Insurance systems deducting and accounting for Taxes and maintain all such records as are required by the relevant Tax Authority, including, without limitation in respect of any termination payments and/or employment-related securities (as defined in section 421B(8) ITEPA 2003) to any employee, director or officer, or any benefits provided to any current Employee or former employee, director or officer (or any person required to be treated as such).

(ix)
There are no arrangements to which Part 7A Income Tax (Earnings and Pensions) Act 2003 (or similar legislation provision(s) in any other jurisdiction) will apply to treat the value of any relevant step (as defined for the purposes of that Part 7A (or similar provision(s))) as employment income of any current Employee or former employee, director or officer.

(x)
No transaction, act, omission or event has occurred in consequence of which the Corporation is or may be held liable for any Taxes or deprived of any relief or allowance otherwise available to it in consequence of any Taxes for which some other person was primarily liable (whether by reason of any such other person being or having been a member of the same group of companies or otherwise).

(xi)
The Corporation has not entered into any transaction or arrangement the consideration for which was or will be determined otherwise than on arm’s length terms, nor has the Corporation agreed to do so, in circumstances such that the relevant Tax Authority has adjusted or could adjust the Corporation’s income or capital gains for tax purposes and the Corporation holds documentation (including any pricing policy or methodology) which is sufficient to satisfy any requirement to demonstrate that any transaction was entered into on arm’s length terms.

(xii)
The Corporation is and has at all times been resident in the UK for tax purposes and is not and has not been treated as resident or liable to pay or register for Taxes in any other jurisdiction for the purposes of any Taxes (including for the purposes of any double taxation agreement).

(xiii)	The Corporation is a registered and taxable person for the purposes of the Value Added Tax Act 1994 and has complied in all material respects with all VAT obligations to which it is subject.

(xiv)
The Corporation has never been party to a group payment arrangement (including a group payment arrangement made pursuant to section 36 of the UK Finance Act 1998 or section 59F of the Taxes Management Act 1970).

(xv)
All documents in the possession of the Corporation or to the production of which the Corporation is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been duly stamped. No documents outside the United Kingdom which establish or are necessary to establish the title of the Corporation to any asset would attract stamp duty if they were brought into the United Kingdom.

(xvi)
The Corporation has not been involved in any transaction or series of transactions which, or any part of which, may for the purposes of any Taxes be disregarded, re-characterised or reconstructed by reason of any motive, purpose or intention to avoid, reduce or delay a possible liability to Taxes (or the payment thereof) or to obtain any Relief.

(xvii)
The Corporation has, so far as applicable to it, identified, documented and implemented all prevention procedures required in order for it to establish a defence under section 45(2)(a) and/or section 46(3)(a) Criminal Finances Act 2017.

(xviii)
No balancing charge in respect of any capital allowances claimed or given will arise if any asset (other than trading stock and work in progress) of the Corporation, or the plant and machinery of the Corporation taken as a whole, were to be realised for a consideration equal to:

(A)	the amount of the book value thereof as shown or included in the Audited Financial Statements; or

(B)	in the case of an asset or plant and machinery acquired after the date hereof, for the value of the consideration actually paid for such acquisition,

in each case, except to the extent that such charge is fully provided for in the Audited Financial Statements.

(xix)	The Corporation has complied with all requirements in relation to customs or excise duties in any jurisdiction.

(xx)
All repayments of VAT attributable to the Corporation which have been received (whether by way of payment, credit or set-off) by the representative member of the VAT group of which the Corporation is a member have been paid to the Corporation on or before the date of this Agreement.

(xxi)	The Corporation shall not be liable for any Tax (including any Tax for which would otherwise be liable but for the use of a Relief) as a result of or in connection with the Pre-Closing Reorganization.

(dd)	Employment Matters.

(i)
Except for the Contracts with Key Employees (the “Employee Material Contracts”), employment Contracts with Employees and the Employee Plans, the Corporation is not party to, subject to, or affected by:

(A)	any written or verbal employment Contract that is not terminable upon providing reasonable notice at common law;

(B)	any written Contract with a Person acting as an agent, independent contractor or dependent contractor providing services to the Corporation;

(C)	any certification Authorizations;

(D)	any collective agreement; or

(E)	any policies, procedures, practices or programs whether written or otherwise, that set out terms and conditions of employment or engagement.

True, correct and complete copies of the Employee Material Contracts together with a representative sample of template Contracts of employment for each grade or category of employee and copies of the contracts or agreements with and agents, independent contractors and dependent contractors of the Corporation have been provided to the Purchaser.

(ii)
The Seller Disclosure Letter includes a complete and accurate list of all Employees, agents, independent contractors and dependent contractors of the Corporation. The list includes, to the extent applicable, with respect to each individual:

(A)	their position or title with the Corporation;

(B)
the current wages, salaries or hourly rate of pay and bonus (whether monetary or otherwise) paid since the beginning of the most recently completed financial year or payable in the current financial year of the Corporation;

(C)	the holiday entitlement and other benefit entitlements (which are not Employee Plans) in which the Employee participates;

(D)	the date upon which the wage, salary, rate or bonus became effective;

(E)	the date upon which such individual was first hired or engaged and the date upon which their continuous employment began (if different);

(F)	the Employee Plans in which the individual participates;

(G)	their date of birth;

(H)	their accrued vacation entitlement, including any accrued but unpaid vacation, if any; and

(I)	any warnings given in the last 12 months.

(iii)	No Employee is on a leave of absence of any kind (other than annual holiday taken in the normal way) of more than two weeks.

(iv)
The Employees listed in the Seller Disclosure Letter are all employed by the Corporation and no individuals other than the Employees provide any services to, or in respect of, the Corporation. Except as set out in the Seller Disclosure Letter, each of the Employees is wholly engaged in providing services to the Corporation and no Employee provides services to or works for any entity (including the Seller or any Affiliate of the Seller) other than the Corporation.

(v)
The Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under, and are not alleged to be in default of, any Employee Material Contract or the Contracts of employment of 5 or more Employees who are not employed under an Employee Material Contract. Each of the Employee Material Contracts is in full force and effect, and unamended. The Corporation is not in breach of any of its obligations thereunder and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares and the completion of the Transactions) which, with the giving of notice, the lapse of time or the happening of any other event or circumstance, would become a breach of, or a default or event of default under, any Employee Material Contract or in respect of 5 or more other employment Contract of Employees.

(vi)	No proceeding has been filed, made or commenced against the Corporation by or in respect of, concerning, or affecting any of the Employees.

(vii)
The Corporation has observed and complied with the provisions of all applicable Law respecting employment, including employment standards Laws as well as Laws relating to human rights, immigration status and the right to work, occupational health and safety, workplace safety and insurance, labour relations and pay equity.

(viii)
There are no proceedings by any Person (including the Corporation and any Governmental Authority) or, to the knowledge of the Seller, any proceedings threatened against or affecting the Corporation in respect of employment matters. To the knowledge of the Seller, no event has occurred or circumstance exists which may give rise to or serve as a valid basis for the commencement of any such proceeding or other proceedings by or against the Corporation in respect of employment matters. The Corporation is not subject to any Authorization entered in any proceeding, nor has the Corporation settled any claim prior to being sued or prosecuted in respect of employment matters.

(ix)
There are no outstanding decisions or settlements or pending settlements under any applicable employment Laws which place any obligation upon the Corporation to do or refrain from doing any act, or which place a financial obligation upon the Corporation.

(x)
In the past three (3) years, the Corporation has not received any written remedial Authorization, notice of offence or conviction under occupational health and safety, pay equity, immigration laws or employment standards Laws. The Corporation has performed all of its financial obligations under such Laws which are owed to the Employees and the Governmental Authority having jurisdiction over such matters.

(xi)
There have been no fatal or critical accidents within the last three (3) years which might reasonably be expected to lead to charges involving the business of the Corporation under any applicable occupational health and safety Laws or result in legal action by an Employee or former employee. No lost time incidents have occurred in relation to the business of the Corporation in the past three (3) years.

(xii)	The Corporation has adopted the Seller’s employee policies found at: https://ir.satixfy.com/governance/governance-documents/default.aspx.

(xiii)
The Corporation is not party to a collective agreement (including any related documents or agreements) including letters of understanding, letters of intent and other written communications with bargaining agents for the Employees which impose any obligations upon the Corporation. The Corporation has not entered into nor is it bound by any Contract with any labour union or employee association. The Corporation has not made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements, and is not party to any certification of any such union with regard to a bargaining unit. There is no works council or employee representative body within the Corporation.

(xiv)	There are no ongoing union drives. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(A)	holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, designation or successor rights; or

(B)	has applied to be certified as the bargaining agent of any of the Employees or has applied or has indicated it intends to apply for statutory trade union recognition.

(xv)
There is no labour strike, picketing, slow down, work stoppage or lockout, existing, pending or, to knowledge of the Seller, threatened against or directly or indirectly affecting the Corporation, its business or its operations and none are expected or anticipated and the entry into this Agreement by the Seller is not expected to result in any such action. The Corporation has not experienced any labour strike, picketing, slowdown, work stoppage, lockout or other collective labour proceeding by or with respect to the Employees. There are no charges or complaints pending or, to the knowledge of the Seller, threatened with respect to or relating to the Corporation before any Governmental Authority in relation to unlawful labour practices. The Corporation has not received any written notice from any such Governmental Authority responsible for the enforcement of labour Laws of an intention to conduct an investigation of the Corporation concerning their labour practices.

(xvi)
No executive officer, director or management-level Employee is the subject of a pending or, to the knowledge of the Seller, threatened proceeding involving an allegation of workplace sexual or other harassment or assault. During the past five (5) years, the Corporation has not entered into any settlement agreements related to allegations of workplace sexual or other forms of harassment or misconduct by: (A) any current executive officer, director or management-level Employee; or (B) former executive officer, director or management-level Employee.

(xvii)
The Seller has provided details of all persons who are not workers and who are providing services to the Corporation under an agreement which is not a Contract of employment with the Corporation (including, in particular, where the individual acts as a consultant or contractor (whether the services of the individual are provided directly or via a personal services company) or is on secondment from an employer which is not the Corporation).

(xviii)	No offer of employment or engagement has been made by the Corporation that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

(xix)
The Corporation has maintained adequate up-to-date records regarding the service of each of its Employees (including details of terms of employment, payments of statutory or other sick pay, statutory or other maternity, any paternity pay or other such arrangement, disciplinary and health and safety matters, income tax and social security contributions and termination of employment), copies of all underlying documentation relating to schemes operated by the Corporation in connection with the matters referred to in this paragraph have been provided by the Seller and the Corporation is not proposing to adopt any new scheme in relation to any such matters.

(xx)
Since January 1, 2023, no change has been made in the terms of employment or engagement of any Employee or worker and no such future change has been offered, promised or agreed, and no negotiation or request for such a change is due or expected within 6 months from the date of this Agreement and no such change shall be made to take effect before, on or after Closing.

(xxi)
No amount due to or in respect of any Employee, worker or former employee or former worker is in arrears and unpaid and owing to any current Employee or former employee or worker other than salary, wages, commission or pension for the month current at the date of this Agreement or in respect of the reimbursement of business expenses not exceeding $75,000 for each such Employee, worker or former employee or former worker or holiday pay for the current holiday year.

(xxii)
The Corporation has afforded all Employees and workers the right to paid holiday under regulations 13 and 13A of the Working Time Regulations 1998 (SI 1998/1833) (the WTR) and have not deterred or prevented any such Employee or worker from taking such holiday whether or not requested.

(xxiii)
In respect of each Employee and worker of the Corporation, all holiday pay for periods of holiday taken under regulation 13 of the WTR has been calculated and paid in accordance with Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 as it applies in England and Wales from time to time concerning certain aspects of the organisation of working time.

(xxiv)
With the exception of PAYE and national insurance contributions in respect of the payment period current at the date of this Agreement the Corporation does not have any outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other levy arising in connection with the employment or engagement of personnel by the Corporation.

(xxv)
Neither this Agreement nor Closing will or is likely to cause Employee to terminate their engagement or employment with the Corporation or to receive any payment or any other benefit including any transaction bonus, or material enhancement or improvement or change to their remuneration or other terms and conditions of employment or engagement.

(xxvi)	Within a period of five (5) years before the date of this Agreement, the Corporation has not:

(A)
been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 and no event has occurred which may involve any such person in the future being a party to such a transfer. No such persons have had their terms of employment varied for any reason as a result of or connected with such a transfer the Corporation has not failed to comply with any duty to inform and consult any independent trade union or other employee representatives under such legislation; and

(B)
incurred any actual or contingent liability in connection with any termination of employment of its Employees (including, but not limited to redundancy payments (statutory or otherwise, including protective awards) or compensation under any employment legislation,) for failure to comply with any order for the reinstatement or re-engagement of any Employee and does not and has not operated any enhanced redundancy scheme (whether contractual or otherwise).

(xxvii)
Each Employee or worker of the Corporation has, where necessary current and appropriate permission to work in the United Kingdom and the Corporation has complied with the requirements of the Immigration, Asylum and Nationality Act 2006 and all other relevant UK immigration legislation.

(xxviii)	The Corporation did not avail itself of the Coronavirus Job Retention Scheme in respect of any Employee or former employee.

(ee)	Employee Plans.

(i)
The Seller Disclosure Letter sets out, as applicable, a true, correct and complete list and, where appropriate, a description of all retirement, pension, bonus, supplemental pension, savings, retirement savings, retiring allowance, bonus, profit sharing, stock purchase, option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of the Corporation for the benefit of current Employees or former employees, directors, officers, independent contractors or agents of the Corporation, other than, in each case, any rights, benefits or other plans or arrangements required to be provided or maintained under applicable Law, government sponsored pension, employment insurance, workers compensation and health insurance plans (collectively, the “Employee Plans”). Each of the Employee Plans that is a registered pension plan under applicable Law (including any Tax legislation) is designated as such in the Seller Disclosure Letter (collectively, the “Employee Pension Plans”).

(ii)	Each Employee Plan:

(A)	has been maintained and administered in compliance with its terms and with the requirements of all applicable Law; and

(B)	is in good standing in respect of such requirements and Laws.

(iii)	Each Employee Plan that is required to be registered under applicable Law is duly registered with the appropriate Governmental Authorities.

(iv)
All contributions or premiums required to be paid, deducted or remitted and all obligations required to be performed by the Corporation pursuant to the terms of any Employee Plan or by applicable Law, have been paid, deducted, remitted or performed, as the case may be, in a timely fashion and there are no outstanding defaults or violations with respect to same.

(v)
There are no proceedings pending or, to the knowledge of the Seller, threatened with respect to the Employee Plans (other than routine claims for benefits) and no event has occurred nor do circumstance exists that may result in such a proceeding.

(vi)
There is no pending termination or winding-up procedure in respect of any of the Employee Plans, and no event has occurred or circumstance exists under which any of the Employee Plans could reasonably be expected to be declared terminated or wound-up, in whole or in part. Where any Employee Plan that was designated as a registered pension plan under the Finance Act 2004 has been partially or fully wound-up or terminated, all assets, including any surplus, attributable to such partial or full wind-up or termination have been fully distributed in accordance with all applicable Law.

(vii)	No Employee Plan has a deficit and the liabilities of the Corporation in respect of all Employee Plans are properly accrued and reflected in the most recently completed Interim Financial Statements.

(viii)	The Corporation has delivered true, correct and complete copies of each of the following to the Purchaser:

(A)
the text of the standard wording of the Employee Plans (and where no text exists, a summary has been provided) and any related trust agreements, insurance contracts or other documents (including the original documents and all amendments, restatements or replacements since their establishment) governing those plans, all as amended to the date of this Agreement; and

(B)	the most recent annual information returns filed with Governmental Authorities in respect of each Employee Plan for which such filing is required by applicable Law.

No fact, condition or circumstances exists or has occurred since the date of those documents which would affect or change the information contained in them.

(ix)
No event has occurred and there has been no failure to act on the part of either the Corporation or a trustee or administrator of any Employee Plan that could subject the Corporation or such trustee or administrator or the Employee Plan to the imposition of any Tax or other liability, whether by way of indemnity or otherwise.

(x)	No promises or commitments have been made by the Corporation to amend any Employee Plan, to provide increased benefits or to establish any new benefit plan.

(xi)	There have been no withdrawals or improper applications or transfers of funds or assets to or from any Employee Pension Plan.

(xii)
The Corporation has not taken any contribution holidays under any Employee Pension Plan. To the extent a contribution holiday was taken, the Corporation was entitled under the terms of the Employee Pension Plan and applicable Law to do so.

(xiii)
No modifications or amendments have been made to any of the provisions of any of the Employee Pension Plans in respect of the ownership of surpluses on plan wind-up or the right of the employer to take contribution holidays. The provisions of the Employee Pension Plans relating to ownership of surpluses on plan wind-up and the rights of the employer to take contributions holidays are valid and fully enforceable pursuant to applicable Law.

(xiv)	None of the Employee Pension Plans has ever been the subject of a conversion or a merger.

(xv)
Except as set out in the Seller Disclosure Letter, the completion of the Transactions will not, alone or together with any additional or subsequent event, result in or require any payment or severance, or the acceleration, vesting or increase in benefits under any Employee Plan.

(xvi)
All data necessary to administer each Employee Plan is in the possession of the Corporation or its agents and is in a form which is sufficient for the proper administration of each Employee Plan in accordance with its terms and all applicable Law, and such data is complete and correct.

(xvii)	Except for the Employee Pension Plans, the Corporation has no obligation to provide any employment benefits to any former or retired Employees.

(xviii)	None of the Employee Plans which are funded or administered through an insurance Contract require or permit retroactive increases or assessments in premiums or payments.

(xix)	The Corporation is not, nor is it required to, contribute to any multi-employer pension or benefit plan. None of the Employee Plans are a multi-employer pension or benefit plan.

(xx)
Each of the Employee Plans can be amended or terminated without restrictions and the Corporation has the unrestricted power and authority to amend or terminate the Employee Plans except for obligations under employment agreements.

(xxi)
Other than pursuant to the Employee Plans, there are no other shares, securities or interests in shares held by or for any current Employee or former employee, director or officer of the Corporation which may give rise to a liability of the Corporation to account for income tax or either employee or employer National Insurance contributions (or equivalent liabilities in any other jurisdiction).

(xxii)	In relation to any acquisition of restricted securities (as defined in section 423 ITEPA 2003) pursuant to the Employee Plans by any employee, director or officer of the Corporation:

(A)	a joint election to fully disapply Chapter 2 of Part 7 ITEPA 2003 has been made under section 431(1) ITEPA 2003; and

(B)
all such joint elections have been properly and validly made using the forms approved by HMRC and within the applicable time limits and are available for inspection by the Purchaser during normal business hours.

(xxiii)
The Corporation has never operated or participated in any defined benefit or final salary pension scheme in respect of any current or former employees or directors to which section 38 or 43 of the Pensions Act 2004 applies, and no circumstances exist and no acts, failures to act or transactions have taken place at any time prior to the date of this Agreement which would or might expose the Corporation to any liabilities arising under sections 38 to 51 (inclusive), 58A to 58D (inclusive), or 69 of that Act.

(ff)
Customers and Suppliers. As of the date hereof, the Corporation does not have any outstanding disputes with any customers or suppliers and there is no (whether or not with the giving of notice or lapse of time or both) reasonable basis for any such dispute and, to the knowledge of the Seller, no customer or supplier has any intention to change its relationship or the terms upon which it conducts business with the Corporation.

(gg)	Environmental Matters.

(i)	The Corporation is and has always been in material compliance with all Environmental Laws and the Corporation has not ever been charged with any offence under any Environmental Laws.

(ii)
The Corporation has not ever received any notice of, nor has the Corporation any knowledge of, any issued, outstanding, pending or threatened orders, complaints, claims, allegations, actions, prosecutions, administrative monetary penalties, or investigations, with respect to the Corporation’s operations or the Leased Real Property, in regards to any alleged breach, non-compliance, default, or liability under Environmental Laws.

(iii)	The Corporation has not ever been required by applicable Law to obtain, and has not ever obtained, Environmental Permits.

(iv)
The Corporation has not received any notice of, nor does the Corporation have any knowledge of, any proceeding, Authorization or decision (judicial or administrative) pending or threatened by any Governmental Authority to revoke, suspend, modify, or limit any Environmental Permits required by Environmental Laws for the operation of the business and/or the assets of the Corporation.

(v)
No Environmental Permits issued to the Corporation pursuant to Environmental Laws will become void or voidable as a result of the completion of the Transactions nor is any Consent, notice, or other approval required in connection with the Transactions in order to maintain any such Environmental Permits in full force and effect.

(hh)	Leases and Leased Real Property.

(i)
The Seller Disclosure Letter sets forth a complete list of all real property and interests in real property leased, subleased, licensed, sublicensed, or occupied by the Corporation (the “Leased Real Property”) pursuant to a lease, sublease, license, sublicense, occupancy agreement or similar Contract under which the Corporation is a lessee, sublessee, sublessor, licensee, sublicensee, sublicensor or occupant of a Leased Real Property (the “Real Property Leases”). The Corporation has made available to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(ii)	Other than pursuant to the Real Property Leases, the Corporation does not lease, license or occupy any other real property.

(iii)
Each Real Property Lease is valid and legally binding on the Corporation and each other party thereto, and is enforceable in accordance with its terms by the Corporation (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity), and the Corporation is not in breach of or in default under any Real Property Lease and no event (including the purchase of the Purchased Shares) has occurred which, with notice, lapse of time or both, would constitute a breach or default by the Corporation or permit termination, modification or acceleration by any counterparty thereunder or restrict the ability of the Corporation to exercise any of its rights as lessee thereunder, including any rights of extension or renewal or first rights of refusal or similar special rights contained therein and there is no dispute in respect of any Leased Real Property.

(iv)	No counterparty has repudiated or has the right to terminate or repudiate any Real Property Lease or any material provision thereof.

(v)	The current uses of the Leased Real Property by the Corporation comply with the provisions of the applicable Real Property Lease.

(vi)	To the knowledge of the Seller, no counterparty to any Real Property Lease is in default thereunder.

(vii)	The Corporation does not own and has not ever owned any real property.

(viii)	There are no Liens, except for Permitted Liens, affecting the leasehold, subleasehold or occupancy rights of the Corporation to any Leased Real Property.

(ix)
Except as set out in the Seller Disclosure Letter, there are: (A) no third party Consents, waivers or approvals that are required to be obtained under the Real Property Leases in connection with the Transactions in respect of such properties; and (B) no notices that are required to be given to any third parties under the Real Property Leases in connection with the Transactions in respect of such properties.

(x)
The Leased Real Property is in good working order, is not under construction/subject to any renovation obligations, there are no outstanding work orders and the Real Property Leases have not been assigned, subleased or mortgaged.

(xi)	To the knowledge of the Seller, no expropriation proceedings are threatened or ongoing with respect to the Leased Properties.

(ii)	Personal Property.

(i)
The Seller Disclosure letter discloses all of the tangible personal or movable property owned by the Corporation (the “Owned Personal Property”). With respect to the Owned Personal Property: (A) the Corporation has good and valid title to the Owned Personal Property, free and clear of any Liens other than Permitted Liens; (B) there are no outstanding options or rights of first refusal to purchase the Owned Personal Property, or any portion thereof or interest therein; and (C) the current use of the Owned Personal Property complies with applicable Law in all material respects.

(ii)
The Seller Disclosure Letter discloses all tangible personal or movable property leased or subleased by the Corporation (the “Leased Personal Property”). With respect to the Leased Personal Property, (A) the lease or sublease agreement for such property is valid, legally binding, enforceable and in full force and effect, and the Corporation is not in breach of or in default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by the Corporation or permit termination, modification or acceleration by any third party thereunder, (B) no third party has repudiated or has the right to terminate or repudiate any such lease or sublease agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof, and (C) none of the lease or sublease agreements have been assigned by the Corporation in favour of any Person. No counterparty to any foregoing lease or sublease agreement is in default thereunder. There are no Liens, other than Permitted Liens, on the leaseholds or subleaseholds of the Corporation to any Leased Personal Property.

(iii)
All Owned Personal Property and Leased Personal Property is in each case: (A) in good working order for the purposes of on-going operation of the business of the Corporation; (B) in a reasonable state of repair and operational condition, subject to reasonable wear and tear; (C) adequate for the uses to which they are put; and (D) located at Trident 2, Styal Road, Manchester, England, M22 5XB and at Spectrum Point 279 Farnborough Road, Farnborough, Hampshire, England, GU14 7LS.

(jj)	Material Contracts.

(i)
The Seller Disclosure Letter sets out a complete and accurate list of all Material Contracts as of the date hereof and true, correct and complete copies of all Material Contracts as of the date hereof (including all amendments, assignments and supplements thereto) have been provided in the virtual data room in respect of the Transaction. As of the date hereof, no such Contract has been modified, rescinded or terminated by the Corporation or any other party to such Contract.

(ii)
The Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default or breach of, or to have violated, any Material Contract.

(iii)
Each Material Contract is legal, valid and binding on the Corporation and, to the knowledge of the Seller, each other party thereto and in full force and effect and is enforceable against, the Corporation and each other party thereto, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity).

(iv)
There exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or circumstance, would become a breach of, or a default or event of default under, or a violation of, any Material Contract. No Consent of, or notice to, any Person is required in order for the Purchaser to continue to have the full benefit of each Material Contract after Closing.

(v)
the Corporation has not received any notice that any party to a Material Contract intends to cancel, terminate or otherwise adversely modify or not renew its relationship with the Corporation and, to the knowledge of the Seller, no such action has been threatened.

(vi)
The Corporation has not violated or breached any of the terms or conditions of any Material Contract to which it is a party or bound (or received any notice with respect to any such violation of breach) and all of the covenants to be performed and the obligations to be fulfilled by any other party to such Contract have been fully performed and fulfilled.

(vii)	The Corporation has not entered into any customer Contract offering pricing or discounts that are outside of the Ordinary Course.

(viii)	[***]

(kk)	Restrictions on Conduct of Business. The Corporation is not a party to, nor is it bound by, any non-competition agreement or any other Contract or Authorization which purports to:

(i)	limit the manner (including any business practice) or the localities in which all or any portion of the business of the Corporation may be conducted;

(ii)	limit any lines of business of the Corporation; or

(iii)	restrict any acquisition or disposition of any assets or property by the Corporation.

(ll)	Intellectual Property.

(i)
The Seller Disclosure Letter sets forth a complete and accurate list of all Intellectual Property of the Corporation and its Affiliates that is material to the conduct of the business of the Corporation, including any Intellectual Property embodied or used in any products of the Corporation, and indicating for each, the owner, and where the owner is not the Corporation, the basis of the Corporation’s right to use. The Corporation is not the legal or beneficial owner of any Registered Intellectual Property, and has not filed any Registered Intellectual Property.

(ii)
The Corporation owns and possesses all right, title and interest in and to, or has a valid and enforceable written license to use, all Intellectual Property used in or necessary for the conduct of the business of the Corporation, including any Intellectual Property embodied or used in any products of the Corporation (collectively, the “Corporation Intellectual Property”), in each case free and clear of all Liens (other than Permitted Liens).

(iii)
The Proprietary Information and Technology included in the Corporation Intellectual Property collectively constitutes all of the Proprietary Information and Technology necessary for the Corporation’s conduct of the business of the Corporation as presently conducted and as it has been conducted in the five (5) years prior to the date of this Agreement.

(iv)
None of the products of the Corporation nor any other aspect of the conduct of the business of the Corporation infringes upon or otherwise violates, or has infringed or otherwise violated, the Intellectual Property rights of any other Person.

(v)
No Person is infringing upon, diluting or reducing the goodwill associated with or otherwise violating any of the Intellectual Property rights of the Corporation or embodied or used in any products of the Corporation.

(vi)
There is no proceeding pending against or, to the knowledge of the Seller, threatened against or affecting the Corporation relating to the use of, ownership, validity or enforceability of any Intellectual Property or alleging any infringement or violation by the Corporation or a customer of the Corporation, of any Intellectual Property right of any other Person.

(vii)
Except as disclosed in the Seller Disclosure Letter, the Corporation is not subject to any outstanding Authorization, judgments, orders, decisions, rulings of a Government Authority, or settlement agreement that restricts in any manner the use, transfer or licensing of any Intellectual Property by the Corporation.

(viii)
The Corporation has taken reasonable steps in accordance with normal industry practice to protect and preserve the confidentiality of the trade secrets and other confidential information included in the Corporation Intellectual Property and there has been no unauthorized use or disclosure of any such trade secrets or other confidential information by any Person. All current and former employees and contractors of the Corporation and any third party having access to trade secrets or other confidential information through the Corporation or its Affiliates have executed a written agreement with the Corporation regarding the protection of such trade secrets and other confidential information. In the last three (3) years, there has been no material breach of confidentiality obligations on the part of the Corporation or any of its Affiliates or, to the knowledge of the Seller, with respect to trade secrets or other confidential information by any other Person.

(ix)
No royalty or other fee is required to be paid by the Corporation to any other Person in respect of the use of any Intellectual Property and there are no restrictions on the ability of the Corporation or any successor to, or assignee from, the Corporation to use and exploit all rights in Corporation Intellectual Property.

(x)
The Corporation has secured from all (i) current and former employees, consultants, advisors and independent contractors of the Corporation who alone or jointly with others contributed to or participated in the conception, reduction to practice, creation or development of any Corporation Intellectual Property (including any Corporation Registered Intellectual Property), and (ii) named inventors of Patents and Patent applications included in the Corporation Intellectual Property owned by the Corporation (any Person described in paragraph (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Corporation Intellectual Property (unless (A) ownership of such right, title and interest in such Corporation Intellectual Property is automatically vested in the Corporation by operation of law, or (B) ownership of any such right, title and interest in such Corporation Intellectual Property are not assignable to the Corporation under applicable Law in which case the Corporation has obtained a perpetual, irrevocable, royalty-free license to use such rights). The Corporation has obtained waivers of all moral rights in favour of the Corporation for all copyright works within the Corporation Intellectual Property. The Corporation has at all times complied in all material respects with applicable Laws relating to remuneration or compensation due to Authors for the assignment of Intellectual Property and there are no outstanding claims from any Author in respect of such remuneration or compensation.

(xi)
Except as disclosed in the Seller Disclosure Letter, at no time during the conception of or reduction to practice of any of the Corporation Intellectual Property (including any Corporation Registered Intellectual Property) was the Corporation (i) operating under any grants related to such Corporation Intellectual Property from any Governmental Authority or agency, or from any university, college, other educational institution military, multi-national, bi-national or international organization or research center (each an “R&D Sponsor”), or (ii) performing (directly or indirectly) research sponsored by any R&D Sponsor. No R&D Sponsor has any claim of right to ownership of, or other Lien on, any Corporation Intellectual Property owned by the Corporation or any Corporation Registered Intellectual Property.

(xii)
The Corporation has not (i) incorporated into, or combined Open Source Materials with, any Corporation Intellectual Property, products of the Corporation, or (ii) distributed Open Source Materials in conjunction with any Corporation Intellectual Property or products of the Corporation, in each case of (i) and (ii), in such a way that creates obligations for the Corporation or any of its Affiliates to disclose or distribute any source code, license the Corporation Intellectual Property, products of the Corporation for the purpose of making modifications or derivative works, or redistribute the Corporation Intellectual Property or products of the Corporation at no charge.

(xiii)
The Corporation is not and has not ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Corporation to grant or offer to any other Person any license or right to any Intellectual Property.

(xiv)
The consummation of the Transactions will not alter, impair or extinguish the Corporation’s (A) rights in any of the Intellectual Property of the Corporation, or (B) rights in any Intellectual Property that is material to the operation of the business of the Corporation as presently conducted and as it has been conducted in the five (5) years prior to the date of this Agreement, in either case, in a manner that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Corporation.

(mm)	IT Systems.

(i)	The Seller Disclosure Letter sets out a complete and accurate list of all of the Corporation’s IT Systems.

(ii)
Except as set out in the Seller Disclosure Letter, none of the Corporation’s IT Systems depends upon any service, technology or data of any Person other than the Corporation. Except as set out in the Seller Disclosure Letter, such IT Systems are sufficient for the conduct of the business of the Corporation in the Ordinary Course after Closing. The Corporation uses reasonable means, consistent with industry practice, to protect the security and integrity of all such IT Systems. The use of any IT Systems by the Corporation does not exceed the scope of the rights granted to the Corporation with respect thereto, including any applicable limitation upon the usage, type or number of licences, users, hardware, time, services or systems. No material changes or upgrades to the Corporation’s IT Systems are expected to be required for the business of the Corporation in the next three (3) years.

(iii)
The Corporation has in place appropriate physical, organizational and technological security measures, processes and safeguards to secure the Corporation’s IT Systems and business data or customer data from unauthorized use, copying, disclosure, modification, theft, destruction, threats and Disabling Codes that a reasonably prudent and diligent commercial entity would undertake in similar circumstances.

(iv)
No written notice of a defect or default has been sent or received by the Corporation in respect of any license or lease under which the Corporation receives or obtains Information Technology and there are no circumstances that would reasonably be expected to result in such a notice.

(v)
The Corporation maintains commercially reasonable data back-up procedures and data recovery procedures and tools to safeguard against loss or corruption of business or customer data in the event of a failure of the Corporation’s IT Systems. Disaster recovery plans are in place for the Corporation and are designed to ensure that, in the event of a failure of the Corporation’s IT Systems operated by or on behalf of the business of the Corporation, such IT Systems and the data and other material contained therein can be recovered or replaced by the Corporation without disruption to the business of the Corporation. There has been no unauthorized access or breach of or security incident relating to the Corporation’s IT Systems.

(vi)
The Corporation has not deposited any IT Systems or Intellectual Property (or any matter required to use or exploit such IT Systems or Intellectual Property) with any escrow agent and the Corporation does not have, except as provided in this Agreement and in favour of the Purchaser, any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the such materials to any escrow agent or other Person.

(vii)	To the knowledge of the Seller, none of the Software:

(A)
contains any bug, defect or error that materially and adversely affect the use, functionality or performance of such Software or any product or system containing or used in conjunction with such Software; or

(B)
fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Software or any product or system containing or used in conjunction with such Software.

(viii)
To the knowledge of the Seller, no IT Systems of the Corporation contain any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus”, “worm”, “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have or capable of performing or facilitating, any of the following functions:

(A)
disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or

(B)	compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s Consent (collectively, “Malicious Code”).

(ix)
The Corporation has implemented, and the Corporation maintains, industry standard measures designed to prevent the introduction of Malicious Code into the Corporation’s IT Systems, including firewall protections and regular virus scans and for taking and storing on-site and off-site back-up copies of Software and critical data.

(x)
The Corporation possesses a sufficient number of licenses for any Software provided by any Person (“Third Party Software”) and used by the Corporation that is material to the operations of the Corporation. No Consent of, or notice to, any Person is required in order for the Purchaser to continue to have the full benefit of any Third Party Software. The Corporation is not in breach or default of any Contract pursuant to which the Corporation has received a license or the right to access Third Party Software, the Corporation is not using the Third Party Software outside the scope of the license or right to access provided by any Person, and the Corporation’s use of the Third Party Software is not in excess of the number of licenses paid for by the Corporation.

(nn)	Products, Services and Related Liabilities.

(i)
The products of the Corporation produced, and the services provided, by the Corporation meet the requirements of applicable Law in all material respects. All products provided by the Corporation to its customers have been provided in accordance with applicable Law.

(ii)
The Corporation has not received any claim and, to the knowledge of the Seller, there are no incidents that could reasonably be expected to give rise to a claim for or based upon a breach of any product of the Corporation warranty, strict liability in tort, negligent manufacture of product, negligent provision of services or any product complaint, adverse event report or any other similar allegation of liability, including or resulting in product (voluntary or involuntary) recalls and including or resulting in bodily injury or property damage, arising from the conduct of the business of the Corporation, the products of the Corporation or the performance of any services by the Corporation, and, to the knowledge of the Seller, there is no basis for any such claim or breach.

(iii)
All warranty and repair claims made with respect to, or in connection with, the products, goods or services manufactured, constructed, installed, distributed or sold by the Corporation have been administered in accordance with policies and procedures standard in the industry. Such claims have consisted only of routine warranty and repair claims for the return of defective or non-conforming merchandise and the claims have, individually and in the aggregate, not exceeded $25,000 in total replacement and servicing cost in the last three (3) years.

(iv)	There are no pending or, to the knowledge of the Seller, threatened civil, criminal or administrative investigations or proceedings relating to:

(A)
any alleged hazard or defect in design, manufacture, construction, installation, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty, relating to any service provided or product manufactured, installed, distributed or sold by or on behalf of the Corporation; or

(B)	any breach of any of the product warranties, indemnities or performance guarantees given to customers of the business of the Corporation.

(v)
The Corporation requires no Authorizations to operate its facilities in accordance with applicable Law. The Corporation has not received any written notice or, to the knowledge of the Seller, oral notice that the facilities of the Corporation are in default of any Authorizations, nor has the Corporation received any written notice or, to the knowledge of the Seller, oral notice of any withdrawal, modification, cancellation or suspension of any Authorizations relating to the facilities of the Corporation.

(oo)
Cybersecurity. To the knowledge of the Seller, there has been no Security Breach or other compromise of or relating to any of the Corporation’s IT Systems, data (including Personal Information and the data of the Corporation’s customers, Employees, suppliers, vendors and any third party data maintained by or on behalf of any of them), equipment or technology, and (A) the Corporation has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any Security Breach or other compromise to its IT Systems, data (including Personal Information and the data of the Corporation’s customers, Employees, suppliers, vendors and any third party data maintained by or on behalf of any of them), equipment or technology, and (B) the Corporation is presently in material compliance with all applicable Laws and in material compliance with all contractual obligations relating to the privacy and security of its IT Systems, data (including Personal Information and the data of the Corporation’s customers, Employees, suppliers, vendors and any third party data maintained by or on behalf of any of them), equipment and technology, and/or to the protection of such IT Systems, data (including Personal Information and the data of the Corporation’s customers, Employees, suppliers, vendors and any third party data maintained by or on behalf of any of them), equipment or technology from unauthorized or unlawful use, access, disclosure, modification or other Processing. There have been no internal or external audits of the Corporation’s IT Systems or the Corporation’s privacy or security practices in which material exceptions or deficiencies were noted and not promptly resolved by the Corporation.

(pp)	Privacy, Security and Anti-Spam.

(i)
The Corporation has (A) complied and is in compliance, in all material respects, with all applicable Laws governing, and all applicable contractual obligations to third parties relating to privacy, data protection, Processing, and/or security of Personal Information including, without limitation, with respect to obtaining Consent and/or authorization to collect, use and disclose Personal Information; (B) implemented all confidentiality, security and other protective measures required in connection with (A) above; and (C) complied and is in compliance, in all material respects, with all internal policies regarding Personal Information. No written notices, complaints or other communications have been received by, and no claims are pending (whether by a Governmental Authority or Person), or, to the knowledge of the Seller, threatened against the Corporation alleging a violation of any third party’s privacy rights or other rights relating to Personal Information including any alleged violation of applicable Laws, contractual obligations or internal or external privacy policies.

(ii)
The Corporation has adopted privacy policies appropriate to the sensitivity of the Personal Information collected, used and disclosed by the Corporation to the extent required by applicable privacy Laws.

(iii)
The Corporation maintains commercially reasonable measures, including when using vendors, appropriate written policies and procedures and appropriate organizational, physical, administrative and technical safeguards, designed to protect the privacy, confidentiality, integrity and security of Personal Information, including against a Security Breach, consistent with industry standards and practices and applicable Law. The Corporation periodically assesses risks to the privacy, confidentiality, integrity and security of Personal Information and has implemented a vulnerability management program consistent with general industry practice.

(iv)
To the knowledge of the Seller, during the three (3) years prior to the date hereof, (A) the Corporation has not experienced any actual or reasonably suspected Security Breach, and (B) there have been no material disruptions in the Corporation’s IT Systems, business and/or operations.

(v)
To the knowledge of the Seller, none of the Corporation’s vendors have experienced any security incident or breach involving unauthorized or unlawful use, access, disclosure, modification or other Processing of Personal Information, including any such incident or breach that may require notification to any Person, any Government Authority or any entity under any Law to which the vendor is subject.

(vi)
The Corporation has obtained any and all required rights, permissions, authorizations and Consents to permit the transfer of Personal Information in connection with the Transactions, and for the Processing of any Personal Information maintained by or for the Corporation to the extent required in connection with the operation of the Corporation’s business as currently conducted.

(qq)	Insurance.

(i)
The Corporation carries or is entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is currently, and since December 31, 2019, has continuously been in full force and effect. As of the date hereof, the Corporation has no reason to believe that it will not be able to: (A) renew its existing insurance coverage as and when such policies expire; or (B) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not, singly or in the aggregate, result in a Material Adverse Effect with respect to the Corporation. The Corporation has not been denied any insurance coverage which it has sought or for which it has applied.

(ii)
There is no claim pending under any insurance policy of the Corporation that has been denied, rejected, questioned, disputed or otherwise managed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. All proceedings covered by any of the insurance policies has been properly reported to and accepted by the applicable insurer.

(rr)
Books and Records. All accounts (including management accounts), Books and Records, registers, ledgers, and supporting documents of the Corporation are materially up to date and accurately and fairly reflect all material matters required to be dealt with in such accounts, Books and Records, registers, ledgers, and supporting documents in all material respects, in accordance with all applicable Laws. All accounts, Books and Records, registers, ledgers, and supporting documents are in possession (or under the control) of the Corporation and will be available in the Ordinary Course following Closing.

(ss)	Sanctions, Anti-Money Laundering and Anti-Corruption.

(i)
Neither the Seller nor the Corporation has been notified that any investigation, review, enquiry, proceeding or claim in respect of the affairs of the Corporation or the affairs of any of its Associated Persons is being or has been initiated, conducted or is threatened or pending by any governmental, administrative, judicial, regulatory or other body, authority or organisation in relation to any Financial Crime Law, the Modern Slavery Act 2015 or otherwise, and, to the knowledge of the Seller, there are no circumstances likely to give rise to any such investigation, enquiry, proceeding or claim.

(ii)
Neither the Corporation nor, to the knowledge of the Seller, any of its respective directors, officers, employees (past or present) or any of their other respective Associated Persons is or has at any time engaged in any activity, practice or conduct or has taken any action or failed to act, directly or indirectly, which would or is likely to constitute an offence under:

(A)	any Financial Crime Law; or

(B)	the UK Modern Slavery Act 2015.

(iii)
Neither the Corporation nor, to the knowledge of the Seller, any of its directors (past or present), current officers or current employees or Associated Persons: (A) is a Sanctioned Person; (B) has, within the past five (5) years, engaged in any unlawful business or dealings, directly or indirectly, involving any Sanctioned Person; or (C) has pending or, to the knowledge of the Seller, threatened claims against it with respect to Sanctions.

(iv)
The Corporation has at all times had in place Adequate Procedures, including the policies disclosed in the Seller Disclosure Letter. The Seller Disclosure Letter contains full details of the procedures adopted and steps taken by the Corporation to implement, monitor and review and ensure compliance with the Adequate Procedures as regards itself and its Associated Persons.

(tt)	Export Control Laws.

Within the past five (5) years, the Corporation has been in compliance with all applicable Export Control Laws and no claims concerning the liability of the Corporation under such Laws are unresolved. Without limiting the foregoing, within the past five (5) years: (A) the Corporation has obtained all import and export licenses and all other notices, authorizations, declarations and filings required for the export, import, re-export or transfer of goods, services, software and technology required for the movement of finished products; (B) no Governmental Authority has initiated any proceeding or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of any Authorization under Export Control Laws or debarment or denial of future Authorizations under Export Control Laws against the Corporation or its directors, officers, Employees or agents in connection with any actual or alleged violation of any applicable Export Control Laws; and (C) there have been no written claims, investigations or requests for information, other than as part of any export license request, by a Governmental Authority with respect to the Corporation’s Authorizations and compliance with applicable Export Control Laws.

(uu)	Insolvency.

(i)	The Corporation has not become insolvent under the laws of its jurisdiction of incorporation.

(ii)
The Corporation has not ceased to carry on business by reason of its insolvency, stopped payment of its debts or any class of them or entered into any compromise or arrangement in respect of its debts or any class of them, nor has any step been taken to do any of those things.

(iii)
The Corporation has not been dissolved or entered into liquidation, administration, moratorium, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction or any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction, nor has a petition been presented or other step been taken by any Person with a view to any of those things.

SCHEDULE “C”

WARRANTIES OF THE PURCHASER

(a)
Organization and Qualification. The Purchaser is a corporation formed and validly existing under the Laws of its jurisdiction of incorporation and has all corporate power and capacity to own its assets as now owned and to carry on its business as it is now being conducted. The Purchaser is duly registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not prevent, adversely impair or materially delay the consummation of the Transactions.

(b)
Corporate Authorization. The execution, delivery and performance by the Purchaser, of this Agreement and the consummation by the Purchaser of the Transactions are within the Purchaser’s corporate power and capacity and have been duly authorized by the Purchaser and no other proceedings on the part of either of the Purchaser are necessary to authorize this Agreement or the Transactions.

(c)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Purchaser and, assuming the due authorization, execution and delivery by the Seller, constitutes a valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting rights of creditors and equitable remedies, including specific performance, which are discretionary and may not be ordered.

(d)
Governmental Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions require no Consent, approval or authorization of or any action by or in respect of, or filing, recording, registering or publication with, or notification to any Governmental Authority other than: (i) receipt of the Required Consents and Authorizations; and (ii) any actions or filings the absence of which would not reasonably be expected to materially or adversely impair the ability of the Purchaser to complete the Transactions.

(e)
Non-Contravention. The execution, delivery and performance by each of the Purchaser of this Agreement and the consummation of the Transactions do not and shall not: (i) contravene, conflict with, or result in any violation or breach of the Purchaser’s constating documents or other comparable organizational documents of the Purchaser; or (ii) assuming compliance with the matters, or obtaining the approvals, referred to in Section (d) of this Schedule “C” above, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or any license, approval, Consent or authorization held by the Purchaser, as the case may be, or any Authorization issued by a Governmental Authority.

SCHEDULE “D”

FORM OF NON-COMPETITION AGREEMENT

SCHEDULE “E”

FORM OF INVESTOR RIGHTS AGREEMENT

SCHEDULE “F-1”

FORM OF SIL PROMISSORY NOTE I

SCHEDULE “F-2”

FORM OF SIL PROMISSORY NOTE II

SCHEDULE “F-3”

FORM OF SUK PROMISSORY NOTE

SCHEDULE “G”

FORM OF LICENSE AGREEMENT

SCHEDULE “H”

FORM OF ESCROW SERVICE AGREEMENT

SCHEDULE “I”

FORM OF MASTER PURCHASE AGREEMENT

SCHEDULE “J”

FORM OF TRANSITION SERVICES AGREEMENT

SCHEDULE “K”

FORM OF DIGITAL PAYLOAD LICENSE AGREEMENT

 SCHEDULE “L”

ITA WITHHOLDING CERTIFICATE

SCHEDULE “M”

SECURITY AGREEMENTS

Exhibit 99.1

SatixFy Announces Strategic $60 Million Transaction including a Commercial Agreement & Subsidiary Sale with MDA

Rehovot, Israel, August 31, 2023. SatixFy Communications Ltd. (“SatixFy”) (NYSE AMERICAN: SATX), a leader in next-generation satellite communication systems based on in-house-developed chipsets, today announced a $60 million transaction with MDA Ltd. (“MDA”) (TSX: MDA), a leading provider of advanced technology and services to the rapidly expanding global space industry.

The strategic transaction establishes cooperation between the companies, to utilize SatixFy’s revolutionary digital payload chip based technology to advanced digital satellite payloads, which the parties believe to be unparalleled in today’s market, and is expected to open up SatixFy’s solutions to broader markets as well as new customers. SatixFy has decided strategically to focus its space business on being a technology provider to satellite payload design companies offering its unique digital multi beam forming and beam-hopping on-board-processing radiation hardening chipsets.

The transaction is a combination of a $40 million share purchase agreement, selling SatixFy’s holdings in its SatixFy Space Systems UK Ltd, one of SatixFy’s UK based subsidiaries, to MDA as well as an additional $20 million in advanced payments under new commercial agreements which includes the previous $10 million advanced payment made in June to be applied to future orders of space grade chips. SatixFy Space Systems is SatixFy’s satellite payload subsidiary expert in the development of digital satellite payloads systems and subsystems, including digital beam forming antennas and on-board processing. SatixFy will continue to retain all its related ASIC intellectual property and new chips’ development to support the growing market and customers building satellite digital payloads.

The transaction is subject to customary closing conditions, including regulatory, lender and other third party and shareholder approvals and is expected to occur in the fourth quarter of 2023.

Nir Barkan, Acting CEO of SatixFy, commented, “This landmark agreement for SatixFy with MDA, a leading provider of advanced satellite technology, is a major achievement for SatixFy. We recently took the strategic decision to focus our satellite business on our core competencies of development of groundbreaking chipsets supporting multi beam digital antennas and on board processing for the space industry and advanced ground terminals.

Today’s announcement is an integral part of that strategy and brings SatixFy’s cutting-edge space chipsets into MDA’s digital payloads, representing a strong step forward in the commercialization of our technology. It demonstrates our market leadership in providing space-grade chips technologies for next-generation satellites and positions SatixFy as a leading innovator in the satellite communications industry and strengthens our competitive positioning. Furthermore, we expect that this transaction will increase our chipset sale into satellite digital payloads and will lead to increased collaboration between MDA and SatixFy in new areas. MDA has been a steadfast SatixFy customer, and we are thrilled to fortify this relationship further. In addition, we will continue to expand our ground terminals and chipset offering to the satellite communication markets.“

“The acquisition of SatixFy’s digital payload division advances MDA’s satellite systems strategy as we continue to invest and expand in next generation satellite technology and talent to meet growing customer demand,” said Mike Greenley, CEO of MDA. “MDA and SatixFy have worked together to advance our digital satellite technology solutions and our teams are well acquainted, highly complementary and collaborative. This acquisition is a natural next step in solidifying and strengthening our market position and addressing customer demand as we continue to capitalize on the growth in the Low Earth Orbit (LEO) satellite communication market.”

About SatixFy

SatixFy develops end-to-end next-generation satellite communications systems, including satellite payloads, user terminals and modems, based on powerful chipsets that it develops in house.

SatixFy’s products include modems that feature Software Defined Radio (SDR) and Fully Electronically Steered Multi Beam Antennas (ESMA) that support the advanced communications standard DVB-S2X. SatixFy’s innovative ASICs improve the overall performance of satellite communications systems, reduce the weight and power requirements of terminals and payloads, and save real estate for gateway equipment. SatixFy’s advanced VSATs and multi-beam fully electronically steered antenna arrays are optimized for a variety of mobile applications and services, using LEO, MEO and GEO satellite communications systems, for aero/in-flight connectivity systems, high-end communications-on-the-move applications, and more.

SatixFy is headquartered in Rehovot, Israel with additional offices in the UK, US and Bulgaria.

For more information, please refer to www.SatixFy.com.

ABOUT MDA

Serving the world from its Canadian home and global offices, MDA (TSX:MDA) is an international space mission partner and a robotics, satellite systems and geointelligence pioneer with a 50-year story of firsts on and above the Earth. With over 2,800 employees across Canada, the US and the UK, MDA is leading the charge towards viable Moon colonies, enhanced Earth observation, communication in a hyper-connected world, and more. With a track record of making space ambitions come true, MDA enables highly skilled people to continually push boundaries, tackle big challenges, and imagine solutions that inspire and endure to change the world for the better, on the ground and in the stars. Learn more by visiting mda.space.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to substantial risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to a variety of factors, including, but not limited to, those identified under the section titled “Item 3. Key Information — D. Risk Factors” in our Annual Report on Form 20-F, filed with the Securities and Exchange Commission (the “SEC”) on May 1, 2023 (the “20-F”), and SatixFy’s other filings with the SEC from time to time. These risks and uncertainties include, but are not limited to, the following: SatixFy has limited capital currently available and will need to raise additional capital in the immediate future to fund its operations and develop its technology and chips and satellite communications systems; SatixFy may be unable to raise sufficient capital on favorable or acceptable terms, if at all, and make the necessary investments in technology development; the risk that the transaction with MDA, for the sale of all of the outstanding ordinary shares of SatixFy Space Systems UK Ltd. (“SatixFy Space Systems”) will not close or that some or all of the expected benefits of the transaction to SatixFy will not be achieved, including, but not limited to, as a result of conditions placed by regulators, lenders or other third parties on the transaction; the risks associated with the potential loss of revenue resulting from the sale of SatixFy Space Systems; the risk that, upon the consummation of the sale of SatixFy Space Systems and the commercial agreements with MDA and its affiliates, SatixFy will be unable to perform its contractual commitments to MDA and its affiliates, which could result in, among other things, limitations on its ability to use or dispose of its intellectual property related to its Prime2 and Sx4000 space grade chips and/or the obligation to repay to MDA significant amounts advanced by MDA; the risk that the transaction will not give SatixFy a significant competitive advantage or open up its products to broader markets, as well as new customers; the risk that the transaction will not to lead to increased collaboration between MDA and SatixFy;  the risk that the transaction will not represent a strong step forward in the commercialization of SatixFy’s technology or increase SatixFy’s chipset sale into satellite digital payloads and the risk that SatixFy will not expand its ground terminals and chipset offering to the satellite communication markets; SatixFy is an early stage company with a history of losses, has generated less revenues than its prior projections, and has not demonstrated a sustained ability to generate predictable revenues or cash flows and may not generate revenue as expected.

This press release contains forward–looking information within the meaning of applicable securities legislation, which reflects the Company's current expectations regarding future events. Forward–looking information is based on a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those that are disclosed in or implied by such forward–looking information. Such risks and uncertainties include, but are not limited to, the factors discussed under "Risk Factors" in MDA's Annual Information Form available on SEDAR at www.sedar.com. MDA does not undertake any obligation to update such forward–looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

Contacts

Investor Contact:
Kenny Green & Ehud Helft, EK Global IR, satixfy@ekglobal.com

Media Contact:
Helena Itzhak / Aviv Sax Nahamoni, info@satixfy.com

SAT-COM

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